EXHIBIT 10.13

EXECUTION VERSION

TERM LOAN AGREEMENT

dated as of May 30, 2014,

among

U.S. XPRESS ENTERPRISES, INC.,

as Borrower

NEW MOUNTAIN LAKE HOLDINGS, LLC,

as Holdings

THE LENDERS FROM TIME TO TIME PARTY HERETO

and

WILMINGTON TRUST, NATIONAL ASSOCIATION

as administrative and collateral Agent

PROVIDENCE EQUITY CAPITAL MARKETS LLC,

as Sole Lead Arranger

i

(continued)

(continued)

(continued)

Schedules
Schedule I	Term Loan Commitments
Schedule 3.1(b)(vii)	Third Party Credit Agreements and Equipment Lease Facilities
Schedule 4.1(b)	Loan Party Equity Interests
Schedule 4.1(c)	Subsidiaries
Schedule 4.1(d)	Equity Rights
Schedule 4.6(b)	Litigation
Schedule 4.10	ERISA
Schedule 4.11	Environmental Conditions
Schedule 4.14	Outstanding Indebtedness
Schedule 4.19	Employees and Labor Matters
Schedule 4.21	Real Estate
Schedule 4.23	Material Contracts
Schedule 5.1	Financial Reporting
Schedule 5.19	Post-Closing Deliverables
Schedule 7.2	Existing Liens
Schedule 7.5	Nature of Business
Schedule 7.9	Existing Investments
Schedule 7.10	Transactions with Affiliates

Exhibits

Exhibit 2.1(c)	Form of Notice of Borrowing
Exhibit 3.1	Closing Checklist
Exhibit 5.1(c)	Form of Compliance Certificate
Exhibit 10.4(b)	Form of Assignment and Acceptance

v

TERM LOAN AGREEMENT

THIS TERM LOAN AGREEMENT (this “Agreement”) is made and entered into as of May 30, 2014, by and among U.S. XPRESS ENTERPRISES, INC., a Nevada corporation (the “Borrower”), NEW MOUNTAIN LAKE HOLDINGS, LLC, a Nevada limited liability company (“Holdings”), the several banks and other financial institutions and lenders from time to time party hereto (the “Lenders”), and WILMINGTON TRUST, NATIONAL ASSOCIATION, in its capacity as administrative and collateral agent for the Lenders (the “Agent”).

W I T N E S S E T H:

WHEREAS, the Borrower has requested that the Lenders provide an initial term loan in the principal amount of $275,000,000 for the purposes set forth herein, and the Lenders are willing to do so on the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained, the Borrower, Holdings, the Lenders and the Agent hereby covenant and agree as follows:

ARTICLE I

DEFINITIONS; CONSTRUCTION

Section 1.1.                                Definitions. In addition to the other terms defined herein, the following terms used herein shall have the meanings herein specified (to be equally applicable to both the singular and plural forms of the terms defined):

“1031 Exchange Account” shall mean a deposit account of a Loan Party which is (a) maintained at a depository bank selected by a qualified exchange intermediary contracted with by a Loan Party and (b) maintained solely for purposes of receipt of the Net Cash Proceeds received by such Loan Party in connection with a Permitted Disposition; provided that (i) if such qualified exchange intermediary is a lender or other secured party under the ABL Facility, any such depository bank shall have waived any rights of set-off or recoupment it may have and (ii) if such qualified exchange intermediary is a lender or other secured party under any other Material Indebtedness of the Loan Parties, the Loan Parties shall use their best efforts to ensure that any such depository bank shall have waived any rights of set-off or recoupment it may have, in each case, with respect to amounts contained in any such 1031 Exchange Account.

“ABL Agent” shall mean Wells Fargo Bank, National Association as administrative agent and collateral agent under the proposed ABL Facility.

“ABL Facility” shall mean that certain Amended and Restated Credit Agreement by and among ABL Agent, as administrative agent and collateral agent, lead arranger and sole book runner, Regions Bank, as syndication agent, the lenders party thereto, New Mountain Lake Holdings, LLC, as “Parent”, and the borrowers named therein, dated as of May 30, 2014, and all other Loan Documents (as defined in the ABL Facility) entered into in connection therewith and as such ABL Facility may be amended, restated, supplemented, modified, replaced or refinanced from time to time in accordance with the terms of the Intercreditor Agreement.

“Account” shall mean an account (as that term is defined in the UCC).

“Account Debtor” shall mean any Person who is obligated on an Account, chattel paper, or a general intangible.

“Acquired Debt” shall mean Indebtedness of a Person whose assets or equity interests are acquired by the Borrower or any of its Subsidiaries in a Permitted Acquisition; provided, that such Indebtedness (a) was in existence prior to the date of such Permitted Acquisition, and (b) was not incurred in connection with, or in contemplation of, such Permitted Acquisition.

“Acquisition” shall mean (a) the purchase or other acquisition by a Person or its Subsidiaries of all or substantially all of the assets of (or any division or business line of) any other Person, or (b) the purchase or other acquisition (whether by means of a merger, consolidation, or otherwise) by a Person or its Subsidiaries of all or substantially all of the equity interests of any other Person.

“Additional Documents” shall have the meaning specified in Section 5.12.

“Adjusted LIBO Rate” shall mean, with respect to each Interest Period, the rate per annum obtained by dividing (i) LIBOR for such Interest Period by (ii) a percentage equal to 1.00 minus the Eurodollar Reserve Percentage.

“Adjusted Net Senior Funded Debt” means (a) the sum, without duplication, of Indebtedness of the Borrower and its Subsidiaries determined on a consolidated basis relating to (i) borrowed money including the issuance of notes and bonds, (ii) the deferred purchase price of property or assets, (iii) capitalized leases, and (iv) the maximum drawing amount of all letters of credit (other than those in respect of insurance and performance or surety bonding obligations in an aggregate amount not to exceed $70,000,000), minus (b) the principal amount of the Permitted Subordinated Indebtedness (including any interest paid in kind and added to the principal amount of the Permitted Subordinated Indebtedness), minus, (c) if, and only if, less than $7,500,000 of loans are outstanding under the ABL Facility, all unrestricted cash of the Loan Parties in which the Agent has a perfected security interest not in excess of $145,000,000, plus (d) the Operating Lease Amount.

“Adjusted Operating Income” means, for any fiscal period, Consolidated EBITDA minus depreciation and amortization of the Borrower and its Subsidiaries determined in accordance with GAAP (including any amortization of an asset recorded as a capitalized lease).

“Adjusted Operating Ratio” means, for any period, the fraction (expressed as a percentage) equal to Base Revenue divided by Adjusted Operating Income.

“Administrative Questionnaire” shall mean, with respect to each Lender, an administrative questionnaire in the form provided by the Agent and submitted to the Agent duly completed by such Lender.

“Advisor” shall have the meaning specified in Section 6.4.

“Affiliate” shall mean, as to any Person, any other Person that directly, or indirectly through one or more intermediaries, Controls, is Controlled by, or is under common Control with, such Person. For the purposes of this definition, “Control” shall mean the power, directly or indirectly, either to (i) vote 10% or more of the securities having ordinary voting power for the election of directors (or persons performing similar functions) of a Person or (ii) direct or cause the direction of the management and policies of a Person, whether through the ability to exercise voting power, by control or otherwise. The terms “Controlled by”, and “under common Control with” have the meanings correlative thereto.  For the avoidance of doubt, the Agent and the Lenders will not be considered Affiliates of the Loan Parties.

“Agent” shall have the meaning assigned to such term in the opening paragraph hereof.

“Agent Fee Letter” shall mean that certain fee letter, dated as of May 30, 2014, between the Borrower and Wilmington Trust, National Association.

“Applicable ECF Percentage” shall mean, for any Fiscal Year, (i) 50% if the Leverage Ratio as of the last day of such Fiscal Year for the period of four Fiscal Quarters then ending was greater than 4.00:1.00, and (ii) 25% if the Leverage Ratio as of the last day of such Fiscal Year for the period of four Fiscal Quarters then ending was less than or equal to 4.00:1.00.

“Applicable Lending Office” shall mean, for each Lender, the “Lending Office” of such Lender (or an Affiliate of such Lender) designated in the Administrative Questionnaire submitted by such Lender or such other office of such Lender (or such Affiliate of such Lender) as such Lender may from time to time specify to the Agent and the Borrower as the office by which its Loans are to be made and maintained.

“Applicable Margin” shall mean, as of any date, with respect to the Loans, the percentage per annum determined by reference to the applicable Grid Leverage Ratio for the most recent period of four (4) Fiscal Quarters determined by reference to the Compliance Certificate for such period delivered pursuant to Section 5.1(a) as set forth in the pricing grid below (the “Pricing Grid”); provided that a change in the Applicable Margin resulting from a change in the Grid Leverage Ratio shall be effective on the second Business Day after the Borrower delivers each of the financial statements and the Compliance Certificate required by Section 5.1(a), except that in the case of the Compliance Certificate delivered in respect of the Fiscal Quarter that is the end of a Fiscal Year, such change in the Applicable Margin (up or down) shall take place retroactively to the second Business Day after the date that is forty-five (45) days after the end of such Fiscal Year; provided, further, that if at any time the Borrower shall have failed to deliver such financial statements and such Compliance Certificate when so required, in addition to any Default Interest that may be required pursuant to Section 2.7(b), the Applicable Margin shall be 10.50% per annum, of which the Margin Cash Component shall be 8.75% and the Margin PIK Component shall be 1.75%, until such time as such financial statements and Compliance Certificate are delivered, at which time the Applicable Margin shall be determined as provided above. Notwithstanding the foregoing, the Applicable Margin from the Closing Date until the date by which the financial statements and Compliance Certificate for the Fiscal Quarter ending June 30, 2014 are required to be delivered shall be 10.00%, of which the Margin Cash Component shall be 8.50% and the Margin PIK Component shall be 1.50%. During the term hereof, if any financial statement or Compliance Certificate delivered hereunder is shown to be inaccurate, and such inaccuracy, if corrected, would have led to the application of a higher Applicable Margin based upon the Pricing Grid (the “Accurate Applicable Margin”) for any period that such financial statement or Compliance Certificate covered, then (i) the Borrower shall immediately deliver to the Agent a correct financial statement or Compliance Certificate, as the case may be, for such period, (ii) the Applicable Margin shall be adjusted such that after giving effect to the corrected financial statements or Compliance Certificate, as the case may be, the Applicable Margin shall be reset to the Accurate Applicable Margin based upon the Pricing Grid for such period and (iii) the Borrower shall immediately pay to the Agent, for the account of the Lenders, the accrued additional interest owing as a result of such Accurate Applicable Margin for such period. The provisions of this definition shall not limit the rights of the Agent and the Lenders with respect to Section 2.7(b) or Article VIII.

Pricing Grid

Grid Leverage Ratio	Applicable Margin
Grid Leverage Ratio is greater than or equal to 5.00:1.00	The Applicable Margin shall 10.50% per annum, of which the Margin Cash Component shall be 8.75% and the Margin PIK Component shall be 1.75%
Grid Leverage Ratio is less than 5.00:1.00 but greater than or equal to 4.50:1.00	The Applicable Margin shall 10.00% per annum, of which the Margin Cash Component shall be 8.50% and the Margin PIK Component shall be 1.50%
Grid Leverage Ratio is less than 4.50:1.00 but greater than or equal to 4.00:1.00	The Applicable Margin shall 9.75% per annum, of which the Margin Cash Component shall be 8.375% and the Margin PIK Component shall be 1.375%
Grid Leverage Ratio is less than 4.00:1.00 but greater than or equal to 3.50:1.00	The Applicable Margin shall 9.50% per annum, of which the Margin Cash Component shall be 8.25% and the Margin PIK Component shall be 1.25%
Grid Leverage Ratio is less than 3.50:1.00	The Applicable Margin shall 9.25% per annum, of which the Margin Cash Component shall be 8.125% and the Margin PIK Component shall be 1.125%

“Approved Fund” shall mean any Person (other than a natural Person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business and that invests in, or is administered or managed by (i) a Lender, (ii) an Affiliate of a Lender or (iii) an entity or an Affiliate of an entity that administers, manages, advises or sub-advises (or is administered, managed, advised or sub-advised by) a Lender or an Affiliate of a Lender.

“Assignment and Acceptance” shall mean an assignment and acceptance entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 10.4(b)) and accepted by the Agent, in the form of Exhibit 10.4(b) attached hereto or any other form approved by the Agent.

“Bankruptcy Code” shall mean title 11 of the United States Code, as in effect from time to time.

“Base Rate” shall mean the higher of (i) the per annum rate which Wells Fargo, N.A. publicly announces from time to time to be its prime lending rate, as in effect from time to time, and (ii) the Federal Funds Rate, as in effect from time to time (any changes in such rate to be effective as of the date of any change in such rate), plus one-half of one percent (1/2%) per annum.  Notwithstanding the foregoing, in no event shall the Base Rate be less than 2.50% per annum.

“Base Revenue” means, with respect to the Borrower and its Subsidiaries for any fiscal period, determined on a consolidated basis in accordance with GAAP, total revenue minus fuel surcharge revenue.

“Borrower” shall have the meaning set forth in the introductory paragraph hereof.

“Business Day” shall mean any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the laws of, or are in fact closed in, the State of New York and, for purposes of determining the Adjusted LIBO Rate, that is also a day for trading by and between banks in Dollar deposits in the London interbank Eurodollar market.

“Capital Expenditures” shall mean, for any period, without duplication, (i) the additions to property, plant and equipment and other capital assets of the Borrower and its Subsidiaries that are (or would be) set forth on a consolidated statement of cash flows of the Borrower for such period prepared in accordance with GAAP, or have a useful life of more than one year and (ii) Capital Lease Obligations incurred by the Borrower and its Subsidiaries during such period. For the avoidance of doubt, Capital Expenditures includes any capital expenditures funded with Indebtedness.

“Capital Lease Obligations” of any Person shall mean all obligations of such Person to pay rent or other amounts under any lease (or other arrangement conveying the right to use) of real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.

“Capital Stock” shall mean any non-redeemable capital stock (or in the case of a partnership or limited liability company, the partners’ or members’ equivalent equity interest) of the Borrower or any of its Subsidiaries (to the extent issued to a Person other than the Borrower), whether common or preferred.

“Cash Equivalents” means (a) marketable direct obligations issued by, or unconditionally guaranteed by, the United States or issued by any agency thereof and backed by the full faith and credit of the United States, in each case maturing within 1 year from the date of acquisition thereof, (b) marketable direct obligations issued or fully guaranteed by any state of the United States or any political subdivision of any such state or any public instrumentality thereof maturing within 1 year from the date of acquisition thereof and, at the time of acquisition, having one of the two highest ratings obtainable from either S&P’s or Moody’s, (c) commercial paper maturing no more than 270 days from the date of creation thereof and, at the time of acquisition, having a rating of at least A-1 from S&P or at least P-1 from Moody’s, (d) certificates of deposit, time deposits, overnight bank deposits or bankers’ acceptances maturing within 1 year from the date of acquisition thereof issued by any bank organized under the laws of the United States or any state thereof or the District of Columbia or any United States branch of a foreign bank having at the date of acquisition thereof combined capital and surplus of not less than $1,000,000,000, (e) deposit accounts maintained with (i) any bank that satisfies the criteria described in clause (d) above, or (ii) any other bank organized under the laws of the United States or any state thereof so long as the full amount maintained with any such other bank is insured by the Federal Deposit Insurance Corporation, (f) repurchase obligations of any commercial bank satisfying the requirements of clause (d) of this definition or recognized securities dealer having combined capital and surplus of not less than $1,000,000,000, having a term of not more than 7 days, with respect to securities satisfying the criteria in clauses (a) or (d) above, (g) debt securities with maturities of 6 months or less from the date of acquisition backed by standby letters of credit issued by any commercial bank satisfying the criteria described in clause (d) above, and (h) Investments in money market funds substantially all of whose assets are invested in the types of assets described in clauses (a) through (g) above.

“CFC” shall mean a controlled foreign corporation (as that term is defined in the Code).

“CFC Indebtedness Limitation” shall have the meaning set forth in the definition of “Permitted Indebtedness”.

“Change in Control” shall mean the occurrence of one or more of the following events: (i) any sale, lease, exchange or other transfer (in a single transaction or a series of related transactions) of all or substantially all of the assets of the Borrower and/or its Subsidiaries to any Person or “group” (within the meaning of the Securities Exchange Act of 1934 and the rules of the Securities and Exchange Commission thereunder in effect on the date hereof), (ii) the Permitted Shareholders shall cease to own and control, beneficially and of record, at least 65% of the Capital Stock of Holdings, (iii) Holdings shall cease to own and control 100% of the issued and outstanding shares of Capital Stock of the Borrower, (iv) a majority of the members of the board of directors of the Borrower do not constitute Continuing Directors or (v) there shall occur a “Change in Control” (or any comparable term) under and as defined in the ABL Facility.

“Change in Law” shall mean (i) the adoption of any applicable law, rule or regulation after the date of this Agreement, (ii) any change in any applicable law, rule or regulation, or any change in the interpretation, implementation or application thereof, by any Governmental Authority after the date of this Agreement, or (iii) compliance by any Lender (or its Applicable Lending Office or for purposes of Section 2.12(b), by the parent corporation of such Lender) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement; provided that for purposes of this Agreement, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

“CIP Regulations” shall have the meaning set forth in Section 9.13.

“Closing Date” shall mean the date on which the conditions precedent set forth in Section 3.1 have been satisfied or waived in accordance with Section 10.2.

“Code” shall mean the Internal Revenue Code of 1986, as amended and in effect from time to time.

“Collateral” shall mean all property pledged or purported to be pledged pursuant to the Collateral Documents.

“Collateral Access Agreement” shall mean each landlord waiver granted to, and in form and substance reasonably acceptable to, the Agent.

“Collateral Account” shall mean a deposit account in the name of the Borrower maintained at Wells Fargo Bank, National Association and subject to a Control Account Agreement, in form and substance satisfactory to the Lead Lenders (or if there are no Lead Lenders, the Required Lenders); provided that, without limiting the foregoing, any such depository bank shall have waived any rights of set-off or recoupment it may have with respect to amounts contained in the Collateral Account.

“Collateral Documents” shall mean, collectively, the Guaranty and Security Agreement, the Pledge Agreement, the Mortgages, the Control Account Agreements, the Perfection Certificate, all Copyright Security Agreements, all Patent Security Agreements, all Trademark Security Agreements, the Intercreditor Agreement, the Environmental Indemnities, all Collateral Access Agreements, all certificates of title and each other security agreement or other instrument or document executed and delivered pursuant to Sections 5.11, 5.12, 5.15  and 5.18 or pursuant to any other such Collateral Documents or otherwise to secure or perfect the Liens securing any or all of the Obligations.

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.

“Compliance Certificate” shall mean a certificate from the principal executive officer, principal financial officer, Vice President of Treasury or Senior Vice President of Accounting and Finance of the Borrower in the form of, and containing the certifications set forth in, the certificate attached hereto as Exhibit 5.1(c).

“Consolidated EBITDA” shall mean, with respect to the Borrower and its Subsidiaries for any fiscal period, in each case determined on a consolidated basis in accordance with GAAP (unless otherwise specified): (a) Consolidated Net Income, plus (b) without duplication, the sum of the following amounts to the extent deducted in determining Consolidated Net Income for such period: (i) any extraordinary, unusual, or non-recurring non-cash losses or expenses (except to the extent representing an accrual or reserve for potential cash items in any future period or amortization of a cash item that was prepaid in a prior period), (ii) Consolidated Interest Expense, (iii) the provision for Federal, state, local and foreign income taxes or franchise taxes (and for the avoidance of doubt, specifically excluding any sales taxes or any other taxes held in trust for a Governmental Authority), (iv) depreciation and amortization (including any amortization of an asset recorded as a capitalized lease), (v) non-cash compensation expense (including deferred non-cash compensation expense), or other non-cash expenses or charges arising from the sale or issuance of equity interests, the granting of stock options, and the granting of stock appreciation rights and similar arrangements (including any non-cash repricing, amendment, modification, substitution, or change of any such equity interests, stock option, stock appreciation rights, or similar arrangements) minus the amount of any such expenses or charges when paid in cash to the extent not deducted as a result of such payment in the computation of Consolidated Net Income, (vi) one-time, non-cash restructuring charges (except to the extent representing an accrual or reserve for potential cash items in any future period or amortization of a cash item that was prepaid in a prior period), (vii) non-cash exchange, translation, or performance losses relating to any hedging transactions or foreign currency fluctuations, (viii) non-cash deferred debt amortization expense, early extinguishment of debt expense, original issue discount amortization or similar non-cash amounts attributable to financing, (ix) non-cash losses on sales of fixed assets or write-downs of fixed or intangible assets, (x) all expenses relating to (A) the disposition of the stock and/or certain assets associated with the business of ATS Acquisition Corporation and its Subsidiaries and the Permitted Xpress Global Sale if any, in an aggregate amount not to exceed $1,000,000 during the term of the Agreement and (B) the financing transactions initiated in Fiscal Year 2013 in an aggregate amount not to exceed $1,000,000, (xi) costs and expenses associated with the termination of the SunTrust Facility and the closing of the transactions contemplated by the ABL Facility and this Agreement, and (xii) other non-cash items approved by the Lead Lenders (or if no Lead Lenders, the Required Lenders) in their Permitted Discretion, minus (c) without duplication, the sum of the following amounts to the extent included in determining Consolidated Net Income for such period: (i) all non-cash items increasing Consolidated Net Income for such period (excluding (A) routine accruals for future cash items of income in the ordinary course of business and (B) any such non-cash item to the extent it represents a reversal of an accrual or reserve for a potential cash item in any prior period), (ii) Federal, state, local and foreign income tax or franchise tax credits for such period, (iii) extraordinary, unusual or non-recurring gains or items of income for such period including any gain in respect of the items referred to in clause (b)(ix) above, and (iv) interest income.  For the purposes of calculating Consolidated EBITDA for any period of four consecutive quarters (each, a “Reference Period”), if at any time during such Reference Period (and after the Closing Date), the Borrower or any of its Subsidiaries shall have made a Permitted Acquisition or a Permitted Disposition, Consolidated EBITDA for such Reference Period shall be calculated on a Pro Forma Basis.

“Consolidated EBITDAR” means for any fiscal period, the sum of (a) Consolidated EBITDA for such fiscal period plus (b) Rental Expense for such fiscal period.

“Consolidated Fixed Charges” shall mean, with respect to the Borrower and its Subsidiaries for any fiscal period, the sum of (i) Consolidated Interest Expense required to be paid in cash, (ii) scheduled amortization of principal payments on funded Indebtedness required to be paid in cash (other than “balloon” payments at maturity made with the proceeds of Refinancing Indebtedness or of the disposition of capital assets secured by funded Indebtedness during the period, mandatory prepayments of funded Indebtedness, optional prepayments of funded Indebtedness, or payments that reduce balances under the ABL Facility), (iii) the aggregate amount of Federal, state, local and foreign income or franchise taxes required to be paid in cash, and (iv) any Restricted Payments or payments of principal or interest previously paid-in-kind on the Management Notes.

“Consolidated Interest Expense” shall mean, for the Borrower and its Subsidiaries for any period determined on a consolidated basis in accordance with GAAP, the sum of (i) total interest expense and amortization of debt discounts in respect of any Indebtedness, including without limitation the interest component of any payments in respect of Capital Lease Obligations capitalized or expensed during such period (whether or not actually paid during such period) including in respect of the ABL Facility during such period plus (ii) the net amount payable (or minus the net amount receivable) with respect to Hedging Transactions during such period (whether or not actually paid or received during such period).

“Consolidated Net Capital Expenditures” shall have the meaning set forth in Section 6.3.

“Consolidated Net Income” shall mean, for the Borrower and its Subsidiaries for any period, the net income (or loss) of the Borrower and its Subsidiaries for such period determined on a consolidated basis in accordance with GAAP, but excluding therefrom (to the extent otherwise included therein) (i) any extraordinary gains or losses, (ii) any gains attributable to write-ups of assets, and (iii) any equity interest of the Borrower or any Subsidiary of the Borrower in the unremitted earnings of any Person that is not a Subsidiary, but including any such earnings of such Person that are distributed to the Borrower and its Subsidiaries.

“Continuing Director” means (a) any member of the board of directors who was a director (or comparable manager) of the Borrower on the Closing Date, and (b) any individual who becomes a member of the board of directors of the Borrower after the Closing Date if such individual was approved, appointed or nominated for election to the board of directors of the Borrower by either the Permitted Shareholders or a majority of the Continuing Directors, but excluding any such individual originally proposed for election in opposition to the board of directors of the Borrowers in office at the Closing Date in an actual or threatened election contest relating to the election of the directors (or comparable managers) of the Borrower and whose initial assumption of office resulted from such contest or the settlement thereof.

“Contractual Obligation” of any Person shall mean any provision of any security issued by such Person or of any agreement, instrument or undertaking under which such Person is obligated or by which it or any of the property in which it has an interest is bound.

“Control Account Agreement” shall mean each tri-party agreement by and among a Loan Party, the Agent and a depositary bank or securities intermediary at which such Loan Party maintains a deposit account or investment account, granting “control” over such deposit accounts and investment accounts to the Agent in a manner that perfects the Lien of the Agent under the UCC.

“Copyright” shall have the meaning assigned to such term in the Security Agreement.

“Copyright Security Agreement” shall mean, collectively, the Copyright Security Agreements executed by the Loan Parties owning Copyrights or licenses of Copyrights in favor of the Agent, on behalf of itself and Lenders, both on the Closing Date and thereafter.

“Default” shall mean any condition or event that, with the giving of notice or the lapse of time or both, would constitute an Event of Default.

“Default Interest” shall have the meaning set forth in Section 2.7(b).

“Disposition Prepayment Date” shall have the meaning set forth in Section 2.6(a)(i).

“Disqualified Equity Interests” shall mean any equity interest that, by its terms (or by the terms of any security or other equity interests into which it is convertible or for which it is exchangeable), or upon the happening of any event or condition (a) matures or is mandatorily redeemable (other than solely for Qualified Equity Interests), pursuant to a sinking fund obligation or otherwise (except as a result of a change of control or asset sale so long as any rights of the holders thereof upon the occurrence of a change of control or asset sale event shall be subject to the prior repayment in full of the Loans and all other Obligations that are accrued and payable), (b) is redeemable at the option of the holder thereof (other than solely for Qualified Equity Interests), in whole or in part, (c) provides for the scheduled payments of dividends in cash, or (d) is or becomes convertible into or exchangeable for Indebtedness or any other equity interests that would constitute Disqualified Equity Interests, in each case, prior to the date that is 180 days after the Maturity Date; provided, however, that the issuance of up to 10% (in the aggregate) of the equity interests of Holdings to management personnel that are not Permitted Shareholders (so long as such equity interests otherwise would constitute Qualified Equity Interests) shall not be deemed Disqualified Equity Interests solely because it may be required to be repurchased by Holdings or its Subsidiaries in order to satisfy any customary employment related optional and mandatory cash repurchase requirements provided that such repurchases are otherwise permitted by the terms of the Agreement.

“Dollar(s)” and the sign “$” shall mean lawful money of the United States of America.

“Driver” shall mean an operator of a motor vehicle.

“Driver Contract” means any contract, agreement or arrangement between a Loan Party and a Driver for the operation of a motor vehicle owned or leased by such Loan Party.

“Employee Benefit Plan” shall mean any employee benefit plan within the meaning of Section 3(3) of ERISA, whether or not subject to ERISA, and any other employee benefit plan, program or arrangement, that is sponsored, maintained or contributed to by any Loan Party or with respect to which any Loan Party has any liability, contingent or otherwise.

“Environmental Action” means any written complaint, summons, citation, notice, directive, order, claim, litigation, investigation, judicial or administrative proceeding, judgment, letter, or other written communication from any Governmental Authority, or any third party involving violations of Environmental Laws or releases of Hazardous Materials (a) from any assets, properties, or businesses of the Borrower, any Subsidiary of the Borrower, or any of their predecessors in interest, (b) from adjoining properties or businesses whereby any properties, assets or businesses of any Loan Party or any of its Subsidiaries are affected, or (c) from or onto any facilities which received Hazardous Materials generated by the Borrower, any Subsidiary of the Borrower, or any of their predecessors in interest.

“Environmental Laws” shall mean all laws, statutes, rules, regulations, codes, ordinances, orders, decrees, binding agreements entered into by or with any Governmental Authority, judgments, injunctions or notices relating in any way to the environment, preservation or reclamation of natural resources, the management, Release or threatened Release of or exposure to any Hazardous Material or to protection of human health, safety or the environment including, but not limited to, the Federal Water Pollution Control Act (33 U.S.C. §1251 et seq.), Resource Conservation and Recovery Act (42 U.S.C. §6901 et seq.), Safe Drinking Water Act (42 U.S.C. §3000(f) et seq.), Toxic Substances Control Act (15 U.S.C. §2601 et seq.), Clean Air Act (42 U.S.C. §7401 et seq.), Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. §9601 et seq.) (“CERCLA”), and other similar state and local statutes, and any regulations promulgated thereto.

“Environmental Liability” shall mean any liability, contingent or otherwise (including any liability for damages, costs of environmental investigation, remediation and other response actions, costs of administrative oversight, fines, penalties, natural resource damages, or indemnities), of the Borrower or any Subsidiary or otherwise relating to the Real Estate directly or indirectly resulting from or based upon (i) any actual or alleged violation of any Environmental Law, (ii) the generation, use, handling, transportation, storage, treatment, reclamation, recycling, or disposal of any Hazardous Materials, (iii) the presence, Release or threatened Release of or exposure to any Hazardous Materials, (iv) the presence, existence of or human exposure to asbestos, in any form at, on, under or within any Real Estate, or (v) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Environmental Lien” shall mean any Lien in favor of any Governmental Authority for Environmental Liabilities.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time, and any successor statute.

“ERISA Affiliate” shall mean any Subsidiary of a Loan Party and any trade or business (whether or not incorporated), which, together with any Loan Party or any Subsidiary of a Loan Party, is treated as a single employer under Section 414 of the Code.

“ERISA Event” shall mean (a) the occurrence of a “reportable event” described in Section 4043 of ERISA, for which the 30-day notice requirement has not been waived by applicable regulations issued by the PBGC, with respect to any Pension Plan, (b) the withdrawal of any Loan Party or ERISA Affiliate from a Pension Plan during a plan year in which it was a “substantial employer” as defined in Section 4001(a)(2) of ERISA, (c) the termination of a Pension Plan, the filing of a notice of intent to terminate a Pension Plan or the treatment of a Pension Plan amendment as a termination, under Section 4041 of ERISA, if the plan assets are not sufficient to pay all plan liabilities, (d) the institution of proceedings to terminate, or the appointment of a trustee with respect to, any Pension Plan by the PBGC or any Pension Plan administrator, (e) any event or condition that would constitute grounds under Section 4042(a) of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan or any Multiemployer Plan, (f) the imposition of a Lien on the assets of any Loan Party or any ERISA Affiliate pursuant to the Code or ERISA in connection with any Pension Plan or Multiemployer Plan, or the existence of any facts or circumstances that could reasonably be expected to result in the imposition of such a Lien, (g) the partial or complete withdrawal of any Loan Party or ERISA Affiliate from a Multiemployer Plan, or the receipt by any Loan Party or any ERISA Affiliate of any notice concerning the imposition of Withdrawal Liability, (h) any event or condition that results in the reorganization or insolvency of a Multiemployer Plan under Sections 4241 or 4245 of ERISA, (i) any event or condition that results in the termination of a Multiemployer Plan under Section 4041A of ERISA or the institution by the PBGC of proceedings to terminate or to appoint a trustee to administer a Multiemployer Plan under ERISA, (j) any Pension Plan being in “at risk status” within the meaning of Code Section 430(i), (k) any Multiemployer Plan being in “endangered status” or “critical status” within the meaning of Code Section 432(b), (l) a determination that any Multiemployer Plan is or is expected to be insolvent or in reorganization within the meaning of Title IV of ERISA, (m) with respect to any Pension Plan, any Loan Party or ERISA Affiliate incurring a substantial cessation of operations within the meaning of ERISA Section 4062(e), (n) the failure of any Pension Plan or Multiemployer Plan to meet the minimum funding standards within the meaning of the Code or ERISA (including Section 412 of the Code or Section 302 of ERISA), in each case, whether or not waived, (o) the filing of an application for a waiver of the minimum funding standards within the meaning of the Code or ERISA (including Section 412 of the Code or Section 302 of ERISA) with respect to any Pension Plan or Multiemployer Plan, (p) the failure by any Loan Party or ERISA Affiliate to make by its due date a required payment or contribution with respect to any Pension Plan or Multiemployer Plan, (q) any event that results in or could reasonably be expected to result in a material liability by a Loan Party pursuant to Title I of ERISA or the excise tax provisions of the Code relating to Employee Benefit Plans, after deducting any amount for which a fiduciary liability or other insurance carrier has provided an unconditional written acknowledgement of liability coverage, or any event that results in or could reasonably be expected to result in a material liability to any Loan Party or ERISA Affiliate pursuant to Title IV of ERISA or Section 401(a)(29) of the Code or (r) any event or condition with respect to a Foreign Plan that, alone or together with any similar event or condition, results in or could reasonably be expected to result in an aggregate liability to one or more Loan Parties in excess of the Threshold Amount.

“Eurodollar” when used in reference to any Loan, refers to such Loan bearing interest at a rate determined by reference to the Adjusted LIBO Rate.

“Eurodollar Reserve Percentage” shall mean the aggregate of the maximum reserve percentages (including, without limitation, any emergency, supplemental, special or other marginal reserves) expressed as a decimal (rounded upwards to the next 1/100th of 1%) in effect on any day to which the Agent is subject with respect to the Adjusted LIBO Rate pursuant to regulations issued by the Board of Governors of the Federal Reserve System (or any Governmental Authority succeeding to any of its principal functions) with respect to eurocurrency funding (currently referred to as “eurocurrency liabilities” under Regulation D). Eurodollar Loans shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under Regulation D. The Eurodollar Reserve Percentage shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

“Event of Default” shall have the meaning specified in Section 8.1.

“Excess Cash Flow” shall mean, for the Borrower and its Subsidiaries determined on a consolidated basis in accordance with GAAP for any Fiscal Year, (i) Consolidated Net Income for such period plus (ii) to the extent deducted in determining Consolidated Net Income for such period, without duplication (A) Consolidated Interest Expense, (B) income tax expense, (C) depreciation and amortization, and (D) all other non-cash charges, minus (iii) the sum of (A) Consolidated Interest Expense paid in cash (including without limitation any original issue discount paid in cash) during such Fiscal Year, (B) Included Principal Payments, (C) consolidated income tax expense of the Borrower and its Subsidiaries and Permitted Tax Distributions in each case paid in cash during such Fiscal Year, net of cash refunds received during such Fiscal Year, (D) Consolidated Net Capital Expenditures, (E) other Investments permitted under subsections (m), (n) ((x) up to the limits described in subsections (m) and (n), respectively, (y) with respect to subsection (n), solely with respect to Permitted Intercompany Advances from a Loan Party to a CFC and (z) with respect to subsection (m) and (n), net of any principal payments or other return of such Investment received by the Loan Parties with respect to such Investments in such Fiscal Year), (o) and (p) of the definition of Permitted Investments (to the extent such Investments are not Capital Expenditures) made during such Fiscal Year (but excluding from clauses (D) and (E) any such Capital Expenditures or other Investments financed with the proceeds of Indebtedness, the proceeds of equity or proceeds received from the sale or other disposition of Rolling Stock and other capital assets) and (F) increases in Working Capital from the last day of the prior Fiscal Year to the last day of such Fiscal Year, plus (iv) decreases in the Working Capital from the last day of the prior Fiscal Year to the last day of such Fiscal Year.

“Excluded Accounts” shall mean: (a) deposit, disbursement, and securities accounts which have average daily balances over the last thirty days of $250,000 or less in the aggregate; and (b) payroll accounts to the extent as of any date of determination do not contain in excess of $50,000 over the amount of checks outstanding against such accounts as of that date and amounts necessary to meet minimum balance requirements.

“Excluded Entities” shall mean each of Choo Choo Aero, LLC, Parker Global Enterprises, Inc., Mountain Lake Risk Retention Group, Inc., and Xpress Assurance, Inc.; provided that no wholly-owned Subsidiary (other than an insurance Subsidiary) or any entity that is not an “Excluded Entity” under (and as defined in) the ABL Facility shall be deemed to be an “Excluded Entity”.

“Excluded Taxes” shall mean, with respect to any Recipient of any payment to be made by or on account of any obligation of the Borrower hereunder, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its Applicable Lending Office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, and (b) any U.S. federal withholding Taxes that (i) are imposed on amounts payable to such Recipient pursuant to a law in effect on the date on which such Recipient becomes a Recipient under this Agreement (other than pursuant to an assignment request by the Borrower under Section 2.17) or designates a new lending office, except in each case to the extent that amounts with respect to such Taxes were payable either (A) to such Recipient’s assignor immediately before such Recipient became a Recipient under this Agreement, or (B) to such Recipient immediately before it designated a new lending office, (ii) are attributable to such Recipient’s failure to comply with Section 2.14(f), or (iii) are imposed as a result of a failure by such Recipient to satisfy the conditions for avoiding withholding under FATCA.

“Extraordinary Receipts” means any payments received by any Borrower or any of its Subsidiaries not in the ordinary course of business (and not consisting of  proceeds described in Section 2.6(a)(ii)(B) of the Agreement) consisting of (i) proceeds of judgments, proceeds of settlements, or other consideration of any kind received in connection with any cause of action or claim, and (ii) indemnity payments (other than to the extent such indemnity payments are immediately payable to a Person that is not an Affiliate of any Borrower or any of its Subsidiaries), (iii) any purchase price adjustment received in connection with any purchase agreement and (iv) cash surrender value of life insurance policies (including any key man life insurance proceeds).

“FATCA” shall mean Sections 1471 through 1474 of the Code as of the date of this Agreement, any current or future regulations or official interpretations thereof and any agreements entered into pursuant to Section 1471(b)(1) of the Code, as all of the same may be modified or qualified by any applicable intergovernmental agreement within the meaning of Sections 1.1471-1(b) and 1.1471-1T(b) of the United States Treasury Regulations.

“Federal Funds Rate” shall mean, for any day, the rate per annum (rounded upwards, if necessary, to the next 1/100th of 1%) equal to the weighted average of the rates on overnight Federal funds transactions with member banks of the Federal Reserve System arranged by Federal funds brokers, as published by the Federal Reserve Bank of New York on the next succeeding Business Day; provided that if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day.

“Fiscal Month” shall mean any fiscal month of the Borrower.

“Fiscal Quarter” shall mean any fiscal quarter of the Borrower.

“Fiscal Year” shall mean any fiscal year of the Borrower.

“Fixed Charge Coverage Ratio” shall mean, with respect to the Borrower and its Subsidiaries for any fiscal period, the ratio of (i) Consolidated EBITDA minus Consolidated Net Capital Expenditures other than to the extent they (x) are financed or (y) are capital expenditures for lease retirement due to casualty loss to the extent included in Consolidated Net Income, to (ii) Consolidated Fixed Charges.

“Flood Hazard Property” shall mean any Real Estate subject to a Mortgage in favor of the Agent, for the benefit of the Lenders, and located in an area designated by the Federal Emergency Management Agency as having special flood or mud slide hazards.

“Flood Program” shall mean the National Flood Insurance Program created by the U.S. Congress pursuant to the National Flood Insurance Act of 1968, the Flood Disaster Protection Act of 1973, the National Flood Insurance Reform Act of 1994 and the Flood Insurance Reform Act of 2004, in each case as amended from time to time, and any successor statutes.

“Foreign Plan” shall mean an Employee Benefit Plan that is maintained outside of the United States primarily for the benefit of persons substantially all of whom are nonresident aliens for Federal income tax purposes.

“Foreign Person” shall mean any Person that is not a U.S. Person.

“GAAP” shall mean generally accepted accounting principles in the United States applied on a consistent basis and subject to the terms of Section 1.2.

“Governmental Authority” shall mean the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“Grid Leverage Ratio” shall mean, for any fiscal period, the ratio of Adjusted Net Senior Funded Debt minus the Operating Lease Amount, as determined on the last day of such period, to Consolidated EBITDA for such period.

“GSO” means GSO Capital Partners LP and/or certain funds, accounts or clients managed, advised or sub-advised by GSO Capital Partners LP or its Affiliates, as the context may require.

“GSO Lender Group” means, at any time, collectively, the Lenders party hereto that are GSO or Affiliates or Approved Funds of GSO.

“Guarantee” of or by any Person (the “guarantor”) shall mean any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly and including any obligation, direct or indirect, of the guarantor (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (ii) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation or (iv) as an account party in respect of any letter of credit or letter of guaranty issued in support of such Indebtedness or obligation; provided, that the term “Guarantee” shall not include endorsements for collection or deposit in the ordinary course of business. The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guarantee is made or, if not so stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming such Person is required to perform thereunder) as determined by such Person in good faith. The term “Guarantee” used as a verb has a corresponding meaning.

“Guarantor” shall mean (a) each Subsidiary of the Borrower, (b) Holdings, and (c) each other Person that becomes a guarantor after the Closing Date pursuant to Section 5.11 of the Agreement; provided, however, that in no event will any of the following be a Guarantor:  (i) Excluded Entities and (ii) any CFC or Subsidiary thereof unless they are (or become) a Borrower or Guarantor under the ABL Facility.

“Guaranty and Security Agreement” shall mean the Guaranty and Security Agreement, dated as of the Closing Date, made by Holdings, the Borrower and certain of its Subsidiaries in favor of the Agent for the benefit of the Secured Parties.

“Hazardous Materials” shall mean all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants or contaminants, including petroleum or petroleum distillates, asbestos or asbestos containing materials, urea formaldehyde, perchlorate, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to or forming the basis of liability under any Environmental Law.

“Hedging Obligations” of any Person shall mean any and all obligations of such Person, whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired under (i) any and all Hedging Transactions, (ii) any and all cancellations, buy backs, reversals, terminations or assignments of any Hedging Transactions and (iii) any and all renewals, extensions and modifications of any Hedging Transactions and any and all substitutions for any Hedging Transactions.

“Hedging Transaction” of any Person shall mean (a) any transaction (including an agreement with respect to any such transaction) now existing or hereafter entered into by such Person that is a rate swap transaction, swap option, basis swap, forward rate transaction, commodity swap, commodity option, equity or equity index swap or option, bond option, interest rate option, foreign exchange transaction, cap transaction, floor transaction, collar transaction, currency swap transaction, cross-currency rate swap transaction, currency option, spot transaction, credit protection transaction, credit swap, credit default swap, credit default option, total return swap, credit spread transaction, repurchase transaction, reverse repurchase transaction, buy/sell-back transaction, securities lending transaction, or any other similar transaction (including any option with respect to any of these transactions) or any combination thereof, whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“Holdings” shall mean New Mountain Lake Holdings, LLC, a Nevada limited liability company.

“Holdings Restricted Stock Plan” shall mean a certain restricted stock plan, as amended from time to time, pursuant to which membership interests of Holdings may be issued to management and employees, substantially in the form of the draft U.S. Xpress Enterprises, Inc. 2008 Restricted Stock Plan delivered to the Agent and the Lenders on May 7, 2014.

“Indebtedness” of any Person shall mean, without duplication (i) all obligations of such Person for borrowed money, (ii) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments, (iii) all obligations of such Person in respect of the deferred purchase price of property or services (other than trade payables incurred in the ordinary course of business on terms customary in the trade), (iv) all obligations of such Person under any conditional sale or other title retention agreement(s) relating to property acquired by such Person, (v) all obligations of such Person under the ABL Facility and the Management Notes, (vi) all Capital Lease Obligations of such Person, (vii) all obligations, contingent or otherwise, of such Person in respect of letters of credit, acceptances or similar extensions of credit, (viii) all Guarantees of such Person of the type of Indebtedness described in clauses (i) through (vii) above, (ix) all Indebtedness of a third party secured by any Lien on property owned by such Person, whether or not such Indebtedness has been assumed by such Person, (x) all obligations of such Person, contingent or otherwise, to purchase, redeem, retire or otherwise acquire for value any equity interest of such Person, (xi) all Off-Balance Sheet Liabilities and (xii) all Hedging Obligations. The Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture in which such Person is a general partner or a joint venturer, except to the extent that the terms of such Indebtedness provide that such Person is not liable therefor.

“Included Principal Payments” shall mean the sum of principal repayments of funded Indebtedness (other than in respect of letters of credit unless drawn and payments under the ABL Facility) made during such Fiscal Year (including the principal component of any payments on Capital Lease Obligations, but excluding, without duplication (i) principal payments made during such Fiscal Year with the net cash proceeds of equity issuances as required by Section 2.6(b), (ii) principal payments made during such Fiscal Year pursuant to Section 2.6(d), (iii) payments of principal on the Management Note made during such Fiscal Year to the extent permitted by clause (ii)(x) or (y) of the second proviso of Section 7.6(a), (iv) principal payments financed with the proceeds of Indebtedness or Refinancing Indebtedness (unless financed with Indebtedness incurred under the ABL Facility), (v) Indebtedness repaid from proceeds received from the sale or other disposition of Rolling Stock and other capital assets that secured the Indebtedness being repaid and (vi) principal payments required under Section 2.6(a), and actually made during such Fiscal Year, to the extent such payments would be reflected in Consolidated Net Income).

“Indemnified Taxes” shall mean Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Document.

“Insolvency Proceeding” shall mean any proceeding commenced by or against any Person under any provision of the Bankruptcy Code or under any other state or federal bankruptcy or insolvency law, assignments for the benefit of creditors, formal or informal moratoria, compositions, extensions generally with creditors, or proceedings seeking reorganization, arrangement, or other similar relief.

“Intercompany Non-Guarantor Indebtedness Limitation” shall have the meaning set forth in the definition of “Permitted Intercompany Advances”.

“Intercreditor Agreement” shall mean that certain Intercreditor Agreement, dated as of May 30, 2014, by and between the Agent and the ABL Agent.

“Interest Period” means, as to each Loan, the period commencing on the first day of each calendar quarter and ending on the last day of such calendar quarter; provided, that no Interest Period with respect to the Loans shall extend beyond the Maturity Date.

“Investment” shall mean, with respect to any Person, any investment by such Person in any other Person (including Affiliates) in the form of loans, guarantees, advances, capital contributions (excluding (a) commission, travel, and similar advances to officers and employees of such Person made in the ordinary course of business, and (b) bona fide accounts receivable arising in the ordinary course of business), or acquisitions of Indebtedness, equity interests, or all or substantially all of the assets of such other Person (or of any division or business line of such other Person), and any other items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP.  The amount of any Investment shall be the original cost of such Investment plus the cost of all additions thereto, without any adjustment for increases or decreases in value, or write-ups, write-downs, or write-offs with respect to such Investment.

“Lead Arranger” shall mean Providence Equity Capital Markets LLC.

“Lead Lender” means, at any time of determination, each of (i) the Lender in the GSO Lender Group that holds the largest Pro Rata Share of all Lenders in the GSO Lender Group so long as the members of the GSO Lender Group have an aggregate Pro Rata Share at such time of at least 20% and (ii) the Lender in the PECM Lender Group that holds the largest Pro Rata Share of all Lenders in the PECM Lender Group so long as the members of the PECM Lender Group have an aggregate Pro Rata Share at such time of at least 20%.

“Lenders” shall have the meaning assigned to such term in the opening paragraph of this Agreement.

“Leverage Ratio” shall mean, for any fiscal period, the ratio of Adjusted Net Senior Funded Debt, as determined on the last day of such period, to Consolidated EBITDAR for such period.

“LIBOR” shall mean, for any Interest Period, (a) the rate per annum equal to the London Interbank Offered Rate (“LIBOR Rate”) or a comparable or successor rate, which rate is approved by the Agent, as published on the applicable Reuters screen page (or such other commercially available source providing such quotations as may be designated by the Agent from time to time) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, for Dollar deposits (for delivery on the first day of such Interest Period) with a term equivalent to thirty (30) day Dollar deposits or (b) if LIBOR Rate is not available for any reason, a replacement index selected by the Agent in its reasonable discretion. Notwithstanding the foregoing, in no event shall LIBOR Rate for any Interest Period be less than 1.50% per annum.

“Lien” shall mean any mortgage, pledge, security interest, lien (statutory or otherwise), charge, encumbrance, hypothecation, assignment, deposit arrangement, or other arrangement having the practical effect of any of the foregoing or any preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including any conditional sale or other title retention agreement and any capital lease having the same economic effect as any of the foregoing).

“Loan Documents” shall mean, collectively, this Agreement, the Agent Fee Letter, the Collateral Documents, the Intercreditor Agreement, all Notices of Borrowing, all Compliance Certificates, all UCC financing statements, all stock powers, any promissory notes issued hereunder and any and all other instruments, agreements, documents and writings executed in connection with any of the foregoing.

“Loan Parties” shall mean the Borrower and the Guarantors.

“Loans” shall mean all Term Loans.

“Management Note” shall mean that certain Subordinated Unsecured Promissory Note, dated as of May 31, 2013 issued by the Borrower to XPLP, LLC (“XPLP”), as amended by that certain (i) First Amendment to Subordinated Unsecured Promissory Note, dated October 7, 2013, by and among Borrower, XPLP, and SunTrust Bank, in its capacity as Senior Agent, and (ii) Second Amendment to Subordinated Unsecured Promissory Note, dated as of May 30, 2014, by and among Borrower, XPLP and the Agent.

“Margin Cash Component” shall mean the portion of the Applicable Margin which may only be paid in cash.

“Margin PIK Component” shall mean the portion of the Applicable Margin which may be paid either in cash or in kind at the Borrower’s election.

“Material Adverse Effect” shall mean, with respect to any event, act, condition or occurrence of whatever nature (including any adverse determination in any litigation, arbitration, or governmental investigation or proceeding), whether singularly or in conjunction with any other event or events, act or acts, condition or conditions, occurrence or occurrences whether or not related, resulting in a material adverse change in, or a material adverse effect on, (i) the business, results of operations, financial condition, assets, liabilities or prospects of the Borrower and its Subsidiaries taken as a whole, (ii) the ability of the Loan Parties to perform any of their respective obligations under the Loan Documents, (iii) the rights and remedies of the Agent and/or the Lenders under any of the Loan Documents or (iv) the legality, validity or enforceability of any of the Loan Documents.

“Material Contract” shall mean (a) any customer contract, which in the aggregate accounts for 5% or greater of the aggregate annual revenue of the Borrower and its Subsidiaries and (b) each contract or agreement, the loss of which could reasonably be expected to result in a Material Adverse Effect.

“Material Indebtedness” shall mean any Indebtedness and Hedging Obligations of the Borrower or any of its Subsidiaries, individually or in an aggregate principal amount exceeding $7,500,000, together with Indebtedness under the ABL Facility. For purposes of determining the amount of attributed Indebtedness from Hedging Obligations, the “principal amount” of any Hedging Obligations at any time shall be the Net Mark-to-Market Exposure of such Hedging Obligations.

“Maturity Date” shall mean the earlier of (i) May 30, 2019, or (ii) the date on which the principal amount of all outstanding Term Loans have been declared or automatically have become due and payable (whether by acceleration or otherwise).

“Moody’s” shall mean Moody’s Investors Service, Inc.

“Mortgage” shall mean each mortgage, leasehold mortgage, deed of trust, leasehold deed of trust, deed to secure debt, leasehold deed to secure debt or other real estate security document delivered by any Loan Party to the Agent, all in form and substance satisfactory to the Lead Lenders (or if there are no Lead Lenders, the Required Lenders).

“Mortgaged Property” shall mean any Real Estate subject to any Mortgage.

“Multiemployer Plan” means any multiemployer plan within the meaning of Section 3(37) or 4001(a)(3) of ERISA which is subject to the provisions of Title IV or Section 302 of ERISA with respect to which any Loan Party or ERISA Affiliate has an obligation to contribute, or has any liability, contingent or otherwise, or could be assessed Withdrawal Liability assuming a complete withdrawal from any such plan.

“Net Cash Proceeds” shall have the meaning assigned to such term in Section 2.6(a).

“Net Mark-to-Market Exposure” of any Person shall mean, as of any date of determination with respect to any Hedging Obligation, the excess (if any) of all unrealized losses over all unrealized profits of such Person arising from such Hedging Obligation. “Unrealized losses” shall mean the fair market value of the cost to such Person of replacing the Hedging Transaction giving rise to such Hedging Obligation as of the date of determination (assuming the Hedging Transaction were to be terminated as of that date), and “unrealized profits” means the fair market value of the gain to such Person of replacing such Hedging Transaction as of the date of determination (assuming such Hedging Transaction were to be terminated as of that date).

“Non-Consenting Lender” shall have the meaning assigned to such term in Section 2.17.

“Notice of Borrowing” means a notice requesting the borrowing of the Term Loans substantially in the form of Exhibit 2.1(c).

“Obligations” shall mean (a) all amounts owing by the Loan Parties to the Agent, any Lender or the Lead Arranger, pursuant to or in connection with this Agreement or any other Loan Document, including, without limitation, all principal, interest (including any interest accruing after the filing of any petition in bankruptcy or the commencement of any insolvency, reorganization or like proceeding relating to the Borrower, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding), all reimbursement obligations, fees, expenses, indemnification and reimbursement payments, costs and expenses (including all reasonable fees and expenses of counsel to the Agent and any Lender incurred pursuant to this Agreement or any other Loan Document), whether direct or indirect, absolute or contingent, liquidated or unliquidated, now existing or hereafter arising hereunder or thereunder and (b) all obligations and liabilities incurred in connection with collecting and enforcing the foregoing, together with all renewals, extensions, modifications or refinancings of any of the foregoing.

“OFAC” shall mean the U.S. Department of the Treasury’s Office of Foreign Assets Control.

“Off-Balance Sheet Liabilities” of any Person shall mean (i) any repurchase obligation or liability of such Person with respect to accounts or notes receivable sold by such Person, (ii) any liability of such Person under any sale and leaseback transactions that do not create a liability on the balance sheet of such Person, (iii) any Synthetic Lease Obligation or (iv) any obligation arising with respect to any other transaction which is the functional equivalent of or takes the place of borrowing but which does not constitute a liability on the balance sheet of such Person. For the avoidance of doubt, Off-Balance Sheet Liabilities do not include operating leases of Rolling Stock, Real Estate and equipment, or licenses of software or intellectual property, in each case entered into in the ordinary course of business consistent with past practice.

“Off-Finance Rolling Stock” shall have the meaning set forth in the definition of Specified Sale Proceeds.

“Operating Lease Amount” means, as of any date for the Borrower and its Subsidiaries determined on a consolidated basis in accordance with GAAP, an amount equal to the product of 5.0 and Rental Expense for the most recently ended period of four Fiscal Quarters.

“Other Connection Taxes” shall mean, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Taxes” shall mean any and all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made hereunder or under any other Loan Document or from the execution, delivery, performance or enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, this Agreement or any other Loan Document.

“Participant” shall have the meaning set forth in Section 10.4(d).

“Patent” shall have the meaning assigned to such term in the Guaranty and Security Agreement.

“Patent Security Agreement” shall mean, collectively, the Patent Security Agreements executed by the Loan Parties owning Patents or licenses of Patents in favor of the Agent, on behalf of itself and Lenders, both on the Closing Date and thereafter.

“PATRIOT Act” shall have the meaning set forth in Section 4.13.

“Payment Office” shall mean the Agent’s address and, as appropriate, account as set forth on Section 10.1 or such other address or account as the Agent may from time to time notify to the Borrower and the Lenders.

“PBGC” shall mean the Pension Benefit Guaranty Corporation referred to and defined in ERISA, and any successor entity performing similar functions.

“PECM” means Providence Equity Capital Markets LLC and/or certain funds, accounts or clients managed, advised or sub-advised by Providence Equity Capital Markets LLC or its Affiliates, as the context may require.

“PECM Lender Group” means, at any time, collectively, the Lenders party hereto that are PECM or Affiliates or Approved Funds of PECM.

“Pension Plan” shall mean any employee benefit plan, other than a Multiemployer Plan, which is subject to the provisions of Title IV or Section 302 of ERISA or Sections 412 or 430 of the Code, and that is sponsored, maintained, or contributed to by any Loan Party or ERISA Affiliate or with respect to which any Loan Party or ERISA Affiliate has any liability, contingent or otherwise.

“Perfection Certificate” shall have the meaning assigned to such term in the Guaranty and Security Agreement.

“Permitted Acquisition” means any Acquisition so long as:

(a)                                 no Default or Event of Default shall have occurred and be continuing or would result from the consummation of the proposed Acquisition and the proposed Acquisition is consensual,

(b)                                 no Indebtedness will be assumed as a result of such Acquisition, other than Acquired Debt; provided that on the date thereof, the Borrower and its Subsidiaries would have been in compliance on a Pro Forma Basis with the financial covenants in Section 6 of the Agreement for the 12-month period ended at least 20 days prior to the proposed date of consummation of such proposed Acquisition and to the extent such Acquired Debt is secured by a Lien, such Liens do not extend to any Collateral,

(c)                                  the Borrower has provided the Lead Lenders (or if no Lead Lenders, the Required Lenders) with written confirmation, supported by reasonably detailed calculations, that on a Pro Forma Basis, the Borrower and its Subsidiaries (i) would have been in compliance with the financial covenants in Section 6 of the Agreement for the 12-month period ended at least 20 days prior to the proposed date of consummation of such proposed Acquisition, and (ii) are projected to be in compliance with the financial covenants in Section 6 of the Agreement for the most recent period ended one year after the proposed date of consummation of such proposed Acquisition,

(d)                                 the Borrower has provided the Lead Lenders (or if no Lead Lenders, the Required Lenders) with its due diligence package relative to the proposed Acquisition, including forecasted balance sheets, income statements, and cash flow statements of the Person or assets to be acquired, all prepared on a basis consistent with such Person’s (or assets’) historical financial statements, together with appropriate supporting details and a statement of underlying assumptions for the 1-year period following the date of the proposed Acquisition, on a quarter by quarter basis), in form and substance (including as to scope and underlying assumptions) reasonable and customary for transactions of such type, as reasonably determined by the Required Lenders,

(e)                                  the aggregate principal amount of such Acquisition and the Acquired Debt assumed as a result of such Acquisition, together with the aggregate principal amount of all other Permitted Acquisitions and the outstanding Acquired Debt assumed as a result of such Permitted Acquisitions, shall not exceed (i) $5,000,000 at any time that the Leverage Ratio for the period of four Fiscal Quarters most recently ended for which financial statements are available, both before and after giving effect to such Acquisition and Acquired Debt on a pro forma basis, is less than 4.00 to 1.00, and (ii) $2,500,000 at all other times,

(f)                                   the assets being acquired or the Person whose equity interests are being acquired did not have negative EBITDA during the 12 consecutive month period most recently concluded prior to the date of the proposed Acquisition,

(g)                                  the Borrower has provided the Lead Lenders (or if no Lead Lenders, the Required Lenders) with written notice of the proposed Acquisition at least 10 Business Days prior to the anticipated closing date of the proposed Acquisition and, not later than 5 Business Days prior to the anticipated closing date of the proposed Acquisition, copies of the acquisition agreement and other material documents relative to the proposed Acquisition, which agreement and documents shall be reasonable and customary for transactions of such type,

(h)                                 the assets being acquired (other than a de minimis amount of assets in relation to the Borrower’s and its Subsidiaries’ total assets), or the Person whose equity interests are being acquired, are useful in or engaged in, as applicable, the business of the Borrower and its Subsidiaries or a business reasonably related thereto,

(i)                                     the assets being acquired (other than a de minimis amount of assets in relation to the assets being acquired) are located within the continental United States and Canada or the Person whose equity interests are being acquired is organized in a jurisdiction located within the continental United States and Canada,

(j)                                    such Acquisition was not preceded by an unsolicited tender offer for equity interest by, or proxy initiated by an unsolicited tender offer for such equity interest by, or proxy contest initiated by any Loan Party or its Subsidiaries, and

(k)                                 the subject assets or equity interests, as applicable, are being acquired directly by the Borrower or one of its Subsidiaries that is a Loan Party, and, in connection therewith, the applicable Loan Party shall have complied with Section 5.11 or Section 5.12 of the Agreement, as applicable, of the Agreement and, in the case of an acquisition of equity interests, the applicable Loan Party shall have demonstrated to the Agent that the new Loan Parties have received consideration sufficient to make the joinder documents binding and enforceable against such new Loan Parties.

“Permitted Discretion” shall mean a determination made in good faith and in the exercise of reasonable (from the perspective of a secured lender) business judgment.

“Permitted Dispositions” means:

(a)                                 sales, abandonment, or other dispositions of property that is substantially worn, damaged, or obsolete or no longer used or useful in the ordinary course of business and leases or subleases of Real Estate not useful in the conduct of the business of Holdings, the Borrower and their Subsidiaries,

(b)                                 sales of inventory to buyers in the ordinary course of business,

(c)                                  the use or transfer of money or Cash Equivalents in a manner that is not prohibited by the terms of the Agreement or the other Loan Documents,

(d)                                 the licensing, on a non-exclusive basis, of patents, trademarks, copyrights, and other intellectual property rights in the ordinary course of business,

(e)                                  the granting of Permitted Liens,

(f)                                   the sale or discount, in each case without recourse, of accounts receivable arising in the ordinary course of business, but only in connection with the compromise or collection thereof,

(g)                                  any involuntary loss, damage or destruction of property,

(h)                                 any involuntary condemnation, seizure or taking, by exercise of the power of eminent domain or otherwise, or confiscation or requisition of use of property,

(i)                                     the leasing or subleasing of assets of the Borrower or its Subsidiaries in the ordinary course of business,

(j)                                    the sale or issuance of equity interests (other than Disqualified Equity Interests) of Holdings to management in accordance with the final proviso under the definition of Disqualified Equity Interests,

(k)                                 (i) the lapse of registered patents, trademarks, copyrights and other intellectual property of Holdings, the Borrower or any of its Subsidiaries to the extent not economically desirable in the conduct of its business or (ii) the abandonment of patents, trademarks, copyrights, or other intellectual property rights in the ordinary course of business so long as (in each case under clauses (i) and (ii)), (A) with respect to copyrights, such copyrights are not material revenue generating copyrights, and (B) such lapse is not materially adverse to the interests of the Lenders or the Agent,

(l)                                     the making of Restricted Payments that are expressly permitted to be made pursuant to the Agreement,

(m)                             the making of Permitted Investments,

(n)                                 so long as no Event of Default has occurred and is continuing or would immediately result therefrom, the transfer of assets (i) from the Borrower or any of its Subsidiaries to a Loan Party (other than Holdings) or (ii) from any Subsidiary of the Borrower that is not a Loan Party to any other Subsidiary of the Borrower,

(o)                                 the sale of equity interests in the minority owned entities listed on Schedule 7.9,

(p)                                 sales or other dispositions of Rolling Stock; provided that as to each and all such sales or other dispositions: (i) as of the date of any such sale or other disposition and after giving effect thereto, no Default or Event of Default shall exist or have occurred and be continuing, (ii) such sale or other disposition shall be on commercially reasonable prices and terms as would be obtained from a non-Affiliate in a bona fide arm’s-length transaction, (and (iii) the Net Cash Proceeds payable or delivered to such Loan Party in respect of such sale or other disposition shall be paid or delivered, or caused to be paid or delivered, to the Agent in accordance with the terms of Section 2.6 of the Agreement,

(q)                                 the exchange of certain Rolling Stock that is Collateral for other Rolling Stock not constituting Collateral; provided that as to each and all such sales or other dispositions (i) as of the date of any such exchange and after giving effect thereto, no Default or Event of Default shall exist or have occurred and be continuing, (ii) such exchange constitutes a 1031 Exchange, and (iii) the applicable Loan Parties shall have complied with Sections 5.12 and 5.15 of the Agreement promptly following such exchange,

(r)                                    the expiration of leasehold interests or the termination of leasehold interests to the extent that such termination would not result in an Event of Default,

(s)                                   sale leasebacks of property; provided that as to each such sale leaseback: (i) as of the date of any such sale leaseback both before and after giving effect thereto, no Default or Event of Default shall have occurred and be continuing, (ii) such sale leaseback shall be on commercially reasonable prices and terms as would be obtained from a non-Affiliate in a bona fide arm’s-length transaction, and (iii) the Net Cash Proceeds payable or delivered to such Loan Party in respect of such sale leaseback shall be paid or delivered, or caused to be paid or delivered, to the Agent for application in accordance with the terms of Section 2.6 of the Agreement,

(t)                                    sales or other dispositions of assets not otherwise permitted in clauses (a) through (s) above so long as such sale or other disposition shall be on commercially reasonable prices and terms in a bona fide arm’s length transaction; provided that the fair market value of assets subject to all such dispositions shall not exceed $5,000,000 (inclusive of the fair market value of all prior dispositions) in the aggregate in any Fiscal Year, and

(u)                                 Permitted Xpress Global Sale.

“Permitted Indebtedness” means:

(a)                                 Indebtedness evidenced by the Agreement or the other Loan Documents,

(b)                                 Indebtedness set forth on Schedule 4.14 to the Agreement,

(c)                                  any Refinancing Indebtedness of the types of Permitted Indebtedness specified in clauses (b), (f) or (l) of this definition (in the case of the ABL Facility, to the extent permitted by the Intercreditor Agreement),

(d)                                 endorsement of instruments or other payment items for deposit,

(e)                                  Indebtedness consisting of (i) unsecured guarantees incurred in the ordinary course of business with respect to surety and appeal bonds, performance bonds, bid bonds, appeal bonds, completion guarantee and similar obligations; (ii) unsecured guarantees arising with respect to customary indemnification obligations to purchasers in connection with Permitted Dispositions; and (iii) unsecured guarantees with respect to Indebtedness of the Borrower or one of its Subsidiaries, to the extent that the Person that is obligated under such guaranty could have incurred such underlying Indebtedness,

(f)                                   Indebtedness of the Borrower or any Subsidiary incurred to finance the acquisition, construction or improvement of Rolling Stock and other tangible personal or real property, including Capitalized Lease Obligations, and any Indebtedness assumed in connection with the acquisition of any such assets if secured by a Lien on any such assets prior to the acquisition thereof; provided that such Indebtedness is incurred prior to or within 120 days after such acquisition or the completion of such construction or improvements,

(g)                                  Indebtedness in respect of guarantees provided by the Borrower or any of its Subsidiaries relating to the Borrower’s or any Subsidiary’s owner-operator tractor financing program; provided that the aggregate principal amount of Indebtedness permitted under this clause (g) shall not exceed $5,000,000 at any one time,

(h)                                 Indebtedness incurred in the ordinary course of business under performance, surety, statutory, or appeal bonds, provided that such Indebtedness shall be unsecured or shall only be secured by cash deposits or letters of credit issued under the ABL Facility,

(i)                                     Indebtedness owed to any Person (not affiliated with the Borrower) providing property, casualty, liability, or other insurance to Holdings, the Borrower or any of its Subsidiaries, so long as the amount of such Indebtedness is not in excess of the amount of the unpaid cost of, and shall be incurred only to defer the cost of, such insurance for the year in which such Indebtedness is incurred and such Indebtedness is outstanding only during such year,

(j)                                    the incurrence by the Borrower or its Subsidiaries of Indebtedness in connection with Hedging Transactions permitted by Section 7.17,

(k)                                 Indebtedness incurred in the ordinary course of business in respect of credit cards, credit card processing services, debit cards, stored value cards, commercial cards (including so-called “purchase cards”, “procurement cards” or “p-cards”), or cash management services,

(l)                                     Indebtedness in respect of the ABL Facility to the extent permitted by the Intercreditor Agreement; provided that such Indebtedness shall not exceed                      (x) (i) the product of (A) $135,000,000 plus (B) incremental revolving commitments in an aggregate amount of up to $60,000,000 by the lenders under the ABL Facility in excess of the closing date revolving commitments of $135,000,000; provided, further, that such incremental revolving commitments shall only be permitted if no Default or Event of Default is continuing and has not been waived or would result therefrom and (with respect only to increases in the commitments under the ABL Facility above $165,000,000) if and only if on a pro forma basis after giving effect thereto (and assuming for this purpose that all unused availability under the ABL Facility after giving effect to the incremental commitments is borrowed in the form of a loan), the Leverage Ratio (as defined in the Agreement as in effect on the Closing Date) for the period of four Fiscal Quarters most recently ended is less than the ratio set forth in Section 6.1 as in effect on the date hereof applicable at the end of the most recent Fiscal Quarter for which financial statements are available multiplied by (ii) 105%, minus (y) the aggregate amount of all permanent reductions in commitments to provide extensions of credit under the ABL Facility, calculated without giving effect to any termination of the lenders’ commitment to provide extensions of credit under the ABL Facility as a result of any default by the borrowers under the ABL Facility that with the giving of notice or the lapse of time or both, would constitute an “Event of Default” under the ABL Facility,

(m)                             Indebtedness comprising Permitted Investments (subject to the limitations set forth in the definition of “Permitted Acquisitions”, to the extent applicable),

(n)                                 unsecured Indebtedness incurred in respect of netting services, overdraft protection, and other like services, in each case, incurred in the ordinary course of business,

(o)                                 unsecured Indebtedness of Holdings owing to former employees, officers, or directors (including any spouses, ex-spouses, or estates of any of the foregoing, but excluding any Permitted Shareholders) incurred in connection with the repurchase by Holdings of the equity interests of Holdings that has been issued to such Persons, so long as (i) no Default or

Event of Default has occurred and is continuing or would result from the incurrence of such Indebtedness, (ii) the aggregate amount of all such Indebtedness outstanding at any one time does not exceed $2,500,000, and (iii) such Indebtedness is subordinated to the Obligations on terms and conditions reasonably acceptable to the Required Lenders,

(p)                                 Indebtedness of all Subsidiaries of the Borrower that are CFCs in an aggregate amount not to exceed $5,000,000 (the “CFC Indebtedness Limitation”) in the aggregate at any time outstanding for all Subsidiaries of the Borrower that are CFCs; provided that the CFC Indebtedness Limitation shall increase by $1,000,000 for every $10,000,000 by which total revenue, calculated on an annual basis on the last day of each Fiscal Year, of Xpress Internacional, S.A. de C.V. exceeds $50,000,000 (as determined in accordance with GAAP), such adjustment to occur on the last day of the applicable Fiscal Year, but the CFC Indebtedness Limitation shall not exceed $10,000,000 at any time; provided, further, that such Indebtedness is not directly or indirectly recourse to or secured by any of the Loan Parties or of their respective assets,

(q)                                 accrual of interest, accretion or amortization of original issue discount, or the payment of interest in kind, in each case, on Indebtedness that otherwise constitutes Permitted Indebtedness,

(r)                                    the Permitted Subordinated Indebtedness, and

(s)                                   any other Indebtedness not to exceed (i) $5,000,000 at any time that the Leverage Ratio for the period of four Fiscal Quarters most recently ended, both before and on a pro forma basis after giving effect to the incurrence of such Indebtedness, is less than 4.00 to 1.00, and (ii) $1,000,000 at all other times.

“Permitted Intercompany Advances” shall mean Investments made by the Borrower in or to any Subsidiary and by any Subsidiary to the Borrower or in or to another Subsidiary; provided that (x) as of the date of any such Investments and after giving effect thereto, no Default or Event of Default shall exist or have occurred and be continuing and (y) the aggregate amount of Investments by Loan Parties in or to, and guarantees by Loan Parties of Indebtedness of any Subsidiary that is not a Guarantor (excluding all such Investments and guarantees existing on the Closing Date) shall not exceed (i) $5,000,000 (the “Intercompany  Non-Guarantor Indebtedness Limitation” ) at any time; provided that the Intercompany Non-Guarantor Indebtedness Limitation shall increase by $1,000,000 for every $10,000,000 by which total revenue, calculated on an annual basis on the last day of each Fiscal Year, of Xpress International, S.A. de C.V. exceeds $50,000,000 (as determined in accordance with GAAP), such adjustment to occur on the last day of the applicable Fiscal Year, but the Intercompany Non-Guarantor Indebtedness Limitation shall not exceed $10,000,000 at any time.

“Permitted Investments” means:

(a)                                 Investments in cash and Cash Equivalents,

(b)                                 Investments in negotiable instruments deposited or to be deposited for collection in the ordinary course of business,

(c)                                  advances made in connection with purchases of goods or services in the ordinary course of business,

(d)                                 Investments received in settlement of amounts due to any Loan Party or any of its Subsidiaries effected in the ordinary course of business or owing to any Loan Party or any of its Subsidiaries as a result of Insolvency Proceedings involving an account debtor or upon the foreclosure or enforcement of any Lien in favor of a Loan Party or its Subsidiaries,

(e)                                  Investments owned by any Loan Party or any of its Subsidiaries on the Closing Date and set forth on Schedule 7.9 to this Agreement,

(f)                                   guarantees to the extent permitted under the definition of Permitted Indebtedness,

(g)                                  [reserved],

(h)                                 equity interests or other securities acquired in connection with the satisfaction or enforcement of Indebtedness or claims due or owing to a Loan Party or its Subsidiaries (in bankruptcy of customers or suppliers or otherwise outside the ordinary course of business) or as security for any such Indebtedness or claims,

(i)                                     deposits of cash made in the ordinary course of business to secure performance of operating leases,

(j)                                    loans and advances to employees and officers of the Borrower or any of its Subsidiaries (other than any Permitted Shareholder) in the ordinary course of business for any other business purpose and in an aggregate amount not to exceed $1,000,000 at any one time,

(k)                                 (i) payroll and similar advances to employees, drivers, consultants or other service providers (other than any Permitted Shareholders) to cover matters that are expected at the time of such advances ultimately to be treated as expenses for accounting purposes, (ii) loans and advances to employees of the Borrower or any of its Subsidiaries for any other purpose, (iii) loans and advances for driver education or training made in the ordinary course of business, and (iv) loans and advances in the ordinary course of business to any owner operator or similar individual performing services for the Borrower or any of its Subsidiaries to finance the purchase or lease of equipment; provided that the aggregate amount of loans and advances made in accordance with this clause (k) shall not exceed $5,000,000 in the aggregate at any one time outstanding,

(l)                                     Investments (i) in connection with Hedging Transactions permitted by Section 7.17, or (ii) resulting from entering into agreements relative to Indebtedness that is permitted under clause (j) of the definition of Permitted Indebtedness,

(m)                             Investments made in captive insurance companies in an amount not to exceed the minimum amount of capitalization required pursuant to regulatory capital requirements provided that if such amount is greater than $10,000,000, the Borrower  shall  provide  to  the Agent  a  reasonably  detailed  description  of  the increased capital requirements,

(n)                                 Investments in respect of Permitted Intercompany Advances (other than to captive insurance companies),

(o)                                 additional Investments up to a maximum aggregate amount of $15,000,000 including for the acquisition of all or any portion of the equity interests not owned by a Loan Party as of the Closing Date in Transportation Investments Inc., Transportation Assets Leasing Inc. and Total Logistics Inc., so long as at the time of any such Investment (i) no Default or Event of Default shall have occurred and be continuing or would result therefrom and (ii) on a pro forma basis after giving effect thereto, the Borrower is in compliance with the financial covenants set forth in Section 6.1 and 6.2 for the most recent four Fiscal Quarter period for which financial statements are available; provided that there shall be reserved against such maximum amount the expected liabilities under the put obligation referred to in clause (p) below as determined in accordance with GAAP; provided, further, that on the date payment is made in respect of such put obligation such reserve shall be eliminated and such maximum amount shall be permanently reduced on a dollar-for-dollar basis by the greater of (ix) the amount of such payment and (y) $5,000,000,

(p)                                 the acquisition of all or any portion of the equity interests not owned by a Loan Party as of the Closing Date in Xpress Internacional, S. de R.L. de C.V. in accordance with the terms of that certain Amendment Agreement to Stock Purchase Agreement dated as of August 20, 2012 by and between Xpress Holdings, Inc., U.S. Xpress Enterprises, Inc., Xpress Internacional, S. de R.L. de C.V., Mexliner Logistics, S.A. de C.V. and Mexliner USA, LLC, as such agreement is in effect on the Closing Date, and

(q)                                 Investments in respect of Permitted Acquisitions.

“Permitted Liens” means

(a)                                 Liens granted to, or for the benefit of, the Agent to secure the Obligations,

(b)                                 Liens for unpaid taxes, assessments, or other governmental charges or levies that either (i) are not yet delinquent, or (ii) do not have priority over the Agent’s Liens and the underlying taxes, assessments, or charges or levies are the subject of Permitted Protests,

(c)                                  judgment Liens arising solely as a result of the existence of judgments, orders, or awards that do not constitute an Event of Default under Section 8.1(k) of the Agreement,

(d)                                 Liens set forth on Schedule 7.2 to the Agreement; provided that to qualify as a Permitted Lien, any such Lien described on Schedule 7.2 to the Agreement shall only secure the Indebtedness that it secures on the Closing Date and any Refinancing Indebtedness in respect thereof,

(e)                                  the interests of lessors under operating leases and  non-exclusive licensors under  license agreement,

(f)                                   purchase money Liens upon or in Rolling Stock or other tangible personal or real property to secure the purchase price or the cost of construction or improvement of such assets (including Liens securing any Capitalized Lease Obligations) or to secure Indebtedness incurred solely for the purpose of financing the acquisition, construction or improvement of such assets; provided that (i) such Lien secures Indebtedness permitted by clause (f) of the definition of Permitted Indebtedness, (ii) such Lien attaches to such asset concurrently or within 90 days after the acquisition, improvement or completion of the construction thereof; (iii) such Lien does not extend to any other asset (except for customary cross-collateralization provisions in secured financing or leases supplied by a single financial institution or its affiliates, pursuant to which the lien of the single financial institution may extend to all assets financed by such financial institution); and (iv) the Indebtedness secured thereby does not exceed the cost of acquiring, constructing, improving, and placing into service such fixed or capital assets,

(g)                                  Liens arising by operation of law in favor of warehousemen, landlords, carriers, mechanics, materialmen, laborers, or suppliers, incurred in the ordinary course of business and not in connection with the borrowing of money, and which Liens either (i) are for sums not yet delinquent, or (ii) are the subject of Permitted Protests,

(h)                                 Liens on amounts deposited to secure the Borrower’s and its Subsidiaries obligations in connection with worker’s compensation or other unemployment insurance,

(i)                                     Liens on amounts deposited to secure Holdings’, the Borrower’s and its Subsidiaries’ obligations in connection with the making or entering into of bids, tenders, or leases in the ordinary course of business and not in connection with the borrowing of money,

(j)                                    Liens on amounts deposited to secure Holdings’, the Borrower’s and its Subsidiaries’ reimbursement obligations with respect to surety or appeal bonds obtained in the ordinary course of business,

(k)                                 with respect to any Real Estate, easements, rights of way, and zoning restrictions that do not materially interfere with or impair the use or operation thereof,

(l)                                     non-exclusive licenses of patents, trademarks, copyrights, and other intellectual property rights in the ordinary course of business,

(m)                             Liens that are replacements of Permitted Liens to the extent that the original Indebtedness is the subject of permitted Refinancing Indebtedness and so long as the replacement Liens only encumber those assets that secured the original Indebtedness,

(n)                                 rights of setoff or bankers’ liens upon deposits of funds in favor of banks or other depository institutions, solely to the extent incurred in connection with the maintenance of such deposit accounts in the ordinary course of business,

(o)                                 Liens granted in the ordinary course of business on the unearned portion of insurance premiums securing the financing of insurance premiums to the extent the financing is permitted under the definition of Permitted Indebtedness,

(p)                                 Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods,

(q)                                 other Liens which do not secure Indebtedness for borrowed money or letters of credit and as to which the aggregate amount of the obligations secured thereby does not exceed $1,000,000, and

(r)                                    Liens in respect of the ABL Facility and any Refinancing Indebtedness in respect of the ABL Facility that are on Shared ABL Priority Collateral or Shared Term Loan Priority Collateral (as such terms are defined in the Intercreditor Agreement), in each case, to the extent permitted by the terms of the Intercreditor Agreement.

“Permitted Protests” shall mean the right of the Borrower or any of its Subsidiaries to protest any Lien (other than any Lien that secures the Obligations), taxes (other than payroll taxes or taxes that are the subject of a United States federal tax lien), or rental payment, provided that (a) a reserve with respect to such obligation is established on such Borrower’s or its Subsidiaries’ books and records in such amount as is required under GAAP, (b) any such protest is instituted promptly and prosecuted diligently by the Borrower or its Subsidiary, as applicable, in good faith, and (c) the Agent and Lead Lenders (or if there are no Lead Lenders, the Required Lenders) are is satisfied that, while any such protest is pending, there will be no impairment of the enforceability, validity, or priority of any of Agent’s Liens.

“Permitted Shareholders” shall mean (1) Max L. Fuller, Patrick Quinn, their spouses, their lineal descendants and spouses of their lineal descendants; (2) the estates of Persons described in clause (1); (3) trusts established for the benefit of any Person or Persons described in clause (1); and (4) corporations, limited liability companies, partnerships or similar entities 75% or more owned by any Person or Persons described in clauses (1) through (3).

“Permitted Subordinated Debt” shall mean any Indebtedness of the Borrower or any Subsidiary evidenced by the Management Note on terms (including, without limitation, subordination provisions) acceptable to the Agent and the Required Lenders.

“Permitted Tax Distributions” shall mean cash dividends or distributions by Borrower to Holdings (for further distribution to shareholders of Holdings) with respect to each taxable year during which Holdings is a pass-through entity for federal income tax purposes in an amount not to exceed the aggregate of the maximum federal and state income tax liability of the shareholders of Holdings (assuming that all of such shareholders are taxed at the maximum permissible federal and other applicable state rates of such partners or members) attributable to the taxable income of Borrower for such taxable year, computed in accordance with the Code, and taking into account to the extent applicable for the period as a reduction to taxable income, (1) any taxable losses of Borrower or Holdings incurred in prior taxable years, to the extent not previously taken into account hereunder, (2) the differing income top rates applicable to different classes of income, and (3) the federal deduction for state and local income taxes.

“Permitted Xpress Global Sale” shall mean the sale, lease, or other disposition (each, a “disposition”) of all or substantially all of the assets, liabilities, or equity interests, or any combination of any of the foregoing, used in the business of Xpress Global Systems, Inc. (the “XGS Entity”), whether such assets or liabilities are owned by any XGS Entity or leased by any XGS Entity from a Loan Party or any other Person, on terms and conditions satisfactory to the Agent and the Required Lenders to the extent that (A) after giving effect on a Pro Forma Basis to such disposition, the Leverage Ratio for the period of four Fiscal Quarters most recently ended for which financial statements are available shall be less than the Leverage Ratio determined for the same period immediately prior to giving effect to such disposition, in each case measured as of the last day of the most recently ended Fiscal Quarter for which financial statements had been delivered, (B) after giving effect on a Pro Forma Basis to such disposition, the Borrower would be in compliance with the covenants set forth in Article VI, measured as of the last day of the most recently ended Fiscal Quarter for which financial statements had been delivered, (C) no Default or Event of Default shall exist before or after giving effect on a Pro Forma Basis to such disposition, (D) the consideration for such disposition consists of cash or such other consideration agreed to by the Agent and the Required Lenders, and (E) the Borrower has delivered an officer’s certificate to the Lead Lenders, in form and substance reasonably satisfactory to the Lead Lenders (or if there are no Lead Lenders, the Required Lenders), certifying that each of the foregoing conditions is satisfied. The parties acknowledge and agree that the final terms of a disposition may include (i) the provision by the Borrower or any of its Subsidiaries of customary transition services, including without limitation IT and accounting services, for customary and reasonable periods of time, and (ii) the lease by the Borrower or any of its Subsidiaries of Real Estate or equipment used by the XGS Entities in the ordinary course of business, including without limitation Rolling Stock to the buyer or surviving entity, which leases may include purchase options for such assets (so long as the consideration for such purchase options is cash).

“Person” shall mean any individual, partnership, firm, corporation, association, joint venture, limited liability company, trust or other entity, or any Governmental Authority.

“Pledge Agreement” shall mean any pledge agreement securing any or all of the Obligations delivered pursuant to Sections 5.11 and 5.12, in each case, as amended, restated, supplemented or otherwise modified from time to time.

“Prepayment Premium” means, in the event of any optional prepayment of the Term Loans permitted pursuant to Section 2.5 (except as provided in Section 2.5(b) with respect to Specified Sale Proceeds) or a mandatory prepayment of the Term Loans required pursuant to Section 2.6 (except as provided in Section 2.6(a) (with respect to Specified Sale Proceeds) or Section 2.6(d)), on any date within a period set forth in the table below, an amount equal to the applicable percentage of the principal amount so prepaid set forth opposite such period in accordance with the table set forth below:

Period	Applicable Prepayment Premium
May 1, 2016 through April 30, 2017	5.0%
May 1, 2017 through January 31, 2018	2.5%
February 1, 2018 and thereafter	None

“Pro Forma Basis” means, for purposes of calculating the financial covenants set forth in Article VI or compliance with any covenants referencing such financial covenants, that any disposition or Acquisition (of all or substantially all of the assets or equity interests of a

Person or line of business or division) shall be deemed to have occurred as of the first day of the most recent four fiscal quarter period preceding the date of such transaction for which the Borrower was required to deliver financial statements pursuant to Section 5.1(a).  In connection with the foregoing, with respect to any disposition or Acquisition (i) income statement and cash flow statement items (whether positive or negative) attributable to the Person or property disposed of shall be excluded to the extent relating to any period occurring prior to the date of such transaction and (ii) any Indebtedness incurred or assumed or repaid by the Borrower or any Subsidiary (including the Person or property acquired) in connection with such transaction (A) shall be deemed to have been incurred or repaid as of the first day of the applicable period and (B) if such Indebtedness has a floating or formula rate, shall have an implied rate of interest for the applicable period for purposes of this definition determined by utilizing the rate which is or would be in effect with respect to such Indebtedness as at the relevant date of determination.

“Pro Rata Share” shall mean with respect to any Lender at any time, a percentage, the numerator of which shall be such Lender’s portion of the principal amount of the Term Loans, and the denominator of which shall be the aggregate principal amount of all Term Loans of all Lenders.

“Projections” shall mean the Borrower’s forecasted (a) balance sheets, (b) profit and loss statements, and (c) cash flow statements, all prepared on a basis consistent with the Borrower’s historical financial statements, together with appropriate supporting details and a statement of underlying assumptions.

“Qualified Equity Interest” shall mean and refers to any equity interests issued by Holdings (and not by one or more of its Subsidiaries) that is not a Disqualified Equity Interest.

“Real Estate” shall mean all real property owned or leased by the Borrower and its Subsidiaries.

“Recipient” shall mean, as applicable, (a) the Agent or (b) any Lender.

“Refinancing Indebtedness” shall mean refinancings, renewals or extensions of Indebtedness so long as:

(a)                                 such refinancings, renewals, or extensions do not result in an increase in the principal amount of the Indebtedness so refinanced, renewed, or extended, other than by the amount of premiums paid thereon and the fees and expenses incurred in connection therewith and by the amount of unfunded commitments with respect thereto; provided that Rolling Stock and Real Estate that is not Collateral after such refinancing may be refinanced at fair market value,

(b)                                 such refinancings, renewals, or extensions do not result in a shortening of the average weighted maturity (measured as of the refinancing, renewal, or extension) of the Indebtedness so refinanced, renewed, or extended, nor are they on terms or conditions that, taken as a whole, are or could reasonably be expected to be materially adverse to the interests of the Lenders,

(c)                                  if the Indebtedness that is refinanced, renewed, or extended was subordinated in right of payment to the Obligations, then the terms and conditions of the refinancing, renewal, or extension must include subordination terms and conditions that are at least as favorable to the Lender as those that were applicable to the refinanced, renewed, or extended Indebtedness, and

(d)                                 the Indebtedness that is refinanced, renewed, or extended is not recourse to any Person that is liable on account of the Obligations other than those Persons which were obligated with respect to the Indebtedness that was refinanced, renewed, or extended.

“Regulation D” shall mean Regulation D of the Board of Governors of the Federal Reserve System, as the same may be in effect from time to time, and any successor regulations.

“Regulation T” shall mean Regulation T of the Board of Governors of the Federal Reserve System, as the same may be in effect from time to time, and any successor regulations.

“Regulation U” shall mean Regulation U of the Board of Governors of the Federal Reserve System, as the same may be in effect from time to time, and any successor regulations.

“Regulation X” shall mean Regulation X of the Board of Governors of the Federal Reserve System, as the same may be in effect from time to time, and any successor regulations.

“Related Parties” shall mean, with respect to any specified Person, such Person’s Affiliates and the respective managers, administrators, trustees, partners, directors, officers, employees, agents, advisors, sub-advisors or other representatives of such Person and such Person’s Affiliates.

“Release” shall mean any release, spill, emission, leaking, dumping, injection, pumping, pouring, emptying, deposit, disposal, discharge, dispersal, leaching or migration into the environment (including ambient air, surface water, groundwater, land surface or subsurface strata) or within any building, structure, facility or fixture (including the abandonment of drums, barrels, containers and other receptacles containing any Hazardous Material).

“Remedial Action” shall mean all actions taken to (a) clean up, remove, remediate, contain, treat, monitor, assess, evaluate, or in any way address Hazardous Materials in the indoor or outdoor environment, (b) prevent or minimize a release or threatened release of Hazardous Materials so they do not migrate or endanger or threaten to endanger public health or welfare or the indoor or outdoor environment, (c) restore or reclaim natural resources or the environment, (d) perform any pre-remedial studies, investigations, or post-remedial operation and maintenance activities, or (e) conduct any other actions with respect to Hazardous Materials required by Environmental Laws.

“Rental Expense” means, for any fiscal period, the rental expense of the Borrower and its Subsidiaries during such period incurred under rental agreements or leases of real or personal property.

“Required Lenders” means, at any time, Lenders whose aggregate Pro Rata Shares exceed 50%; provided, however, that at any time the total number of Lenders (counting Affiliates or Approved Funds of a Lender or any accounts or clients managed, advised or sub-advised by such Lender as a single Lender with such Lender for this purpose) is two, “Required Lenders” must include at each Lender; provided, further, that at any time the total number of Lenders (counting Affiliates or Approved Funds of a Lender or any accounts or clients managed, advised or sub-advised by such Lender as a single Lender with such Lender for this purpose) is more than two, “Required Lenders” must include all of the Lead Lenders (unless there are no Lead Lenders at such time).

“Requirement of Law” for any Person shall mean the articles or certificate of incorporation, bylaws, partnership certificate and agreement, or limited liability company certificate of organization and agreement, as the case may be, and other organizational and governing documents of such Person, and any law, treaty, rule or regulation, or determination of a Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Responsible Officer” shall mean any of the president, the chief executive officer, the chief operating officer, the chief financial officer, the Vice President of Treasury, Senior Vice President of Accounting and Finance, or secretary of the Borrower or such other representative of the Borrower as may be designated in writing by any one of the foregoing with the consent of the Agent; and, with respect to the financial covenants only, the chief financial officer or the treasurer of the Borrower.

“Restricted Payment” shall mean to (a) declare or pay any dividend or make any other payment or distribution, directly or indirectly, on account of equity interests issued by any Loan Party (including any payment in connection with any merger or consolidation involving a Loan Party) or to the direct or indirect holders of equity interests issued by any Loan Party in their capacity as such, or (b) purchase, redeem, make any sinking fund or similar payment, or otherwise acquire or retire for value (including in connection with any merger or consolidation involving any Loan Party) any equity interests issued by any Loan Party.

“Rolling Stock” shall mean all trucks, tractors and trailers owned by the Borrower and the Guarantors.

“S&P” shall mean Standard & Poor’s Rating Group, a division of The McGraw-Hill Companies, Inc.

“Sanctioned Country” shall mean a country subject to a sanctions program identified on the list maintained by OFAC and available at http://www.treasury.gov/resource-center/sanctions/Pages/ default.aspx, or as otherwise published from time to time.

“Sanctioned Person” shall mean (i) a Person named on the list of “Specially Designated Nationals and Blocked Persons” maintained by OFAC available at http://www.treasury.gov/resource-center/sanctions/SDN-List/Pagesidefault.aspx, or as otherwise published from time to time, or (ii) (A) an agency of the government of a Sanctioned Country, (B)

an organization controlled by a Sanctioned Country, or (C) a person resident in a Sanctioned Country, to the extent subject to a sanctions program administered by OFAC.

“Secured Parties” shall mean the Agent and the Lenders.

“Solvent” shall mean, with respect to any Person on a particular date, giving effect to all contribution rights of such Person arising under the Guaranty and Security Agreement, that on such date (a) the fair value of the property of such Person is greater than the total amount of liabilities, including subordinated and contingent liabilities, of such Person; (b) the present fair saleable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts and liabilities, including subordinated and contingent liabilities as they become absolute and matured; (c) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay as such debts and liabilities mature; and (d) such Person is not engaged in a business or transaction, and is not about to engage in a business or transaction, for which such Person’s property would constitute an unreasonably small capital. The amount of contingent liabilities (such as litigation, guaranties and pension plan liabilities) at any time shall be computed as the amount that, in light of all the facts and circumstances existing at the time, represents the amount that would reasonably be expected to become an actual or matured liability.

“Specified Sale Limit” shall mean, as of any date of determination, the result of (a) $55,000,000 plus (b) the Net Cash Proceeds of dispositions of Off-Finance Rolling Stock applied to mandatory prepayments pursuant to Section 2.6(a) minus (c) the aggregate amount of optional prepayments made from the Specified Sale Proceeds pursuant to Section 2.5(b) or to mandatory prepayments made from Specified Sale Proceeds pursuant to Section 2.6(a).

“Specified Sale Proceeds” shall mean the proceeds of (x) the sale of all or substantially all of the assets or equity of Xpress Global Systems, Inc., (y) the sale of any capital assets included as Collateral or (z) any Rolling Stock (i) acquired from the lessor thereof or (ii) subject to third party secured financing that is paid in full, in each case that is sold or otherwise disposed of within 120 days of the date of acquisition thereof or the date of retirement of the financing relating thereto (the “Off-Finance Rolling Stock”).

“Subsidiary” shall mean, with respect to any Person (the “parent”), any corporation, partnership, joint venture, limited liability company, association or other entity the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other corporation, partnership, joint venture, limited liability company, association or other entity (i) of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power, or in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, controlled or held, or (ii) that is, as of such date, otherwise controlled, by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent. Unless otherwise indicated, all references to “Subsidiary” hereunder shall mean a Subsidiary of the Borrower.

“SunTrust Facility” shall mean that certain Second Amended and Restated Revolving Credit and Term Loan Agreement, dated as of May 31, 2013, by and among the Borrower, the lenders from time to time parties thereto and SunTrust Bank, as administrative agent thereunder, as amended, restated supplemented or otherwise modified from time to time.

“Synthetic Lease” shall mean a lease transaction under which the parties intend that (i) the lease will be treated as an “operating lease” by the lessee pursuant to Accounting Standards Codification Sections 840-10 and 840-20, as amended, and (ii) the lessee will be entitled to various tax and other benefits ordinarily available to owners (as opposed to lessees) of like property.

“Synthetic Lease Obligations” shall mean, with respect to any Person, the sum of (i) all remaining rental obligations of such Person as lessee under Synthetic Leases which are attributable to principal and, without duplication, (ii) all rental and purchase price payment obligations of such Person under such Synthetic Leases assuming such Person exercises the option to purchase the lease property at the end of the lease term.

“Taxes” shall mean any and all present or future taxes, levies, imposts, duties, deductions withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term Lender” shall mean, (a) at any time on or prior to the Closing Date, any Lender that has a Term Loan Commitment at such time and (b) thereafter, any Lender that holds a Term Loan at such time.

“Term Loan” shall mean an advance made by a Term Lender under the Term Loan Facility, and all references to the principal amount thereof shall include the amount of any Margin PIK Component added to the principal amount thereof pursuant to Section 2.7(e).

“Term Loan Commitment” shall mean, with respect to each Lender, the obligation of such Lender to make a Term Loan hereunder on the Closing Date, in a principal amount not exceeding the amount set forth on Schedule I hereto.

“Term Loan Facility” shall mean, (a) at any time on or prior to the Closing Date, the aggregate principal amount of the Term Loan Commitments of all Term Lenders and (b) at any time after the Closing Date, the aggregate principal amount of the Term Loans of all Term Lenders at such time.

“Term Priority Collateral” shall have the meaning ascribed to it in Section 5.6.

“Threshold Amount” shall mean $2,500,000.

“Threshold Percentage” shall have the meaning ascribed to it in Section 5.17(b).

“Title Processor” shall have the meaning ascribed to it in Section 5.15.

“Trademark” shall have the meaning assigned to such term in the Guaranty and Security Agreement.

“Trademark Security Agreement” shall mean, collectively, the Trademark Security Agreements executed by the Loan Parties owning Trademarks or licenses of Trademark in favor of the Agent, on behalf of itself and Lenders, both on the Closing Date and thereafter.

“Trading with the Enemy Act” shall mean the Trading with the Enemy Act of the United States of America (50 U.S.C. App. §§ 1 et seq.), as amended and in effect from time to time.

“Transactions” shall mean, collectively, the transactions contemplated hereunder and under the ABL Facility.

“Uniform Commercial Code” or “UCC” shall mean the Uniform Commercial Code as in effect from time to time in the State of New York; provided, that to the extent that the Uniform Commercial Code is used to define any term herein or in any Loan Document and such term is defined differently in different Articles or Divisions of the Uniform Commercial Code, the definition of such term contained in Article or Division 9 shall govern; provided further, that in the event that, by reason of mandatory provisions of law, any or all of the attachment, perfection or priority of, or remedies with respect to, the Agent’s or any Lender’s Lien on any Collateral is governed by the Uniform Commercial Code as enacted and in effect in a jurisdiction other than the State of New York, the term “Uniform Commercial Code” shall mean the Uniform Commercial Code as enacted and in effect in such other jurisdiction solely for purposes of the provisions thereof relating to such attachment, perfection, priority or remedies and for purposes of definitions related to such provisions.

“U.S. Person” shall mean any Person that is a “United States person” as defined in Section 7701(a)(30) of the Code.

“U.S. Tax Compliance Certificate” shall have the meaning set forth in Section 2.14(f)(ii).

“Withdrawal Liability” shall mean liability to or with respect to a Multiemployer Plan as a result of a “complete withdrawal” or a “partial withdrawal” from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

“Withholding Agent” shall mean the Borrower, any other Loan Party or the Agent, as applicable.

“Working Capital” shall mean, as of any date, an amount equal to the current assets of the Borrower and its Subsidiaries as of such date (excluding cash and cash equivalents), less the current liabilities of the Borrower and its Subsidiaries as of such date (excluding current maturities of any Indebtedness), in each case, determined on a consolidated basis in accordance with GAAP.

“XGS Entity” shall have the meaning set forth in the definition of Permitted Xpress Global Sale.

Section 1.2.                                Accounting Terms and Determination. Unless otherwise defined or specified herein, all accounting terms used herein shall be interpreted, all accounting determinations hereunder shall be made, and all financial statements required to be delivered hereunder shall be prepared, in accordance with GAAP as in effect from time to time, applied on a basis consistent (except for such changes approved by the Borrower’s independent public accountants) with the most recent audited consolidated financial statement of the Borrower delivered pursuant to Section 5.1(a); provided, that if the Borrower notifies the Agent that the Borrower wishes to amend any covenant in Article VI to eliminate the effect of any change in GAAP on the operation of such covenant (or if the Agent notifies the Borrower that the Required Lenders wish to amend Article VI for such purpose), then the Borrower’s compliance with such covenant shall be determined on the basis of GAAP in effect immediately before the relevant change in GAAP became effective, until either such notice is withdrawn or such covenant is amended in a manner satisfactory to the Borrower and the Required Lenders. Notwithstanding any other provision contained herein, all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made, without giving effect to any election under Accounting Standards Codification Section 825-10 (or any other Financial Accounting Standard having a similar result or effect) to value any Indebtedness or other liabilities of any Loan Party or any Subsidiary of any Loan Party at “fair value”, as defined therein.

Section 1.3.                                Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including” and the word “to” means “to but excluding”. Unless the context requires otherwise (i) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as it was originally executed or as it may from time to time be amended, restated, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (ii) any reference herein to any Person shall be construed to include such Person’s successors and permitted assigns, (iii) the words “hereof’, “herein” and “hereunder” and words of similar import shall be construed to refer to this Agreement as a whole and not to any particular provision hereof, (iv) all references to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles, Sections, Exhibits and Schedules to this Agreement and (v) all references to a specific time shall be construed to refer to New York time (Eastern daylight or standard, as applicable), unless otherwise specified.  Any financial ratios required to be maintained by the Borrower pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

ARTICLE II

AMOUNT AND TERMS OF THE COMMITMENTS

Section 2.1.                                Term Loan Facility. Subject to and upon the terms and conditions herein set forth, each Lender shall, on the Closing Date, make its portion of the Term Loans to the Borrower in a principal amount equal to such Lender’s Term Loan Commitment; provided, that, notwithstanding anything to the contrary contained herein (and without affecting any other provisions hereof), the Borrower and the Lenders hereby agree that original issue discount shall apply to the Term Loans such that the Lenders shall fund the Term Loans to the Borrower in an amount equal to 99% of the principal amount of such Term Loans (it being agreed that the full principal amount of the Term Loans shall be deemed outstanding on the Closing Date, the Borrower shall be obligated to repay 100% of the principal amount of the Term Loans as provided hereunder and all calculations of interest and any fees calculated by reference to the principal amount thereof will be made on the basis of the full stated amount thereof).  The Term Loan Commitment of each Lender to fund such Term Loans shall terminate upon the funding by such Lender of its Term Loans (after giving effect to such original issue discount).  Once repaid, whether such repayment is voluntary or required, the Term Loans may not be reborrowed.

Section 2.2.                                Funding of Borrowings.

(a)                                 Upon satisfaction of the applicable conditions set forth in Article III, the Lenders shall make the Loans available to the Borrower by wire transfer of such funds in accordance with instructions provided to (and reasonably acceptable to) the Lenders by the Borrower.  Prior to 9:00 a.m. on the Closing Date, the Borrower shall give the Agent written notice in the form of a Notice of Borrowing, which shall be irrevocable and shall specify (i) the aggregate principal amount of the Term Loans to be made, and (ii) the date of borrowing (which shall be the Closing Date).

(b)                                 All Term Loans shall be made by the Lenders on the basis of their respective Pro Rata Shares. No Lender shall be responsible for any default by any other Lender in its obligations hereunder, and each Lender shall be obligated to make its Loans provided to be made by it hereunder, regardless of the failure of any other Lender to make its Loans hereunder.

Section 2.3.                                Repayment of Loans. The Borrower unconditionally promises to pay to the Agent for the account of the Term Lenders equal quarterly principal installments of the Term Loans on the last day of each March, June, September and December, commencing on December 31, 2014, each such quarterly installment to be in the amount of 0.25% of the aggregate principal amount of the Term Loans outstanding on the Closing Date.  The entire outstanding principal amount of the Term Loans shall be due and payable in full on the Maturity Date.

Section 2.4.                                Evidence of Indebtedness.

(a)                                 Each Lender shall maintain in accordance with its usual practice appropriate records evidencing the Indebtedness of the Borrower to such Lender resulting from each Loan made by such Lender from time to time, including the amounts of principal and interest payable thereon and paid to such Lender from time to time under this Agreement. The Agent shall maintain appropriate records in which shall be recorded (i) the Term Loan Commitment of each Lender, (ii) the amount of each Loan made hereunder by each Lender, (iii) the date and amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder in respect of such Loans and (iv) both the date and amount of any sum received by the Agent hereunder from the Borrower in respect of the Loans and each Lender’s Pro Rata Share thereof. The entries made in such records shall be prima facie evidence of the existence and amounts of the obligations of the Borrower therein recorded; provided, that the failure or delay of any Lender or the Agent in maintaining or making entries into any such record or any error therein shall not in any manner affect the obligation of the Borrower to repay the Loans (both principal and unpaid accrued interest) of such Lender in accordance with the terms of this Agreement.

(b)                                 This Agreement evidences the obligation of the Borrower to repay the Loans and is being executed as a “noteless” credit agreement.  However, at the request of any Lender at any time, the Borrower agrees that it will execute and deliver to such Lender a promissory note evidencing any Commitment of such Lender, payable to the order of such Lender.

Section 2.5.                                Optional Prepayments.

(a)                                 On or prior to April 30, 2016, the Borrower shall not have the right to prepay all or any portion of the Term Loans.  The Borrower may, at its option, upon notice as provided herein, prepay, at any time following April 30, 2016, all or a portion of the Term Loans, plus the Prepayment Premium, to the extent applicable, plus the interest accrued and unpaid thereon.  In connection with any such prepayment, the Borrower shall give irrevocable written notice (or telephonic notice promptly confirmed in writing) to the Agent no later than 11:00 a.m. not less than three (3) Business Days prior to the date of such prepayment. Each such notice shall be irrevocable and shall specify the proposed date of such prepayment and the principal amount of the Term Loans or portion thereof to be prepaid, if any. Upon receipt of any such notice, the Agent shall promptly notify each affected Lender of the contents thereof and of such Lender’s Pro Rata Share of any such prepayment. If such notice is given, the aggregate amount specified in such notice shall be due and payable on the date designated in such notice, together with accrued interest to such date on the amount so prepaid in accordance with Section 2.7(c); provided, that if any Term Loan is prepaid on a date other than the last day of an Interest Period applicable thereto, the Borrower shall also pay all amounts required pursuant to Section 2.13. Each partial prepayment of any Loan shall be in a minimum amount of $5,000,000 and integral multiples of $1,000,000. Each prepayment shall be applied to the principal installments in inverse order of maturity.

(b)                                 Notwithstanding the foregoing clause (a), the Borrower may prepay a portion of the Term Loan at any time prior to January 31, 2018 with Specified Sale Proceeds, without any prepayment premium but with any amount that may be required pursuant to Section 2.13; provided the amount of prepayments made pursuant to this clause (b) shall not exceed the Specified Sale Limit.

Section 2.6.                                Mandatory Prepayments.

(a)                                 (i)                                     Subject to the right to hold Net Cash Proceeds required to be prepaid pursuant to this Section 2.6(a) for reinvestment as provided below, the Borrower will make payments required by this Section 2.6(a) on the last Business Day of each Fiscal Quarter (each such date a “Disposition Prepayment Date”).  All Net Cash Proceeds required to be prepaid pursuant to this Section 2.6(a) shall at all times prior to the date of prepayment be deposited and held either in (x) the Collateral Account or (y) a 1031 exchange account as provided below.

(ii)                                  The Borrower and its Subsidiaries shall pay to the Agent, as a prepayment of the Loans, the Net Cash Proceeds from (A) any sale or disposition by the Borrower or such Subsidiary of any property or assets or (B) receipt of any insurance or condemnation award with respect to the Collateral (in the cases of clauses (A) and (B), excluding (i) sales of assets in the ordinary course of business and (ii) sales of assets to the extent that the Net Cash Proceeds thereof are immediately deposited into the Collateral Account or a 1031 Exchange Account, in each case, to be reinvested (in 1031 exchanges of like-kind assets or otherwise, a “reinvestment”) within one hundred thirty-five (135) days following the first Disposition Prepayment Date occurring after the receipt of such Net Cash Proceeds and are actually reinvested during such period, provided that (x) the Borrower notifies the Lead Lenders (or, if there are no Lead Lenders, the Agent) of its intent to reinvest such Net Cash Proceeds on or prior to the first Disposition Prepayment Date occurring after the receipt of such Net Cash Proceeds and when such reinvestment occurs (such report to include the amounts invested in a 1031 Exchange Account and all additions and disbursements from such account), (y) no Default or Event of Default shall have occurred or be continuing at the time of sale of such property, at the time of reinvestment or at any time in between (and if any Default or Event of Default occurs while reinvestment is pending, the Net Cash Proceeds will be promptly applied to repay the Obligations) and (z) tractors and trailers each will be considered “like-kind” assets for each other). “Net Cash Proceeds” shall mean, with respect to any sale or disposition or the receipt of insurance or casualty awards, all proceeds received in exchange therefor, net of (x) commissions and other reasonable and customary sale preparation, collection costs, transaction costs, fees and expenses properly attributable to such transaction and payable by the Borrower or any of its Subsidiaries in connection therewith (in each case, to the extent paid to non-Affiliates of the Borrower and its Subsidiaries), and tax obligations paid, accrued, or associated with the transactions generating such proceeds, and (y) any portion of such proceeds equal to the amount required to be and actually applied to pay Permitted Indebtedness that is secured by the asset sold or disposed of (regardless of whether those same proceeds were used to pay such Permitted Indebtedness).  Any such prepayments shall be applied in accordance with paragraph (e) below.  Notwithstanding the foregoing, the dollar value attributed to receivables with respect to the Permitted Xpress Global Sale that are being transferred may be applied to the ABL Facility in accordance with the terms of the Intercreditor Agreement on the date of closing of the Permitted Xpress Global Sale.

(b)                                 If the Borrower or any of its Subsidiaries issues any equity securities in exchange for cash (other than equity securities issued by a Subsidiary of the Borrower to the Borrower or another Subsidiary or sales of equity securities of the Borrower to employees as part of employee compensation) or issues any Indebtedness (excluding any Indebtedness otherwise permitted under Section 7.1), then no later than the Business Day following the date of receipt of the proceeds thereof, Borrower shall prepay the Loans in an amount equal to all such proceeds, net of underwriting discounts and commissions and other reasonable costs paid to non-Affiliates in connection therewith. Any such prepayment shall be applied in accordance with paragraph (e) below.

(c)                                  Within two Business Days of the date of receipt by the Borrower or any of its Subsidiaries of any Extraordinary Receipts, the Borrower shall prepay the outstanding principal amount of the Term Loans in accordance with paragraph (e) below in an amount equal to 100% of such Extraordinary Receipts.

(d)                                 The Borrower shall, within two Business Days after the delivery of the financial information required under Section 5.1(a) with respect to each Fiscal Year (but in no event later than two Business Days after the date such information is required to be delivered), commencing with the delivery of the financial information with respect to Fiscal Year ending on December 31, 2014, prepay the Loans in an amount equal to the Excess Cash Flow for such Fiscal Year multiplied by the Applicable ECF Percentage for such Fiscal Year. Any such prepayment shall be applied in accordance with paragraph (f) below and shall not be subject to any prepayment premium.

(e)                                  Any prepayments made pursuant to clauses (a), (b) or (c) above at any time prior to May 1, 2016 shall be made together with a prepayment premium of 5% and the interest accrued and unpaid on the Term Loans being prepaid.  Any prepayments made pursuant to clauses (a), (b) or (c) above at any time on or following May 1, 2016 shall be made together with the applicable Prepayment Premium and the interest accrued and unpaid on the Term Loans being prepaid; provided that mandatory prepayments of the Term Loan made at any time with Specified Sale Proceeds may be made without any prepayment premium but with any amounts that may be required pursuant to Section 2.13; provided, further, that such prepayments shall not exceed the Specified Sale Limit then in effect.

(f)                                   Any prepayments made by the Borrower pursuant to Sections 2.6 (a), (b), (c) or (d) above shall be applied as follows: first, to Agent’s fees and reimbursable expenses then due and payable pursuant to any of the Loan Documents; second, to all reimbursable expenses of the Lenders, pro rata to the Lenders based on their respective pro rata shares of such expenses; third, to interest and fees then due and payable hereunder, pro rata to the Lenders based on their respective pro rata shares of such interest and fees; and fourth, to the principal balance of the Term Loans, until the same shall have been paid in full, pro rata to the Lenders based on their Pro Rata Shares of the Term Loans, and applied to installments of the Term Loans in inverse order of maturity.

(g)                                  If, on any interest payment date, following the fifth anniversary of the Closing Date, the aggregate amount that would be includible in income of a Lender with respect to a Loan for periods ending on or before such interest payment date (within the meaning of Section 163(i) of the Code) (the “Aggregate Accrual”) would exceed an amount equal to the sum of (x) the aggregate amount of interest to be paid (within the meaning of Section 163(i) of the Code) under the Loan on or before such interest payment date and (y) the product of (A) the issue price (as defined in Sections 1273(b) and 1274(a) of the Code) of the Loan and (B) the yield to maturity (interpreted in accordance with Section 163(i) of the Code) of the Loan (such sum, the “Maximum Accrual”), then, on such interest payment date, the Borrower shall pay to such Lender an aggregate amount of cash equal to the excess, if any, of the Aggregate Accrual over the Maximum Accrual and the amount of such payment shall be treated for purposes of Section 163(i) of the Code as interest paid under the Loan.

Section 2.7.                                Interest on Loans.

(a)                                 The Borrower shall pay interest on each Loan at the LIBOR Rate plus the Applicable Margin in effect from time to time.  On any interest payment date, so long as no Default or Event of Default exists, the Borrower may elect to pay in kind, in lieu of in cash, a portion of the interest then due in an amount up to the Margin PIK Component for such Interest Period.  The Borrower shall provide written notice of each such election to pay in kind to the Agent at least three (3) Business Days prior to the interest payment date.

(b)                                 Notwithstanding subsection (a) of this Section, automatically if an Event of Default under Sections 8.1(a), (b), (g) or (h) has occurred and is continuing and at the option of the Required Lenders if any other Event of Default has occurred and is continuing, the Borrower shall pay interest (“Default Interest”) with respect to all Loans at the rate per annum equal to 200 basis points above the otherwise applicable interest rate for such Loans.  At any time Default Interest is being charged pursuant to this clause (b), notwithstanding anything to the contrary in clause (a), the Borrower shall not be able to pay any portion of the interest then due in kind.

(c)                                  Interest on the principal amount of all Loans shall accrue from and including the date such Loans are made to but excluding the date of any repayment thereof.  Interest on all outstanding Loans shall be payable on the last day of each Interest Period applicable thereto and on the Maturity Date, and Margin PIK Component of the Applicable Margin, to the extent elected by the Borrower to be paid in kind pursuant to clause (a) above, shall be added to the principal amount on each such date. All Default Interest shall be payable on demand.  And interest hereunder shall be due and payable in accordance with the terms hereof both before and after any judgment, and both before and after commencement of any proceeding relating to any Event of Default under Sections 8.1(g) and (h).

(d)                                 The Agent shall determine each interest rate applicable to the Loans hereunder and shall promptly notify the Borrower and the Lenders of such rate in writing (or by telephone, promptly confirmed in writing). Any such determination shall be conclusive and binding for all purposes, absent manifest error.

Section 2.8.                                Fees.  The Borrower shall pay to Wilmington Trust, National Association fees in the amounts and at the times set forth in the Agent Fee Letter.

Section 2.9.                                Computation of Interest and Fees.

All computations of interest and fees hereunder shall be made on the basis of a year of 360 days for the actual number of days (including the first day but excluding the last day) occurring in the period for which such interest or fees are payable (to the extent computed on the basis of days elapsed). Each determination by the Agent of an interest amount or fee hereunder shall be made in good faith and, except for manifest error, shall be final, conclusive and binding for all purposes.

Section 2.10.                         Inability to Determine Interest Rates. If prior to the commencement of any Interest Period for any Eurodollar Loan,

(i)                                     the Agent shall have determined (which determination shall be conclusive and binding upon the Borrower) that, by reason of circumstances affecting the relevant interbank market, adequate means do not exist for ascertaining LIBOR for such Interest Period, or

(ii)                                  the Agent shall have received notice from the Required Lenders that the Adjusted LIBO Rate does not adequately and fairly reflect the cost to such Lenders (or Lender, as the case may be) of making, funding or maintaining their (or its, as the case may be) Loans for such Interest Period, the Agent shall give written notice (or telephonic notice, promptly confirmed in writing) to the Borrower and to the Lenders as soon as practicable thereafter. Until the Agent shall notify the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, (i) the obligations of the Lenders to continue outstanding Loans as or into Loans shall be suspended and (ii) all such affected Loans shall be converted into a Loan accruing interest at a rate per annum equal to the Base Rate plus the Applicable Margin on the last day of the then current Interest Period applicable thereto.  Upon any such conversion, the Borrower shall also pay accrued interest on the amount so converted.

Section 2.11.                         Illegality. If any Change in Law shall make it unlawful or impossible for any Lender to make, maintain or fund any Eurodollar Loan and such Lender shall so notify the Agent, the Agent shall promptly give notice thereof to the Borrower and the other Lenders, whereupon until such Lender notifies the Agent and the Borrower that the circumstances giving rise to such suspension no longer exist, the obligation of such Lender to continue outstanding Loans as Eurodollar Loans shall be suspended and the affected Eurodollar Loan then outstanding shall be converted to a Loan either (i) on the last day of the then current Interest Period applicable to such Eurodollar Loan if such Lender may lawfully continue to maintain such Loan to such date or (ii) immediately if such Lender shall determine that it may not lawfully continue to maintain such Eurodollar Loan to such date into a Loan accruing interest at a rate per annum equal to the Base Rate plus the Applicable Margin.  Upon any such conversion, the Borrower shall also pay accrued interest on the amount so converted.  Notwithstanding the foregoing, the affected Lender shall, prior to giving such notice to the Agent, designate a different Applicable Lending Office if such designation would avoid the need for giving such notice and if such designation would not otherwise be disadvantageous to such Lender in the good faith exercise of its discretion.

Section 2.12.                         Increased Costs.

(a)                                 If any Change in Law shall:

(i)                                     impose, modify or deem applicable any reserve, special deposit or similar requirement that is not otherwise included in the determination of the Adjusted

LIBO Rate hereunder against assets of, deposits with or for the account of, or credit extended by, any Lender (except any such reserve requirement reflected in the Adjusted LIBO Rate);

(ii)                                  impose on any Lender or the eurodollar interbank market any other condition affecting this Agreement or any Loans made by such Lender or any participation therein; or

(iii)                               subject any Recipient to any Taxes (other than Indemnified Taxes and Excluded Taxes) on its loans, loan principal, letters of credit, commitments or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto;

and the result of any of the foregoing is to increase the cost to such Lender of making, converting into, continuing or maintaining a Loan or of maintaining its obligation to make any such Loan or to reduce the amount received or receivable by such Lender hereunder (whether of principal, interest or any other amount), then the Borrower shall pay, upon written notice from and demand by such Lender on the Borrower (with a copy of such notice and demand to the Agent), to such Lender, within five (5) Business Days after the date of such notice and demand, additional amount or amounts sufficient to compensate such Lender, for such additional costs incurred or reduction suffered.

(b)                                 If any Lender shall have determined that on or after the date of this Agreement any Change in Law regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s capital (or on the capital of such Lender’s parent corporation) as a consequence of its obligations hereunder to a level below that which such Lender or such Lender’s parent corporation could have achieved but for such Change in Law (taking into consideration such Lender’s policies or the policies of such Lender’s parent corporation with respect to capital adequacy) then, from time to time, within five (5) Business Days after receipt by the Borrower of written demand by such Lender (with a copy thereof to the Agent), the Borrower shall pay to such Lender such additional amounts as will compensate such Lender or such Lender’s parent corporation for any such reduction suffered.

(c)                                  A certificate of a Lender setting forth the amount or amounts necessary to compensate such Lender or such Lender’s parent corporation, as the case may be, specified in paragraph (a) or (b) of this Section 2.12 shall be delivered to the Borrower (with a copy to the Agent) and shall be conclusive, absent manifest error.

(d)                                 Failure or delay on the part of any Lender to demand compensation pursuant to this Section 2.12 shall not constitute a waiver of such Lender’s right to demand such compensation.

Section 2.13.                         Funding Indemnity.  In the event of (a) the payment of any principal of a Eurodollar Loan other than on the last day of the Interest Period applicable thereto (including as a result of an Event of Default), (b) the conversion of a Eurodollar Loan in accordance with Sections 2.10 or 2.11 other than on the last day of the Interest Period applicable thereto, (c) the failure by the Borrower to borrow or prepay any Eurodollar Loan on the date specified in any applicable notice (regardless of whether such notice is withdrawn or revoked), then, in any such event, the Borrower shall compensate each Lender, within five (5) Business Days after written demand from such Lender, for any loss, cost or expense attributable to such event, or (d) any assignment of a Eurodollar Loan on a day other than the last day of the Interest Period therefor as a result of a request by the assignee pursuant to Sections 2.16 or 2.17.  Such loss, cost or expense shall be deemed to include an amount determined by such Lender to be the excess, if any, of (A) the amount of interest that would have accrued on the principal amount of such Eurodollar Loan if such event had not occurred at the Adjusted LIBO Rate applicable to such Eurodollar Loan for the period from the date of such event to the last day of the then current Interest Period therefor (or in the case of a failure to borrow for the period that would have been the Interest Period for such Eurodollar Loan) over (B) the amount of interest that would accrue on the principal amount of such Eurodollar Loan for the same period if the Adjusted LIBO Rate were set on the date on which the Borrower failed to borrow, convert or continue such Eurodollar Loan. A certificate as to any additional amount payable under this Section 2.13 submitted to the Borrower by any Lender (with a copy to the Agent) shall be conclusive, absent manifest error.

Section 2.14.                         Taxes.

(a)                                 For purposes of this Section 2.14, the term “applicable law” includes FATCA.

(b)                                 Any and all payments by or on account of any obligation of the Borrower or any other Loan Party hereunder or under any other Loan Document shall be made without deduction or withholding for any Taxes; provided that if any applicable law requires the deduction or withholding of any Tax from any such payment, then the applicable Withholding Agent shall make such deduction or withholding and timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law and, if such Tax is an Indemnified Tax or Other Tax, then the sum payable by the Borrower or other Loan Party, as applicable, shall be increased as necessary so that after making all required deductions and withholdings (including deductions and withholdings applicable to additional sums payable under this Section) the applicable Recipient shall receive an amount equal to the sum it would have received had no such deductions or withholdings been made.

(c)                                  In addition, without limiting the provisions of subsection (a) of this Section, the Borrower shall timely pay to the relevant Governmental Authority in accordance with applicable law, or at the option of the Agent timely reimburse it for the payment of, any Other Taxes.

(d)                                 The Borrower shall indemnify each Recipient, within five (5) Business Days after written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes paid or payable by such Recipient or required to be withheld or deducted from a payment to such Recipient (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by the applicable Recipient

(with a copy to the Agent in the case of a Recipient other than the Agent) shall be conclusive, absent manifest error.

(e)                                  As soon as practicable after any payment of Taxes by the Borrower or any other Loan Party to a Governmental Authority, the Borrower or other Loan Party, as applicable, shall deliver to the Agent an original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Agent.

(f)                                   Tax Forms.

(i)                                     Any Lender that is a U.S. Person shall deliver to the Borrower and the Agent, on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Agent), duly executed originals of IRS Form W-9 certifying, to the extent such Lender is legally entitled to do so, that such Lender is exempt from U.S. federal backup withholding tax.

(ii)                                  Any Lender that is a Foreign Person and that is entitled to an exemption from or reduction of withholding tax under the Code or any treaty to which the United States is a party with respect to payments under this Agreement shall deliver to the Borrower and the Agent, at the time or times prescribed by applicable law, such properly completed and executed documentation prescribed by applicable law or reasonably requested by the Borrower or the Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. Without limiting the generality of the foregoing, each Lender that is a Foreign Person shall, to the extent it is legally entitled to do so, (w) on or prior to the date such Lender becomes a Lender under this Agreement, (x) on or prior to the date on which any such form or certification expires or becomes obsolete, (y) after the occurrence of any event requiring a change in the most recent form or certification previously delivered by it pursuant to this subsection, and (z) from time to time upon the reasonable request by the Borrower or the Agent, deliver to the Borrower and the Agent (in such number of copies as shall be requested by the Borrower or the Agent), whichever of the following is applicable:

(A)                               if such Lender is claiming eligibility for benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, duly executed originals of IRS Form W-8BEN, or any successor form thereto, establishing an exemption from, or reduction of, U.S. federal withholding tax pursuant to the “interest” article of such tax treaty, and (y) with respect to any other applicable payments under any Loan Document, duly executed originals of IRS Form W-8BEN, or any successor form thereto, establishing an exemption from, or reduction of, U.S. federal withholding tax pursuant to the “business profits” or “other income” article of such tax treaty;

(B)                               duly executed originals of IRS Form W-8ECI, or any successor form thereto, certifying that the payments received by such Lender are effectively connected with such Lender’s conduct of a trade or business in the United States;

(C)                               if such Lender is claiming the benefits of the exemption for portfolio interest under Section 871(h) or Section 881(c) of the Code, duly executed originals of IRS Form W-8BEN, or any successor form thereto, together with a certificate (a “U.S. Tax Compliance Certificate”) upon which such Lender certifies that (1) such Lender is not a bank for purposes of Section 881(c)(3)(A) of the Code, or the obligation of the Borrower hereunder is not, with respect to such Lender, a loan agreement entered into in the ordinary course of its trade or business, within the meaning of that Section, (2) such Lender is not a 10% shareholder of the Borrower within the meaning of Section 871(h)(3) or Section 881(c)(3)(B) of the Code, and (3) such Lender is not a controlled foreign corporation that is related to the Borrower within the meaning of Section 881(c)(3)(C) of the Code; or

(D)                               if such Lender is not the beneficial owner (for example, a partnership or a participating Lender granting a typical participation), duly executed originals of IRS Form W-8IMY, or any successor form thereto, accompanied by IRS Form W-9, IRS Form W-8ECI, IRS Form W-8BEN, a U.S. Tax Compliance Certificate, and/or other certification documents from each beneficial owner, as applicable.

(iii)                               Each Lender agrees that if any form or certification it previously delivered under this Section expires or becomes obsolete or inaccurate in any respect and such Lender is not legally entitled to provide an updated form or certification, it shall promptly notify the Borrower and the Agent of its inability to update such form or certification.

(g)                                  If a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Agent as may be necessary for the Borrower and the Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment.  Solely for purposes of subparagraph (g), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

Section 2.15.                         Payments Generally; Pro Rata Treatment; Sharing of Set-offs.

(a)                                 The Borrower shall make each payment required to be made by it hereunder (whether of principal, interest, or fees, or of amounts payable under Sections 2.12, 2.13 or 2.14, or otherwise) prior to 12:00 noon on the date when due, in immediately available funds, free and clear of any defenses, rights of set-off, counterclaim, or withholding or deduction of taxes. Any amounts received after such time on any date may, in the sole discretion of the Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Agent at the Payment Office, except that payments pursuant to Sections 2.12, 2.13 and 2.14 and 10.3 shall be made directly to the Persons entitled thereto. The Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof. If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be made payable for the period of such extension. All payments hereunder shall be made in Dollars.

(b)                                 If at any time insufficient funds are received by and available to the Agent to pay fully all amounts of principal, interest and fees then due hereunder, such funds shall be applied (i) first, towards payment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, towards payment of principal then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal then due to such parties.

(c)                                  If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of the Loans made by it, resulting in such Lender’s receiving payment of a proportion of the aggregate amount of such Loans and accrued interest thereon greater than its pro rata share thereof as provided herein, then the Lender receiving such greater proportion shall (a) notify the Agent of such fact, and (b) purchase (for cash at face value) participations in the Loans of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and other amounts owing them, provided that:

(i)                                     if any such participations or subparticipations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations or subparticipations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and

(ii)                                  the provisions of this Section shall not be construed to apply to (x) any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or (y) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans to any assignee or participant, other than to the Borrower or any Subsidiary thereof (as to which the provisions of this Section shall apply).

Each Loan Party consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against such Loan Party rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of such Loan Party in the amount of such participation.

Section 2.16.                         Mitigation of Obligations.  If any Lender requests compensation under Section 2.12, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.14, then such Lender shall (at the request of the Borrower) use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the sole judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable under Section 2.12 or Section 2.14, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all costs and expenses incurred by any Lender in connection with such designation or assignment.

Section 2.17.                         Replacement of Lenders.

(a)                                 If any Lender requests compensation under Section 2.12, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority of the account of any Lender pursuant to Section 2.14, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions set forth in Section 10.4(b)) all its interests, rights and obligations under this Agreement to an assignee that shall assume such obligations (which assignee may be another Lender); provided, that (i) the Borrower shall have received the prior written consent of the Agent, which consent shall not be unreasonably withheld, (ii) such Lender shall have received payment of an amount equal to the outstanding principal amount of all Loans owed to it, accrued interest thereon, accrued fees (including fees pursuant to Section 2.13) and all other amounts payable to it hereunder, from the assignee (in the case of such outstanding principal and accrued interest) and from the Borrower (in the case of all other amounts) and (iii) in the case of a claim for compensation under Section 2.12, or payments required to be made pursuant to Section 2.14, such assignment will result in a reduction in such compensation or payments. A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

(b)                                 If any Lender (such Lender, a “Non-Consenting Lender”) has failed to consent to a proposed amendment, waiver, discharge or termination that pursuant to the terms of Section 10.2 requires the consent of all Lenders or all affected Lenders and with respect to which the Required Lenders shall have granted their consent, then provided no Event of Default then exists, the Borrower shall have the right (unless such Non-Consenting Lender grants such consent) to replace such Non-Consenting Lender by requiring such Non-Consenting Lender to assign its Term Loans to one or more assignees reasonably acceptable to the Agent, provided that: (a) all Obligations of the Borrowers owing to such Non-Consenting Lender being replaced shall be paid in full to such Non-Consenting Lender concurrently with such assignment, and (b) the replacement Lender shall purchase the foregoing by paying to such Non-Consenting Lender a price equal to the outstanding principal amount of all Loans of such Non-Consenting Lender plus accrued and unpaid interest thereon and all fees (including fees pursuant to Section 2.13) associated with the assigned Obligations of such Non-Consenting Lenders. In connection with any such assignment, the Borrower, Agent, such Non-Consenting Lender and the replacement Lender shall otherwise comply with Section 10.4. To the extent that such Non-Consenting

Lender does not execute such assignment within three Business Days after delivery of the applicable assignment to such Non-Consenting Lender, the Agent shall have the authority to execute such assignment on behalf of such Non-Consenting Lender.

ARTICLE III

CONDITIONS PRECEDENT TO LOANS

Section 3.1.                                Conditions To Effectiveness. The Closing Date and the obligation of each Term Lender to fund its portion of the Term Loans shall be subject to the satisfaction (or waiver in accordance with Section 10.2) of the following conditions on or before May 30, 2014:

(a)                                 The Agent shall have received payment of all fees, expenses and other amounts due and payable on or prior to the Closing Date, including reimbursement or payment of all out-of-pocket expenses of the Agent, the Lenders and their respective Affiliates (including reasonable fees, charges and disbursements of counsel to the Agent and the Lenders) required to be reimbursed or paid by the Borrower hereunder, under any other Loan Document and under the Agent Fee Letter.

(b)                                 The Agent shall have received all of the agreements, documents, instruments and other items set forth on the Closing Checklist attached hereto as Exhibit 3.1, each in form and substance reasonably satisfactory to the Agent and the Lenders and executed and delivered by each of the parties thereto, including, without limitation, the following:

(i)                                     the Loan Documents;

(ii)                                  the ABL Facility and the documents related thereto;

(iii)                               a certificate of the secretary or assistant secretary of each Loan Party, attaching and certifying (A) copies of its bylaws and of the resolutions of its board of directors, or partnership agreement or limited liability company agreement, or comparable organizational documents, (B) certified copies of its articles or certificate of incorporation, certificate of organization or limited partnership, or other registered organizational documents, (C) resolutions authorizing the execution, delivery and performance of the Loan Documents to which it is a party and (D) the name, title and true signature of each officer of such Loan Party executing the Loan Documents to which it is a party;

(iv)                              an officer’s certificate of the Borrower dated the Closing Date, certifying that (x) no Default or Event of Default exists, (y) all representations and warranties of each Loan Party set forth in the Loan Documents are true and correct and (z) since December 31, 2013, there has been no change which has had or could reasonably be expected to have a Material Adverse Effect;

(v)                                 an officer’s certificate of the Borrower dated the Closing Date, certifying that no Default or Event of Default Exists with respect to third party credit agreements and equipment lease facilities identified on Schedule 3.1(b)(vii) attached hereto and incorporated herein by reference, and no notice of Default has been received with respect to third party credit agreements and equipment lease facilities identified on Schedule 3.1(b)(vii);

(vi)                              a certificate, dated the Closing Date and signed by the chief financial officer of each Loan Party, confirming that before and after giving effect to the transactions contemplated hereby the Loan Parties as a consolidated group are Solvent;

(vii)                           a duly executed Notice of Borrowing, a duly executed funds disbursement agreement and report setting forth the sources and uses of the proceeds of the Term Loan;

(viii)                        all Contractual Obligation of each Loan Party, in connection with the execution, delivery, performance, validity and enforceability of the Loan Documents, and any required consents, approvals, authorizations, registrations, filings and orders shall be in full force and effect, no investigation or inquiry by any Governmental Authority regarding the Term Loans shall be ongoing, and the Borrower shall have provided an officer’s certificate certifying as to the foregoing;

(ix)                              copies of (A) the substantially final version of the audited balance sheets and related consolidated statements of income, stockholders’ equity and cash flows of Holdings and its Subsidiaries (“2013 Draft Financials”), (B) financial projections on a quarterly basis through December 31, 2015 and annually thereafter through Fiscal Year 2018, and (C) a pro forma consolidated balance sheet and income statement of Holdings and its Subsidiaries as of and for the four-fiscal quarter period most recently ended after giving effect to the Transactions, in each case for the fiscal periods requested by the Agent and Lenders and in form and substance reasonably satisfactory to the Agent and Lenders; and

(x)                                 certified copies of the Management Note, which shall have been amended on terms satisfactory to the Lenders, including an amendment to move the maturity date of such notes to a date no earlier than six (6) months after the Maturity Date.

(c)                                  The Agent shall have received from each Loan Party all documentation and other information that the Agent requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)).

(d)                                 Substantially simultaneously with the funding of the Term Loan, the Borrower shall have consummated the transactions contemplated by the ABL Facility in accordance with applicable law.  The terms of the ABL Facility and the Intercreditor Agreement shall be satisfactory to the Agent and the Lenders.

(e)                                  The Lenders and the Agent shall have completed and be satisfied with the results of their business and legal diligence with respect to Holdings and its Subsidiaries and the Transactions (including satisfactory review of a quality of earnings report prepared by a third party reasonably satisfactory to the Lenders and reports of any tax, real estate or industry consultants requested by the Lenders).

(f)                                   The Grid Leverage Ratio for the four Fiscal Quarter period ended March 31, 2014 shall not exceed 5.0 to 1.0 (all determined on a Pro Forma Basis after giving effect to the Transactions).  The Consolidated EBITDA of the Borrower and its Subsidiaries for the four Fiscal Quarter period ended March 31, 2014 shall not be less than $80,000,000, and the Borrower shall have provided an officer’s certificate certifying as to the foregoing.

(g)                                  Receipt by the Agent and counsel to the Lenders of the following:

(i)                                     a perfection certificate with respect to Holdings and its Subsidiaries that are Loan Parties on the Closing Date (after giving effect to the Transactions);

(ii)                                  searches of Uniform Commercial Code filings in the jurisdiction of formation of each Loan Party (after giving effect to the Transactions) or where a filing would need to be made in order to perfect the Agent’s security interest in the Collateral, copies of the financing statements on file in such jurisdictions and evidence that no Liens exist other than those expressly permitted hereunder; and

(iii)                               searches of ownership of, and Liens on, United States intellectual property of each Loan Party (after giving effect to the Transactions) in the appropriate governmental offices.

(h)                                 Perfection and Priority of Liens.  Receipt by the Agent and counsel to the Lenders of the following:

(i)                                     UCC financing statements in forms acceptable to the Agent to perfect the Agent’s security interest in the Collateral; and

(ii)                                  except as otherwise specified on Schedule 5.19, all certificates evidencing any certificated equity interests pledged to the Agent pursuant to the Collateral Documents, together with duly executed in blank and undated stock and/or membership transfer powers attached thereto;

(i)                                     At the time of and immediately after giving effect to the funding of the Term Loan no Default or Event of Default shall have occurred and be continuing.

(j)                                    Since December 31, 2012, there has been no change in the financial condition, operations, business or properties of the Borrower or any of its Subsidiaries except changes that individually or in the aggregate would not reasonably be expected to have a Material Adverse Effect.

(k)                                 The representations and warranties of Holdings and the Borrower in this Agreement shall be true and correct when made on the Closing Date, at the time of and immediately after giving effect to the funding of the Term Loan, and the Borrower shall have provided an officer’s certificate certifying as to the foregoing.

Each Lender shall be deemed to have for purposes of determining compliance with the conditions specified in this Section 3.1, consented to, approved or accepted or to be satisfied with, each document or other matter required hereunder to be consented to or approved by or acceptable or satisfactory to a Lender, unless the Agent shall have received notice from such Lender prior to the date hereof specifying its objection thereto.

Section 3.2.                                Delivery of Documents. All of the Loan Documents, certificates, legal opinions and other documents and papers referred to in this Article III, unless otherwise specified, shall be delivered to the Agent for the account of each of the Lenders and in sufficient counterparts or copies for each of the Lenders and shall be in form and substance satisfactory in all respects to the Agent and the Lenders.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

Each of the Borrower and Holdings represents and warrants to the Agent and each Lender as follows:

Section 4.1.                                Due Organization and Qualification; Subsidiaries.

(a)                                 Each Loan Party (i) is duly organized and existing and in good standing under the laws of the jurisdiction of its organization, (ii) is qualified to do business in any state where the failure to be so qualified could reasonably be expected to result in a Material Adverse Effect, and (iii) has all requisite power and authority to own and operate its properties, to carry on its business as now conducted and as proposed to be conducted, to enter into the Loan Documents to which it is a party and to carry out the transactions contemplated thereby.

(b)                                 Set forth on Schedule 4.1(b) is a complete and accurate description of the authorized equity interests of each Loan Party, by class, and, as of the Closing Date, a description of the number of shares of each such class that are issued and outstanding. Except as set forth on Schedule 4.1(b), no Loan Party is subject to any obligation (contingent or otherwise) to repurchase or otherwise acquire or retire any shares of its equity interests or any security convertible into or exchangeable for any of its equity interests.

(c)                                  Set forth on Schedule 4.1(c), is a complete and accurate list of the Loan Parties’ direct and indirect Subsidiaries, showing: (i) the number of shares of each class of common and preferred equity interests authorized for each of such Subsidiaries, and (ii) the number and the percentage of the outstanding shares of each such class owned directly or indirectly by Holdings and the Borrower. All of the outstanding equity interests of each such Subsidiary has been validly issued and is fully paid and non-assessable.

(d)                                 Except as set forth on Schedule 4.1(d), there are no subscriptions, options, warrants, or calls relating to any shares of any Loan Party’s or any of its Subsidiaries’ equity interests, including any right of conversion or exchange under any outstanding security or other instrument.

Section 4.2.                                Due Authorization; No Conflict.

(a)                                 As to each Loan Party, the execution, delivery, and performance by such Loan Party of the Loan Documents to which it is a party have been duly authorized by all necessary action on the part of such Loan Party.

(b)                                 As to each Loan Party, the execution, delivery, and performance by such Loan Party of the Loan Documents to which it is a party do not and will not (i) violate any material provision of federal, state, or local law or regulation applicable to any Loan Party or its Subsidiaries, the governing documents of any Loan Party or its Subsidiaries, or any order, judgment, or decree of any court or other Governmental Authority binding on any Loan Party or its Subsidiaries, (ii) conflict with, result in a breach of, or constitute (with due notice or lapse of time or both) a default under any material agreement of any Loan Party or its Subsidiaries where any such conflict, breach or default could individually or in the aggregate reasonably be expected to have a Material Adverse Effect, (iii) result in or require the creation or imposition of any Lien of any nature whatsoever upon any assets of any Loan Party, other than Permitted Liens, or (iv) require any approval of any holder of equity interests of a Loan Party or any approval or consent of any Person under any material agreement of any Loan Party, other than consents or approvals that have been obtained and that are still in force and effect and except, in the case of material agreements, the failure of which to obtain could not individually or in the aggregate reasonably be expected to cause a Material Adverse Effect.

Section 4.3.                                Governmental Consents.  The execution, delivery, and performance by each Loan Party of the Loan Documents to which such Loan Party is a party and the consummation of the transactions contemplated by the Loan Documents do not and will not require any registration with, consent, or approval of, or notice to, or other action with or by, any Governmental Authority, other than registrations, consents, approvals, notices, or other actions that have been obtained and that are still in force and effect and except for filings and recordings with respect to the Collateral to be made, or otherwise delivered to the Agent for filing or recordation, as of the Closing Date (or such later date as the Required Lenders may agree in their Permitted Discretion).

Section 4.4.                                Binding Obligations; Perfected Liens.

(a)                                 Each Loan Document has been duly executed and delivered by each Loan Party that is a party thereto and is the legally valid and binding obligation of such Loan Party, enforceable against such Loan Party in accordance with its respective terms, except as enforcement may be limited by equitable principles or by bankruptcy, insolvency, reorganization, moratorium, or similar laws relating to or limiting creditors’ rights generally.

(b)                                 Except as otherwise provided herein, the Agent’s Liens are validly created and perfected, first-priority Liens, subject only to Permitted Liens which are non-consensual Permitted Liens, Permitted Liens in respect of the ABL Facility, permitted purchase money Liens, or the interests of lessors under capital leases.

Section 4.5.                                Title to Assets; No Encumbrances.  Each of the Loan Parties and its Subsidiaries has (a) good, sufficient and marketable legal title to (in the case of fee interests in all Real Estate), (b) valid leasehold interests in (in the case of leasehold interests in Real Estate or personal property), and (c) good and marketable title to (in the case of all other personal property), all of their respective assets reflected in their most recent financial statements delivered pursuant to Section 5.1, in each case except for assets disposed of since the date of such financial statements to the extent permitted hereby. All of such assets are free and clear of Liens except for Permitted Liens after giving effect to the closing on the Closing Date.

Section 4.6.                                Litigation.

(a)                                 There are no actions, suits, or proceedings pending or, to the knowledge of the Borrower, threatened in writing against a Loan Party or any of its Subsidiaries that either individually or in the aggregate could reasonably be expected to result in a Material Adverse Effect.

(b)                                 Schedule 4.6(b) sets forth a complete and accurate description, with respect to each of the actions, suits, or proceedings (except for actions, suits, or proceedings related to worker’s compensation) with asserted liabilities in excess of, or that could reasonably be expected to result in liabilities in excess of $1,000,000 that, as of the Closing Date, is pending or, to the knowledge of the Borrower, after due inquiry, threatened against a Loan Party or any of its Subsidiaries, of (i) the parties to such actions, suits, or proceedings, (ii) the nature of the dispute that is the subject of such actions, suits, or proceedings, (iii) the procedural status, as of the Closing Date, with respect to such actions, suits, or proceedings, and (iv) whether any liability of the Loan Parties’ and their Subsidiaries in connection with such actions, suits, or proceedings is covered by insurance.

Section 4.7.                                Compliance with Laws.  No Loan Party nor any of its Subsidiaries is (a) in violation of any applicable laws, rules, regulations, executive orders, or codes (including Environmental Laws) that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect, or (b) subject to or in default with respect to any final judgments, writs, injunctions, decrees, rules or regulations of any court or any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect.

Section 4.8.                                No Material Adverse Effect.  All historical financial statements relating to the Loan Parties and their Subsidiaries that have been delivered by the Borrower to the Agent and the Lenders have been prepared in accordance with GAAP (except, in the case of unaudited financial statements, for the lack of footnotes and being subject to year-end audit adjustments) and present fairly in all material respects, the Loan Parties’ and their Subsidiaries’ consolidated financial condition as of the date thereof and results of operations for the period then ended. Since December 31, 2012, no event, circumstance, or change has occurred that has or could reasonably be expected to result in a Material Adverse Effect with respect to the Loan Parties and their Subsidiaries.

Section 4.9.                                Solvency.

(a)                                 The Loan Parties, on a consolidated basis, are Solvent.

(b)                                 No transfer of property is being made by any Loan Party and no obligation is being incurred by any Loan Party in connection with the transactions contemplated by this Agreement or the other Loan Documents with the intent to hinder, delay, or defraud either present or future creditors of such Loan Party.

Section 4.10.                         Employee Benefits.

(a)                                 Except as set forth on Schedule 4.10, no Loan Party nor any ERISA Affiliate maintains or contributes to or has any liability, actual or contingent, under, any Pension Plan or any Multiemployer Plan.

(b)                                 Each Employee Benefit Plan and each Pension Plan is, and has been, maintained in compliance with ERISA, the Code, all applicable laws and the terms of each such Employee Benefit Plan or Pension Plan, other than as could not, individually or in the aggregate, reasonably be expected to result in a material liability to any Loan Party.

(c)                                  Each Employee Benefit Plan and each Pension Plan that is intended to qualify under Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service or an application for such letter is currently being processed by the Internal Revenue Service.  To the knowledge of each Loan Party and each ERISA Affiliate after due inquiry, nothing has occurred which would prevent, or cause the loss of, such qualification.

(d)                                 No liability to the PBGC (other than for the payment of current premiums which are not past due) by any Loan Party or ERISA Affiliate has been incurred or is expected to be incurred by any Loan Party or ERISA Affiliate with respect to any Pension Plan.

(e)                                  No ERISA Event exists or has occurred in the past six (6) years.

(f)                                   No Loan Party sponsors, maintains, or contributes to any Employee Benefit Plan, including, without limitation, any such plan maintained to provide health or other welfare benefits to former employees, that may not be terminated by such Loan Party in its sole discretion at any time without material liability.

(g)                                  No Loan Party or ERISA Affiliate has provided any security under Section 436 of the Code.

Section 4.11.                         Environmental Condition.  Except as set forth on Schedule 4.11, (a) to the Borrower’s knowledge, no Loan Party’s nor any of its Subsidiaries’ properties or assets has ever been used by a Loan Party, its Subsidiaries, or by previous owners or operators in the disposal of, or to produce, store, handle, treat, release, or transport, any Hazardous Materials, where such disposal, production, storage, handling, treatment, release or transport was in violation, in any material respect, of any applicable Environmental Law, (b) to the Borrower’s knowledge, after due inquiry, no Loan Party’s nor any of its Subsidiaries’ properties or assets has ever been designated or identified in any manner pursuant to any environmental protection statute as a Hazardous Materials disposal site, (c) no Loan Party nor any of its Subsidiaries has received notice that a Lien arising under any Environmental Law has attached to any revenues or to any Real Estate owned or operated by a Loan Party or its Subsidiaries, and (d) no Loan Party nor any of its Subsidiaries nor any of their respective facilities or operations is subject to any outstanding written order, consent decree, or settlement agreement with any Person relating to any Environmental Law or Environmental Liability that, in each case (a) — (d), individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect.

Section 4.12.                         Complete Disclosure.  All factual information taken as a whole (other than forward-looking information and projections and information of a general economic nature and general information about the Borrower’s industry) furnished by or on behalf of a Loan Party or its Subsidiaries in writing to the Agent or any Lender (including all information contained in the Schedules hereto or in the other Loan Documents) for purposes of or in connection with this Agreement or the other Loan Documents, and all other such factual information taken as a whole (other than forward-looking information and projections and information of a general economic nature and general information about the Borrower’s industry) hereafter furnished by or on behalf of a Loan Party or its Subsidiaries in writing to the Agent or any Lender will be, true and accurate, in all material respects, on the date as of which such information is dated or certified and not incomplete by omitting to state any fact necessary to make such information (taken as a whole) not misleading in any material respect at such time in light of the circumstances under which such information was provided. The projections delivered to the Lenders on May 13, 2014 represent, and as of the date on which any other projections are delivered to the Lenders, such additional projections represent, Borrower’s good faith estimate, on the date such projections are delivered, of the Loan Parties’ and their Subsidiaries’ future performance for the periods covered thereby based upon assumptions believed by the Borrower to be reasonable at the time of the delivery thereof to the Agent (it being understood that such Projections are subject to significant uncertainties and contingencies, many of which are beyond the control of the Loan Parties and their Subsidiaries, and no assurances can be given that such Projections will be realized, and although reflecting the Borrower’s good faith estimate, projections or forecasts based on methods and assumptions which the Borrower believed to be reasonable at the time such Projections were prepared, are not to be viewed as facts, and that actual results during the period or periods covered by the Projections may differ materially from projected or estimated results).

Section 4.13.                         PATRIOT Act.  To the extent applicable, each Loan Party is in compliance, in all material respects, with the (a) Trading with the Enemy Act, as amended, and each of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) and any other enabling legislation or executive order relating thereto, and (b) Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA Patriot Act of 2001) (the “PATRIOT Act”).  No part of the proceeds of the Term Loans made hereunder will be used by any Loan Party or any of their Affiliates, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended.

Section 4.14.                         Indebtedness.  Set forth on Schedule 4.14 is a true and complete list of all Indebtedness of each Loan Party and each of its Subsidiaries outstanding on May 23, 2014 that is to remain outstanding immediately after giving effect to the closing hereunder on the Closing Date and such Schedule accurately sets forth the aggregate principal amount of such Indebtedness as of April 30, 2014.

Section 4.15.                         Payment of Taxes.  Except as otherwise permitted under Section 5.5, all federal and material state, local and other material tax returns and reports of each Loan Party and its Subsidiaries required to be filed by any of them have been timely filed, and all taxes, assessments, fees and other governmental charges shown on such tax returns to be due and payable (and all other material assessments, fees and other governmental charges upon a Loan Party and its Subsidiaries and upon their respective assets, income, businesses and franchises that are due and payable), in each case, have been paid when due and payable. Each Loan Party and each of its Subsidiaries have made adequate provision in accordance with GAAP for all material taxes not yet due and payable. The Borrower does not know of any proposed tax assessment against a Loan Party or any of its Subsidiaries for past due taxes that is not being actively contested by such Loan Party or such Subsidiary diligently, in good faith, and by appropriate proceedings; provided such reserves or other appropriate provisions, if any, as shall be required in conformity with GAAP shall have been made or provided therefor.

Section 4.16.                         Margin Stock.  No Loan Party nor any of its Subsidiaries is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying any margin stock within the meaning of Regulation U. No part of the proceeds of the loans made to the Borrower will be used to purchase or carry any margin stock or to extend credit to others for the purpose of purchasing or carrying any margin stock or for any purpose that violates the provisions of Regulation T, Regulation U or Regulation X.

Section 4.17.                         Governmental Regulation.  No Loan Party nor any of its Subsidiaries is subject to regulation under the Federal Power Act or the Investment Company Act of 1940 or under any other federal or state statute or regulation which may limit its ability to incur Indebtedness or which may otherwise render all or any portion of the Obligations unenforceable. No Loan Party nor any of its Subsidiaries is a “registered investment company” or a company “controlled” by a “registered investment company” or a “principal underwriter” of a “registered investment company” as such terms are defined in the Investment Company Act of 1940.

Section 4.18.                         OFAC.  No Loan Party nor any of its Subsidiaries is in violation of any of the country or list based economic and trade sanctions administered and enforced by OFAC. No Loan Party nor any of its Subsidiaries (a) is a Sanctioned Person or a Sanctioned Country, (b) has its assets located in Sanctioned Country, or (c) derives revenues from investments in, or transactions with Sanctioned Persons or Sanctioned Countries. No proceeds of any loan made hereunder will be used to fund any operations in, finance any investments or activities in, or make any payments to, a Sanctioned Person or a Sanctioned Country.

Section 4.19.                         Employee and Labor Matters.  Except as set forth on Schedule 4.19, there is (i) no unfair labor practice complaint pending or, to the knowledge of the Borrower, threatened against Holdings, the Borrower or its Subsidiaries before any Governmental Authority and no grievance or arbitration proceeding pending or threatened against Holdings, the Borrower or its Subsidiaries which arises out of or under any collective bargaining agreement and that could reasonably be expected to result in a Material Adverse Effect, (ii) no strike, labor dispute, slowdown, stoppage or similar action or grievance pending or threatened in writing against Holdings, the Borrower or its Subsidiaries that could reasonably be expected to result in a material liability, or (iii) to the knowledge of the Borrower, no union representation question existing with respect to the employees of Holdings, the Borrower or its Subsidiaries and no union organizing activity taking place with respect to any of the employees of Holdings, the Borrower or its Subsidiaries, in each case, that could reasonably be expected to result in a Material Adverse Effect. None of Holdings, the Borrower or its Subsidiaries has incurred any liability or obligation under the Worker Adjustment and Retraining Notification Act or similar state law, which remains unpaid or unsatisfied. The hours worked and payments made to employees of Holdings, the Borrower and its Subsidiaries have not been in violation of the Fair Labor Standards Act or any other applicable legal requirements, except to the extent such violations could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect. All material payments due from Holdings, the Borrower or its Subsidiaries on account of wages and employee health and welfare insurance and other benefits have been paid or accrued as a liability on the books of Holdings and the Borrower, except where the failure to do so could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.  No Loan Party has any liability, including under any Employee Benefit Plan, arising out of the treatment of any service provider as a consultant or independent contractor and not as an employee that could reasonably be expected to result in a Material Adverse Effect.

Section 4.20.                         Holdings as a Holding Company.  Holdings is a holding company and does not have any material liabilities (other than liabilities arising under the Loan Documents, the ABL Facility and any restricted stock agreements and/or management stockholder’s agreements entered into in connection with and as contemplated by the Holdings Restricted Stock Plan), own any material assets (other than the equity interests of the Borrower) or engage in any operations or business (other than the ownership of the Borrower and its Subsidiaries).

Section 4.21.                         Real Estate.

(a)                                 All Real Estate owned or leased by the Borrower and its Subsidiaries as of the Closing Date is listed on Schedule 4.21, and none of the Borrower or any Subsidiary utilizes any other real property in connection with the operation and conduct of its business the loss of use of which (either individually or in the aggregate for all such real property) could reasonably be expected to have a Material Adverse Effect.  Except as may be a Permitted Lien or as listed on Schedule 4.21, no other parties occupy or use, or have a right to occupy or use, any Real Estate.

(b)                                 Each of the Borrower and its Subsidiaries has delivered to the Agent true, correct and complete copies of all leases, subleases and other agreements in effect as of the Closing Date relating to leased Real Estate where Collateral having a value in excess of $1,000,000 is maintained in the ordinary course of business (the “Real Estate Leases”).  Each Real Estate Lease is in full force and effect and is enforceable in accordance with its respective terms.  To the knowledge of the Borrower, none of the Borrower, any Subsidiary or any counterparty to a Real Estate Lease is in default thereof, and no written notices of default have been sent or received under the Real Estate Leases by the Borrower or any Subsidiary, in each case to the extent the same could reasonably be expected to cause a Material Adverse Effect.

(c)                                  There are no pending or, to the Borrower’s knowledge, threatened, condemnation proceedings, lawsuits or administrative actions relating to any Real Estate.  No Real Estate has suffered material damage or any casualty which has not been repaired and restored.  The Real Estate, including all improvements, facilities, fixtures, furnishings and equipment and all mechanical and utility infrastructure, are in good condition and repair, sufficient for the ongoing operation of the business conducted by the Borrower and its Subsidiaries.  There are no material capital repairs or replacements required to be made to the Real Estate for the ongoing operation of such business thereon, and no material deferred maintenance which has not been undertaken on or prior to the date hereof.

(d)                                 The properties of the Borrower and its Subsidiaries are insured with financially sound and reputable insurance companies which are not Affiliates of the Borrower or any Subsidiary, in such amounts with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where the Borrower or any applicable Subsidiary operates.

Section 4.22.                         Eligible Rolling Stock.

(a)                                 All of the Rolling Stock which is Collateral: (i) is owned by a Loan Party, the ownership of which, after compliance by such Loan Party with Section 5.15(b), is evidenced by a Certificate of Title that has the name of such Loan Party noted thereon as the owner of it, (ii) is properly registered in one of the States of the United States to such Loan Party that is entitled to operate such Rolling Stock in accordance with all applicable laws; (ii) after compliance by the Borrower with Section 5.15(b), is subject to the first priority, valid and perfected security interest of the Agent; (iii) is not subject to a Lien in favor of any person other than the Agent; (iv) is not subject to any lease, other than leases between or among the Loan Parties and to owner-operators (as lessors) that contract with the Loan Parties (as lessees); (v) is used by such Loan Party in the ordinary course of such Loan Party’s business; (vii) meets, in all material respects, all applicable safety or regulatory standards applicable to it for the use for which it is intended or for which it is being used; (viii) meets, in all material respects, all applicable standards of all motor vehicle laws or other statutes and regulations established by any Governmental Authority and is not subject to any licensing or similar requirement that would limit the right of the Agent to sell or otherwise dispose of such Rolling Stock; and (ix) with respect to physical damage, is either self-insured or covered by an insurance policy of the applicable Loan Party in such amounts as are acceptable to the Lead Lenders (or if no Lead Lenders, the Required Lenders), which insurance policy provides that Agent is the loss payee.

(b)                                 The Rolling Stock of the Loan Parties (i) is not stored with a bailee, warehouseman or similar party, and (ii) is located only at, or in-transit between, locations in the continental United States, Canada, and Mexico (including in “over the road use” or retained for the purpose of loading or unloading, fueling, repairs and maintenance, driver scheduling and compliance with hours of service, and other customary trucking uses).

Section 4.23.                         Material Contracts.  Set forth on Schedule 4.23 is a reasonably detailed description of the Material Contracts of each Loan Party and its Subsidiaries as of the Closing Date. Except for matters which, either individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, each Material Contract (other than those that have expired at the end of their normal terms) (a) is in full force and effect and is binding upon and enforceable against the applicable Loan Party or its Subsidiary and, to each Loan Party’s knowledge, after due inquiry, each other Person that is a party thereto in accordance with its terms, (b) has not been otherwise amended or modified (other than amendments or modifications permitted by Section 7.6(b)), and (c) is not in default due to the action or inaction of the applicable Loan Party or its Subsidiary.

Section 4.24.                         [Reserved].

Section 4.25.                         Drivers.

(a)                                 Neither Holdings nor any of its Subsidiaries,

(i)                                     is required by any Driver Contract to segregate from its general funds monies collected for such Driver or is otherwise restricted by any Driver from use of those funds (except that the provisions of contracts with owner-operators provide for an escrow (primarily for maintenance expenses), payment of interest thereon, and refund in accordance with applicable law,

(ii)                                  holds or is required to hold any portion of its Accounts collected from an Account Debtor in respect of a Driver’s services in trust for such Driver, or

(iii)                               has any fiduciary relationship or duty to any Driver arising out of or in connection with any Driver Contract or the transactions contemplated thereby.

(b)                                 All payments by Holdings and its Subsidiaries in respect of payables to Drivers, whether pursuant to any Driver Contract or otherwise, are made from Holdings’ and its Subsidiaries’ general funds in the normal course of business.

ARTICLE V

AFFIRMATIVE COVENANTS

Each of Holdings and the Borrower covenants and agrees that so long as any Obligation remains unpaid or outstanding:

Section 5.1.                                Financial Statements, Reports, Certificates.  The Loan Parties (a) will deliver to the Agent, with copies to each Lender, each of the financial statements, reports, and other items set forth on Schedule 5.1 no later than the times specified therein, (b) agree that neither Holdings nor any Subsidiary of a Loan Party will have a fiscal year different from that of the Borrower, (c) agree to maintain a system of accounting that enables the Borrower to produce financial statements in accordance with GAAP, and (d) agree that they will, and will cause each other Loan Party to, (i) keep a reporting system that shows all additions, sales, claims, returns, and allowances with respect to their and their Subsidiaries’ sales, and (ii) maintain their billing systems and practices substantially as in effect as of the Closing Date and shall only make material modifications thereto with notice to, and with the consent of, the Required Lenders.

Section 5.2.                                [Reserved].

Section 5.3.                                Existence.  Except as otherwise permitted under Section 6.3 or Section 6.4, each Loan Party will, and will cause each of its Subsidiaries and Holdings to, at all times preserve and keep in full force and effect such Person’s valid existence and good standing in its jurisdiction of organization and, except as could not reasonably be expected to result in a Material Adverse Effect, good standing with respect to all other jurisdictions in which it is qualified to do business and any rights, franchises, permits, licenses, accreditations, authorizations, or other approvals material to their businesses.

Section 5.4.                                Maintenance of Properties.

(a)                                 Each Loan Party will, and will cause each of its Subsidiaries and Holdings to, maintain and preserve all of its assets that are necessary or useful in the proper conduct of its business in good working order and condition, ordinary wear, tear, casualty, and condemnation and Permitted Dispositions excepted.

(b)                                 The Loan Parties shall use, store and maintain their Rolling Stock with all reasonable care and caution and in accordance with applicable standards of any insurance and in conformity with applicable laws in all material respects (including any Federal, State or other motor vehicles statutes, the requirements of the Federal Fair Labor Standards Act of 1938, as amended, and all rules, regulations and orders related thereto).

Section 5.5.                                Taxes.  Each Loan Party will, and will cause each of its Subsidiaries and Holdings to, pay in full before delinquency or before the expiration of any extension period all material governmental assessments and taxes imposed, levied, or assessed against it, or any of its assets or in respect of any of its income, businesses, or franchises, except to the extent that the validity of such governmental assessment or tax is the subject of a Permitted Protest.

Section 5.6.                                Insurance.  Each Loan Party will, and will cause each of its Subsidiaries and Holdings to, at the Borrower’s expense, (a) maintain insurance (including self-insurance) respecting each of the Borrower’s and its Subsidiaries’ assets wherever located, covering liabilities, losses or damages as are customarily insured (including flood insurance) against by other Persons engaged in same or similar businesses and similarly situated and located and (b) without limiting the generality of the foregoing, the applicable Loan Parties will maintain or cause to be maintained flood insurance with respect to each Flood Hazard Property that is located in a community that participates in the Flood Program, in each case in compliance with any applicable regulations of the Board of Governors of the Federal Reserve System. All such policies of insurance shall be with financially sound and reputable insurance companies acceptable to the Required Lenders and in such amounts as is carried generally in accordance with sound business practice by companies in similar businesses similarly situated and located and, in any event, in amount, adequacy, and scope reasonably satisfactory to the Required Lenders (it being agreed that the amount, adequacy, and scope of the policies of insurance of the Loan Parties in effect as of the Closing Date are acceptable to the Required Lenders). All property insurance policies covering the Exclusive Term Collateral and the Shared Term Priority Collateral (as such terms are defined in the Intercreditor Agreement and referred to herein as

“Term Priority Collateral”) are to be made payable to the Agent for the benefit of the Agent and the Lenders, as their interests may appear, in case of loss, pursuant to a standard loss payable endorsement with a standard non-contributory “lender” or “secured party” clause and are to contain such other provisions as the Agent or the Required Lenders may reasonably require to fully protect the Lenders’ interest in the Term Priority Collateral and to any payments to be made under such policies. All certificates of property and general liability insurance are to be delivered to the Agent, with the loss payable (but only in respect of Term Priority Collateral) and additional insured endorsements in favor of the Agent and shall provide for not less than 30 days (10 days in the case of non-payment) prior written notice to the Agent of the exercise of any right of cancellation. If any Loan Party or its Subsidiaries fails to maintain such insurance, the Agent may arrange for such insurance, but at the Borrower’s expense and without any responsibility on the Agent’s part for obtaining the insurance, the solvency of the insurance companies, the adequacy of the coverage, or the collection of claims. The Borrower shall give the Agent prompt notice of any loss exceeding $1,000,000 covered by its or its Subsidiaries’ casualty or business interruption insurance. Upon the occurrence and during the continuance of an Event of Default, the Agent shall have the sole right to file claims under any property and general liability insurance policies in respect of the Collateral, to receive, receipt and give acquittance for any payments that may be payable thereunder, and to execute any and all endorsements, receipts, releases, assignments, reassignments or other documents that may be necessary to effect the collection, compromise or settlement of any claims under any such insurance policies; provided, that if the Agent fails to file a claim within a reasonable time after written notice by the Borrower to the Agent of an event giving rise to such claim, then the Borrower may file such claim.

Section 5.7.                                Inspection and Collateral Monitoring.  Each Loan Party will, and will cause each of its Subsidiaries and Holdings to, permit the Agent, any Lender, and each of their respective duly authorized representatives or agents to visit any of its properties and inspect any of its assets or books and records, to examine and make copies of its books and records, and to discuss its affairs, finances, and accounts with, and to be advised as to the same by, its officers and employees (provided an authorized representative of a Loan Party shall be allowed to be present) at such reasonable times and intervals as the Agent or any Lender, as applicable, may designate and, so long as no Default or Event of Default has occurred and is continuing, with reasonable prior notice to the Borrower and during regular business hours.  Such visits and inspections shall be at the expense of the Loan Parties for up to two (2) such visits and inspections per Fiscal Year; provided that if an Event of Default shall have occurred and be continuing, all such visits and inspections shall be at the expense of the Loan Parties.  No Loan Party shall be required to assemble any Rolling Stock in connection with any such inspection.

Section 5.8.                                Compliance with Laws.  Each Loan Party will, and will cause each of its Subsidiaries and Holdings to, comply with the requirements of all applicable laws, rules, regulations, and orders of any Governmental Authority, other than laws, rules, regulations, and orders the non-compliance with which, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

Section 5.9.                                Environmental.  Each Loan Party will, and will cause each of its Subsidiaries and Holdings to,

(a)                                 Keep any property either owned or operated by Holdings, the Borrower or its Subsidiaries free of any Environmental Liens or post bonds or other financial assurances sufficient to satisfy the obligations or liability evidenced by such Environmental Liens,

(b)                                 Comply, in all material respects, with Environmental Laws and provide to the Agent documentation of such compliance which the Agent or any Lender reasonably requests,

(c)                                  Promptly notify the Agent of any release of which the Borrower has knowledge of a Hazardous Material in any reportable quantity from or onto property owned or operated by Holdings, the Borrower or its Subsidiaries that could reasonably be expected to result in liability to the Loan Parties in excess of (x) with respect to property that is not Collateral, $1,000,000 and (y) with respect to property that is Collateral, $500,000, and take any Remedial Actions required to abate said release or otherwise to come into compliance, in all material respects, with applicable Environmental Law, and

(d)                                 Promptly, but in any event within 5 Business Days after its receipt thereof, provide the Agent with written notice of any of the following: (i) notice that an Environmental Lien has been filed against any of the real or personal property of Holdings, the Borrower or their respective Subsidiaries, (ii) commencement of any Environmental Action or written notice that an Environmental Action will be filed against Holdings, the Borrower or its Subsidiaries that could reasonably be expected to result in liability in excess of (x) with respect to real or personal property that is not Collateral, $1,000,000 and (y) with respect to real or personal property that is Collateral, $500,000, and (iii) written notice of a violation, citation, or other administrative order from a Governmental Authority with respect to any applicable Environmental Law that could reasonably be expected to result in liability to the Loan Parties in excess of (x) with respect to real or personal property that is not Collateral, $1,000,000 and (y) with respect to real or personal property that is Collateral, $500,000.

Section 5.10.                         Disclosure Updates.  Each Loan Party will, promptly, and in no event later than 5 Business Days after obtaining knowledge thereof, notify the Agent if any written information, exhibit, or report furnished to the Agent or the Lenders contained, at the time it was furnished, any untrue statement of a material fact or omitted to state any material fact necessary to make the statements contained therein not misleading in light of the circumstances in which made. The foregoing to the contrary notwithstanding, any notification pursuant to the foregoing provision will not cure or remedy the effect of the prior untrue statement of a material fact or omission of any material fact nor shall any such notification have the effect of amending or modifying this Agreement or any of the Schedules hereto.

Section 5.11.                         Formation of Subsidiaries.  Each Loan Party will, at the time that any Loan Party forms any direct or indirect Subsidiary or acquires any direct or indirect Subsidiary after the Closing Date, within 10 days of such formation or acquisition (or such later date as permitted by the Required Lenders in their sole discretion) (a) cause such new Subsidiary to provide to the Agent and the Lenders a joinder to the Guaranty and Security Agreement, together with such other security agreements (including Mortgages with respect to any Real Estate owned in fee of such new Subsidiary with a fair market value greater than $1,000,000), as well as appropriate financing statements (and with respect to all property subject to a Mortgage, fixture filings), all in form and substance reasonably satisfactory to the Required Lenders (including being sufficient to grant the Agent a Lien (subject only to Permitted Liens) in and to the assets of such newly formed or acquired Subsidiary); provided that the joinder to the Guaranty and Security Agreement, and such other security agreements shall not be required to be provided to the Agent with respect to any Subsidiary of Holdings or the Borrower that is a CFC, if providing such agreements would result in adverse tax consequences or the costs to the Loan Parties of providing such guaranty or such security agreements are unreasonably excessive (as determined by the Agent in consultation with the Borrower) in relation to the benefits to the Agent and the Lenders of the security or guarantee afforded thereby, (b) provide, or cause the applicable Loan Party to provide, to the Agent a pledge agreement (or an addendum to the Guaranty and Security Agreement) and appropriate certificates and powers or financing statements, pledging all of the direct or beneficial ownership interest in such new Subsidiary in form and substance reasonably satisfactory to the Required Lenders; provided that only 65% of the total outstanding voting equity interests of any first tier Subsidiary of the Borrower that is a CFC (and none of the equity interests of any Subsidiary of such CFC) shall be required to be pledged if pledging a greater amount would result in adverse tax consequences or the costs to the Loan Parties of providing such pledge are unreasonably excessive (as determined by the Agent in consultation with the Borrower) in relation to the benefits to the Agent and the Lenders of the security afforded thereby (which pledge, if reasonably requested by the Agent, shall be governed by the laws of the jurisdiction of such Subsidiary), and (c) provide to the Agent and the Lenders all other documentation, including one or more opinions of counsel reasonably satisfactory to the Lenders, which, in its opinion, is appropriate with respect to the execution and delivery of the applicable documentation referred to above (including surveys and policies of title insurance, ASTM E-1527-13 Phase I environmental site assessments or other documentation with respect to all Real Estate owned in fee and subject to a Mortgage); provided, however, that none of (a) — (c) will apply with respect to any newly formed captive insurance companies or Immaterial Subsidiaries. Any document, agreement, or instrument executed or issued pursuant to this Section 5.11 shall constitute a Loan Document.

Section 5.12.                         Further Assurances.  Each Loan Party will, and will cause each of the other Loan Parties to:

(a)                                 at any time upon the reasonable request of the Lead Lenders (or if no Lead Lenders, the Required Lenders), execute or deliver to the Agent any and all financing statements, fixture filings, security agreements, pledges, assignments, Mortgages, ASTM E-1527-13 Phase I environmental site assessments of Mortgaged Properties, deeds of trust, opinions of counsel, and all other documents (the “Additional Documents”) that the Lead Lenders (or if no Lead Lenders, the Required Lenders) may reasonably request in form and substance reasonably satisfactory to the Lead Lenders (or if no Lead Lenders, the Required Lenders), to create, perfect, and continue perfected or to better perfect the Agent’s Liens with respect to the Collateral (whether now owned or hereafter arising or acquired, tangible or intangible, real or personal), to create and perfect Liens in favor of the Agent in any Real Estate acquired after the Closing Date by the Borrower or any other Loan Party having a fair market value in excess of $1,000,000 and remaining unencumbered for more than 120 days after the date of acquisition (provided that except as otherwise permitted under clauses (f) or (r) of the definition of Permitted Indebtedness, such Real Estate shall not be encumbered to secure any other Indebtedness and if it remains unencumbered for a period of 120 days, such Real Estate shall promptly, and in no event later than 30 days after such 120 day period, become subject to a Mortgage granted by the applicable Loan Party in favor of the Agent), and in order to fully consummate all of the transactions contemplated hereby and under the other Loan Documents; provided, further, that the foregoing shall not apply to any Subsidiary of the Borrower that is a CFC if providing such documents would result in adverse tax consequences or the costs to the Loan Parties of providing such documents are unreasonably excessive (as determined by the Agent in consultation with the Borrower) in relation to the benefits to the Agent and the Lenders of the security afforded thereby. To the maximum extent permitted by applicable law, if the Borrower or any other Loan Party refuses or fails to execute or deliver any reasonably requested Additional Documents within a reasonable period of time following the request to do so, the Borrower and each other Loan Party hereby authorizes the Agent to execute any such Additional Documents in the applicable Loan Party’s name and authorizes the Agent to file such executed Additional Documents in any appropriate filing office. In furtherance of, and not in limitation of, the foregoing, each Loan Party shall take such actions as the Agent may reasonably request from time to time to ensure that the Obligations are guaranteed by the Guarantors and are secured by the Collateral, including all of the outstanding capital equity interests of the Borrower and its Subsidiaries (subject to exceptions and limitations contained in the Loan Documents), and

(b)                                 (i) at any time upon the reasonable request of the Lead Lenders (or if no Lead Lenders, the Required Lenders), execute or deliver to the Agent leasehold Mortgages with respect to any Real Estate leases entered into after the Closing Date by the Borrower or any other Loan Party with a lessor who is an Affiliate of any Loan Party and (ii) use its commercially reasonable efforts to obtain and deliver to the Agent Collateral Access Agreements with respect to any material Real Estate leases entered into after the Closing Date by the Borrower or any other Loan Party with a lessor who is not an Affiliate of any Loan Party.

Section 5.13.                         Lender Meetings.  The Loan Parties will, within 130 days after the close of each fiscal year of the Borrower, at the request of the Agent or of the Required Lenders and upon reasonable prior notice, hold a meeting (at a mutually agreeable location and time or, at the option of the Agent, by conference call) with all Lenders who choose to attend such meeting at which meeting shall be reviewed the financial results of the previous fiscal year and the financial condition of the Borrower and its Subsidiaries and the projections presented for the current fiscal year of the Borrower.

Section 5.14.                         Compliance with ERISA and the Code.  In addition to and without limiting the generality of Section 5.8, the Loan Parties shall, and shall cause their ERISA Affiliates to, (a) comply in all material respects with applicable provisions of ERISA and the Code and other applicable laws with respect to all Employee Benefit Plans and Pension Plans, (b) not take any action or fail to take action, without the prior written consent of the Agent and the Required Lenders, the result of which could result in a Loan Party or ERISA Affiliate incurring a material liability to the PBGC or to a Multiemployer Plan (other than to pay contributions or premiums payable in the ordinary course), (c) not allow any facts or circumstances to exist with respect to one or more Employee Benefit Plans or Pension Plans that, in the aggregate, reasonably could be expected to result in liability of any Loan Party, after deducting any amount for which a fiduciary liability or other insurance carrier has provided an unconditional written acknowledgement of liability coverage, in excess of the Threshold

Amount, (d) not participate in any prohibited transaction that could result in a material civil penalty excise tax, fiduciary liability or correction obligation under ERISA or the Code, after deducting any amount for which a fiduciary liability or other insurance carrier has provided an unconditional written acknowledgement of liability coverage, (e) operate each Employee Benefit Plan and Pension Plan in such a manner that will not incur any material tax liability under the Code (including Section 4980B of the Code), and (e) furnish to the Agent upon the Agent’s written request such additional information about any Employee Benefit Plan or Pension Plan for which any Loan Party or ERISA Affiliate could reasonably expect to incur any material liability. With respect to each Pension Plan and each Multiemployer Plan, except as could not reasonably be expected to result in liability to the Loan Parties, the Loan Parties and the ERISA Affiliates shall (i) satisfy in full and in a timely manner, without incurring any late payment or underpayment charge or penalty and without giving rise to any Lien, all of the contribution and funding requirements of the Code and of ERISA, and (ii) pay, or cause to be paid, to the PBGC in a timely manner, without incurring any late payment or underpayment charge or penalty, all premiums required pursuant to ERISA.

Section 5.15.                         Rolling Stock.

(a)                                 Each Loan Party shall at all times maintain records with respect to the Rolling Stock of the Loan Parties that is Collateral reasonably satisfactory to the Lead Lenders (or if no Lead Lenders, the Required Lenders), keeping correct, detailed and accurate records describing such Rolling Stock, the quality and repair records with respect thereto, and such Loan Party’s cost therefor.

(b)                                 (x) As soon as available, and in no event later than 90 days (or such later time period as the Required Lenders shall agree in their discretion) after the Closing Date, with respect to all Rolling Stock of the Loan Parties that is Collateral on the Closing Date and (y) with respect to Rolling Stock acquired after the Closing Date, no later than ten Business Days after any Loan Party acquires any such additional Rolling Stock that is Collateral (except that in the case of Off-Finance Rolling Stock, no later than earlier of (A) 120 days after the acquisition thereof, (B) the determination by the applicable Loan Party not to sell such Off-Finance Rolling Stock and (C) the date a Default or Event of Default occurs), the Borrower shall deliver to the Agent (i) copies of certificates of title for such Rolling Stock with lien notations in the Agent’s name evidencing a first priority Lien in favor of the Agent in such Rolling Stock, or (ii) to the extent that such Lien does not already appear on any certificate of title for such Rolling Stock, evidence that the Borrower has submitted correct and complete applications, duly authorized, executed and delivered by the applicable Loan Party, to effect the notation of the Agent’s Lien on the original certificate of title for such Rolling Stock and evidence of receipt of such applications by the appropriate Department of Motor Vehicles or other Governmental Authority acknowledging receipt of such applications, with a certification from the Borrower that there is no indication that such applications fail to comply in any manner with the requirements of such Governmental Authority.

(c)                                  So long as no Default or Event of Default has occurred and is continuing, the Borrower may retain control of certificates of title covering all Rolling Stock that is Collateral.

(d)                                 If a Default or Event of Default shall have occurred and be continuing, upon ten (10) Business Days’ notice to the Borrower by the Agent, the Borrower shall deliver or cause to be delivered to a third party title processor identified in the notice as acceptable to the Required Lenders (a “Title Processor”) the original certificates of title for all Rolling Stock of the Loan Parties that is Collateral (with all such documents necessary to cause the Lien in favor of the Agent in such Rolling Stock to be recorded as a first priority Lien on such certificates of title, to the extent such Lien does not already appear on such certificate of title).  Such Title Processor shall thereafter hold all such certificates of title as the bailee of the Agent on terms and conditions reasonably acceptable to the Agent and the Required Lenders (including arrangements to release such certificates of title and the Agent’s Lien recorded thereon in connection with any permitted sale or disposition of such Rolling Stock).

(e)                                  Each Loan Party will keep the Rolling Stock of such Loan Party that is Collateral only within the United States, Canada, and Mexico.

Section 5.16.                         Driver Payables. Pay before the same become delinquent all Driver Payables, except to the extent that the validity thereof shall be the subject of a Permitted Protest.

Section 5.17.                         Board Appointments.

(a)                                 Promptly following the Closing Date, but in no event more than 30 days thereafter, PECM and GSO shall be entitled to (a) appoint one director (the “Lender Director”) to the board of directors of Holdings (“Board”) and (b) designate one observer (the “Lender Observer”; together with the Lender Director, the “Lender Appointees”) to attend all meetings (each a “Meeting”) of the board of directors of Holdings and any of its Subsidiaries (or any relevant committees thereof).  The Loan Parties shall execute any and all documents, agreements and instruments, and take all actions as may be needed to cause such appointments to be consummated promptly following the Closing Date.  The Loan Parties shall not permit any business of the Loan Parties to be conducted at any Meeting other than a Meeting held by the Board.

(b)                                 Such rights of appointment and designation shall terminate as to any such Person if it, together with its Affiliates and Approved Funds and any accounts and clients that invest in, or are managed, advised or sub-advised by, such Person, holds less than 30% of the principal amount of the Term Loan held by it, its affiliates and accounts and clients that are managed, advised or sub-advised by it on the Closing Date (the “Threshold Percentage”).  At such time that either such Person ceases to own at least the Threshold Percentage applicable to it, such Person shall no longer have the right to appoint or designate any Lender Appointee; provided that, assuming that the other Person maintains at least the Threshold Percentage, such remaining Person may appoint or designate one Lender Appointee, which, at its option may be either a Lender Director or a Lender Observer.

(c)                                  The Lender Director shall have the same voting rights with respect to matters before the Board as the other directors.  The Lender Appointees shall be timely notified of the time and place of any Meetings and will be given written notice of all proposed actions to be taken by the Board (or any relevant committees thereof).  The Lender Appointees shall have the right to receive all information provided to the other members of the board of directors of Holdings and any of its Subsidiaries (or any relevant committees thereof), in addition to copies of the records of the proceedings or minutes of such meeting, when provided to such other members, in each case subject to customary restrictions to be agreed.  The Borrower shall reimburse the Lender Appointees for all reasonable out-of-pocket costs and expenses incurred in connection with their participation in any such Meeting.

(d)                                 Commencing no later than September 30, 2014 and at all times thereafter, the Loan Parties shall also cause the Board to include an independent director selected by the Board and reasonably acceptable to the Lead Lenders (or, if no Lead Lender, the Required Lenders).  Such independent director shall have the same voting rights with respect to matters before the Board as the other directors and may be removed by the Board only with the consent of the Lead Lenders (or if no Lead Lender, the Required Lenders), such consent not to be unreasonably withheld of delayed.

Section 5.18.                         Pledged Accounts and Collateral Account.

(a)                                 The Borrower shall cause the Loan Parties to grant and maintain perfected Liens (subject only to Permitted Liens and the Intercreditor Agreement) in favor of the Agent in all deposit and disbursement accounts, and all securities accounts, of the Loan Parties pursuant to Control Account Agreements, other than the Excluded Accounts.  The Borrower shall not, and shall not cause or permit any Subsidiary thereof to, accumulate or maintain cash in payroll accounts as of any date of determination in excess of $50,000 over the amount of checks outstanding against such accounts as of that date and amounts necessary to meet minimum balance requirements.  The Borrower shall promptly notify the Agent of the opening of any deposit, disbursement or securities accounts.

(b)                                 Each Loan Party will, and will cause each of its Subsidiaries and Holdings to, deposit, or cause to be deposited, within two (2) Business Days after receipt thereof any proceeds of Term Priority Collateral into the Collateral Account or a 1031 Exchange Account.

Section 5.19.                         Post Closing.  The Borrower shall deliver to the Agent each of the items set forth on Schedule 5.19 within the timeframes set forth therein.

ARTICLE VI

FINANCIAL COVENANTS

The Borrower covenants and agrees that so long as any Obligation remains unpaid or outstanding:

Section 6.1.                                Leverage Ratio.  The Borrower will maintain, as of the end of each Fiscal Quarter, a Leverage Ratio for the period of four Fiscal Quarters then ending of not greater than the ratio set forth opposite the applicable Fiscal Quarter in the table below:

Fiscal Quarter	Leverage Ratio

The Fiscal Quarter ending on June 30, 2014	5.30:1.0

The Fiscal Quarter ending on September 30, 2014	5.30:1.0

The Fiscal Quarter ending on December 31, 2014	5.10:1.0

The Fiscal Quarter ending on March 31, 2015	4.90:1.0

The Fiscal Quarter ending on June 30, 2015	4.80:1.0

The Fiscal Quarter ending on September 30, 2015	4.70:1.0

The Fiscal Quarter ending on December 31, 2015	4.60:1.0

The Fiscal Quarter ending on March 31, 2016	4.50:1.0

The Fiscal Quarter ending on June 30, 2016	4.50:1.0

The Fiscal Quarter ending on September 30, 2016	4.40:1.0

The Fiscal Quarter ending on December 31, 2016	4.40:1.0

The Fiscal Quarter ending on March 31, 2017	4.40:1.0

The Fiscal Quarter ending on June 30, 2017	4.40:1.0

The Fiscal Quarter ending on September 30, 2017	4.40:1.0

The Fiscal Quarter ending on December 31, 2017	4.25:1.0

The Fiscal Quarter ending on March 31, 2018	4.25:1.0

The Fiscal Quarter ending on June 30, 2018	4.25:1.0

The Fiscal Quarter ending on September 30, 2018	4.25:1.0

The Fiscal Quarter ending on December 31, 2018	4.20:1.0

The Fiscal Quarter ending on March 31, 2019	4.20:1.0

Section 6.2.                                Fixed Charge Coverage Ratio. The Borrower will maintain, as of the end of each Fiscal Quarter, a Fixed Charge Coverage Ratio for the period of four Fiscal Quarters then ending of not less than the ratio set forth opposite the applicable Fiscal Quarter in the table below:

Fiscal Quarter	Fixed Charge Coverage Ratio
The Fiscal Quarter ending on December 31, 2014	0.950:1.0
The Fiscal Quarter ending on March 31, 2015	1.000:1.0
The Fiscal Quarter ending on June 30, 2015	1.015:1.0
The Fiscal Quarter ending on September 31, 2015	1.020:1.0
The Fiscal Quarter ending on December 31, 2015	1.025:1.0
The Fiscal Quarter ending on March 31, 2016	1.025:1.0
The Fiscal Quarter ending on June 30, 2016	1.025:1.0
The Fiscal Quarter ending on September 30, 2016	1.025:1.0
The Fiscal Quarter ending on December 31, 2016	1.025:1.0
The Fiscal Quarter ending on March 31, 2017	1.025:1.0
The Fiscal Quarter ending on June 30, 2017	1.025:1.0
The Fiscal Quarter ending on September 30, 2017	1.025:1.0
Each Fiscal Quarter ending thereafter	1.050:1.0

Section 6.3.                                Consolidated Net Capital Expenditures.  The Borrower and its Subsidiaries will not permit Consolidated Net Capital Expenditures to exceed the amounts set forth in the table below for the fiscal year set forth in the table below opposite such amounts (for any given fiscal year, the “Capital Expenditure Limitation”):

Fiscal Year Ending	Maximum Consolidated Net Capital Expenditures
December 31, 2014	$120,000,000
December 31, 2015	$75,000,000
December 31, 2016	$137,500,000
December 31, 2017	$137,500,000
December 31, 2018 and each fiscal year thereafter	$140,000,000

provided, that (a) so long as no Default or Event of Default has occurred and is continuing or would result therefrom, to the extent the Borrower and its Subsidiaries do not expend the entire Capital Expenditure Limitation in any fiscal year, the Borrower and its Subsidiaries may carry forward such unused amount to the immediately succeeding fiscal year and the unused amount carried forward shall be deemed to be expended last and (b) the Capital Expenditure Limitation will not apply for any Fiscal Year in which the Leverage Ratio as of the end of the prior Fiscal Year for the period of four Fiscal Quarters then ending is less than 4.00:1.00.  All Consolidated Capital Expenditures shall first be applied against the applicable Capital Expenditure Limitation and then to the carry-forward from the previous fiscal year, if any.  For purposes hereof “Consolidated Net Capital Expenditures” means, with respect to the Borrower and its Subsidiaries for any fiscal period, the sum of, without duplication, all Capital Expenditures minus the net cash proceeds (including trade-in credits) of dispositions of such assets during such fiscal period.

Section 6.4.                                Adjusted Operating Ratio. The Borrower will maintain, as of the end of each Fiscal Quarter set forth in the table below, an Adjusted Operating Ratio for the period of four Fiscal Quarters then ending of not greater than:

Fiscal Quarter	Adjusted Operating Ratio
The Fiscal Quarter ending on December 31, 2014	98.0%
The Fiscal Quarter ending on March 31, 2015	98.0%
The Fiscal Quarter ending on June 30, 2015	98.0%
The Fiscal Quarter ending on September 31, 2015	98.0%
The Fiscal Quarter ending on December 31, 2015	97.5%
The Fiscal Quarter ending on March 31, 2016	97.5%
The Fiscal Quarter ending on June 30, 2016	97.5%
The Fiscal Quarter ending on September 30, 2016	97.5%
The Fiscal Quarter ending on December 31, 2016	97.0%
Each Fiscal Quarter ending thereafter	97.0%

Notwithstanding the foregoing, failure to maintain the minimum Adjusted Operating Ratio set forth in this Section 6.4 shall not be an Event of Default under this Agreement so long as within (30) thirty days after the Borrower first becomes aware of such failure the Borrower and the other Loan Parties shall have retained a financial consultant or advisor (an “Advisor”) from a list of potential Advisors proposed by the Lead Lenders (or if there is no Lead Lender at that time, the Agent acting at the direction of the Required Lenders), such Advisor to be retained pursuant to an engagement letter satisfactory in all respect to the Lead Lenders (or if there is no Lead

Lender at that time, the Agent acting at the direction of the Required Lenders).  The Borrower and the other Loan Parties shall cooperate fully with such Advisor and shall be responsible for all fees and expenses of such Advisor.  Such Advisor (or a replacement Advisor selected in the same manner as the initial Advisor and whose terms of engagement shall be satisfactory in all respects to the Lead Lenders (or if there is no Lead Lender at that time, the Agent acting at the direction of the Required Lenders)) shall thereafter be retained by the Borrower and the other Loan Parties until such time as the Adjusted Operating Ratio for each of the two most recent consecutive four Fiscal Quarter periods is in compliance with the required minimum Adjusted Operating Ratio set forth in this Section 6.4 for such Fiscal Quarters.

ARTICLE VII

NEGATIVE COVENANTS

Each of Holdings and the Borrower covenants and agrees that so long as any Obligation remains unpaid or outstanding:

Section 7.1.                                Indebtedness.  Each Loan Party will not, and will not permit any of its Subsidiaries or Holdings to create, incur, assume, suffer to exist, guarantee, or otherwise become or remain, directly or indirectly, liable with respect to any Indebtedness, except for Permitted Indebtedness.

Section 7.2.                                Liens.  Each Loan Party will not, and will not permit any of its Subsidiaries or Holdings to create, incur, assume, or suffer to exist, directly or indirectly, any Lien on or with respect to any of its assets, of any kind, whether now owned or hereafter acquired, or any income or profits therefrom, except for Permitted Liens.

Section 7.3.                                Restrictions on Fundamental Changes.  Each Loan Party will not, and will not permit any of its Subsidiaries or Holdings to,

(a)                                 other than in order to consummate a Permitted Acquisition, enter into any merger, consolidation, reorganization, or recapitalization, or reclassify its equity interests, except for (i) any merger between Loan Parties, provided that the Borrower must be the surviving entity of any such merger to which it is a party and no merger may occur between Holdings and the Borrower, (ii) any merger between a Loan Party and a Subsidiary of such Loan Party that is not a Loan Party so long as such Loan Party is the surviving entity of any such merger, and (iii) any merger between Subsidiaries of Holdings, or Subsidiaries of the Borrower, in each case that are not Loan Parties,

(b)                                 liquidate, wind up, or dissolve itself (or suffer any liquidation or dissolution), except for (i) the liquidation or dissolution of non-operating Subsidiaries of Holdings, the Borrower with nominal assets and nominal liabilities, (ii) the liquidation or dissolution of a Loan Party (other than Holdings or the Borrower) or any of its wholly owned Subsidiaries so long as all of the assets (including any interest in any Equity Interests) of such liquidating or dissolving Loan Party or Subsidiary are transferred to a Loan Party that is not liquidating or dissolving, or (iii) the liquidation or dissolution of a Subsidiary of Holdings or the Borrower that is not a Loan Party (other than any such Subsidiary the equity interests of which

(or any portion thereof) is subject to a Lien in favor of the Agent) so long as all of the assets of such liquidating or dissolving Subsidiary are transferred to a Subsidiary of the Borrower that is not liquidating or dissolving, or

(c)                                  suspend or cease operating a substantial portion of its or their business, except as permitted pursuant to clauses (a) or (b) above or in connection with a transaction permitted under Section 7.4.

Section 7.4.                                Disposal of Assets.  Other than Permitted Dispositions or transactions expressly permitted by Sections 7.3 or 7.9, each Loan Party will not, and will not permit any of its Subsidiaries or Holdings to convey, sell, lease, license, assign, transfer, or otherwise dispose of (or enter into an agreement to convey, sell, lease, license, assign, transfer, or otherwise dispose of) any of its or their assets.

Section 7.5.                                Nature of Business.  Each Loan Party will not, and will not permit any of its Subsidiaries or Holdings to make any change in the nature of its or their business as described in Schedule 7.5 or acquire any properties or assets that are not reasonably related to the conduct of such business activities; provided that the foregoing shall not prevent Holdings, the Borrower and its Subsidiaries from engaging in any business that is reasonably related or ancillary to its or their business.

Section 7.6.                                Prepayments and Amendments.  Each Loan Party will not, and will not permit any of its Subsidiaries or Holdings to,

(a)                                 Except in connection with Refinancing Indebtedness permitted by Section 7.1; provided that any Refinancing Indebtedness of the ABL Facility shall be in accordance with the provisions of the Intercreditor Agreement,

(i)                                     optionally prepay, redeem, defease, purchase, or otherwise acquire any Indebtedness of Holdings, the Borrower or its Subsidiaries, other than (A) the Obligations in accordance with this Agreement, (B) Permitted Intercompany Advances and (C) the ABL Facility in accordance with Section 2.4 thereof as in effect on the Closing Date, or

(ii)                                  make any payment on account of Indebtedness (A) held by an Affiliate of a Loan Party (other than another Loan Party) or (B) that has been contractually subordinated in right of payment to the Obligations if such payment is not permitted at such time under the subordination terms and conditions;

provided, that this clause (a) shall not apply to secured Indebtedness that becomes due as a result of the sale or transfer of, or casualty or condemnation event with respect to, the property or assets securing such Indebtedness if (in the case of a sale or transfer) such sale or transfer is permitted hereunder and such Indebtedness is repaid on or prior to three Business Days after the receipt of proceeds therefrom; provided, further that subject to the applicable subordination provisions of the Management Note, (i) Borrower may pay in cash up to 35% of the interest on the Management Note when due (but without catching up any interest paid in kind); only so long as for the purpose of this clause (i) after giving effect on a Pro Forma Basis to the payment of any such payments, (A) no Default or Event of Default has occurred and is continuing and (B) the Loan Parties are in compliance on a Pro Forma Basis with the covenants set forth in Article VI, recomputed for the most recent Fiscal Quarter for which financial statements have been delivered, and (ii) so long as the Adjusted Operating Ratio calculated on a trailing four Fiscal Quarter basis is less than (x) 96% for each of the two most recent consecutive four Fiscal Quarter periods, the Borrower may pay the interest on the Management Notes when due in cash and may make catch-up payments of interest paid in kind (even if previously added to principal) on the Management Note in cash (including any interest paid in kind prior to the Closing Date) and (y) 94% for each of the two most recent consecutive four Fiscal Quarter periods, the Borrower may, following receipt of the Compliance Certificate for the most recent Fiscal Year for which financial statements have been delivered, make cash principal payments on the Management Notes out of the portion of the Excess Cash Flow that it is not required to use to prepay the Term Loans pursuant to Section 2.6; only so long as, for the purpose of this clause (ii) after giving effect on a Pro Forma Basis to the payment of any such payments, (A) no Default or Event of Default has occurred and is continuing and (B) the Loan Parties are in compliance on a Pro Forma Basis with the covenants set forth in Article VI, recomputed for the most recent Fiscal Quarter for which financial statements have been delivered.

(b)                                 Directly or indirectly, amend, modify, or change any of the terms or provisions of

(i)                                     any agreement, instrument, document, indenture, or other writing evidencing or concerning Permitted Indebtedness other than (A) the Obligations in accordance with this Agreement, (B) Permitted Intercompany Advances, (C) Indebtedness permitted under clauses (c), (h), (j) and (k) of the definition of Permitted Indebtedness and (D) the ABL Facility in accordance with the terms of the Intercreditor Agreement, or

(ii)                                  the governing documents of any Loan Party or any of its Subsidiaries if the effect thereof, either individually or in the aggregate, could reasonably be expected to be materially adverse to the interests of the Lenders.

Section 7.7.                                Restricted Payments.  Each Loan Party will not, and will not permit any of its Subsidiaries or Holdings to, make any Restricted Payment; provided that,

(a)                                 [Reserved.]

(b)                                 Any Loan Party may make Restricted Payments to current and former employees, officers or directors of such Loan Party (including any spouses, ex-spouses or estates of any of the foregoing, but excluding Permitted Shareholders) on account of redemptions of Equity Interests of such Loan Party held by such Persons (including, without limitation, such Restricted Payments made to satisfy any applicable tax withholding obligation on such Person with respect to the grant, vesting and/or exercise of such equity interests), provided that (i) such Restricted Payments are permitted by law, (ii) on the date any such Restricted Payment is made, and after giving effect thereto, no Default or Event of Default shall exist or shall have occurred and be continuing or would result therefrom, and (iii) the aggregate amount of such Restricted Payments by any Loan Party during any calendar year occurring during the term of this

Agreement together with amounts forgiven pursuant to Section 7.7(c) below does not exceed $1,000,000 in any calendar year, and any unused amounts may be utilized in subsequent calendar years.

(c)                                  Holdings may make Restricted Payments to current and former employees, officers or directors of any Loan Party (including any spouses, ex-spouses or estates of any of the foregoing, but excluding Permitted Shareholders), solely in the form of forgiveness of Indebtedness of such Loan Party owing to such Person on account of repurchases of the equity interests of Holdings held by such Persons; provided that (i) on the date any such Restricted Payment is made, and after giving effect thereto, no Default or Event of Default shall exist or shall have occurred and be continuing or would result therefrom, (ii) such Indebtedness being forgiven was incurred by such Persons solely to acquire equity interests of Holdings and (iii) the aggregate amount of such forgiveness by any Loan Party during the term of this Agreement together with payments pursuant to Section 7.7(b) above does not exceed $1,000,000 in any calendar year, and any unused amounts may be utilized in subsequent calendar years.

(d)                                 Any Loan Party may make any dividend or make any other payment or distribution to each other, other than dividends from the Borrower to Holdings.

(e)                                  So long as it is permitted by law, and so long as no Default or Event of Default shall have occurred and be continuing or would result therefrom, the Borrower may make Permitted Tax Distributions (to the extent further distributed by Holdings to its equityholders).

(f)                                   To the extent constituting Restricted Payments, any Loan Party may make a Permitted Investment.

Section 7.8.                                Accounting Methods.  Each Loan Party will not, and will not permit any of its Subsidiaries or Holdings to modify or change its fiscal year or its method of accounting (other than as may be required to conform to GAAP).

Section 7.9.                                Investments.  Each Loan Party will not, and will not permit any of its Subsidiaries or Holdings to, directly or indirectly, make or acquire any Investment or incur any liabilities (including contingent obligations) for or in connection with any Investment except for Permitted Investments.

Section 7.10.                         Transactions with Affiliates.  Each Loan Party will not, and will not permit any of its Subsidiaries or Holdings to, directly or indirectly, enter into or permit to exist any transaction with any Affiliate of Holdings, the Borrower or any of its Subsidiaries except for:

(a)                                 transactions listed on Schedule 7.10,

(b)                                 transactions (other than the payment of management, consulting, monitoring, or advisory fees) between the Borrower or its Subsidiaries, on the one hand, and any Affiliate of the Borrower or its Subsidiaries, on the other hand, so long as such transactions (i) are fully disclosed to the Lead Lenders (or if no Lead Lenders, the Required Lenders) prior to the consummation thereof, if they involve one or more payments by the Borrower or its Subsidiaries in excess of $2,000,000 for any single transaction or series of related transactions, and (ii) are no less favorable, taken as a whole, to the Borrower or its Subsidiaries, as applicable, than would be obtained in an arm’s length transaction with a non-Affiliate,

(c)                                  so long as it has been approved by the Borrower’s or its applicable Subsidiary’s board of directors (or comparable governing body) in accordance with applicable law, any indemnity provided for the benefit of directors (or comparable managers) of the Borrower or its applicable Subsidiary,

(d)                                 so long as it has been approved by the Borrower’s or its applicable Subsidiary’s board of directors (or comparable governing body) in accordance with applicable law, the payment of reasonable compensation, severance, or employee benefit arrangements to employees, officers, and outside directors of Holdings, the Borrower and its Subsidiaries in the ordinary course of business and consistent with industry practice,

(e)                                  transactions permitted by Section 7.3, Section 7.6(a), Section 7.7, Section 7.9, or any Permitted Intercompany Advance, or

(f)                                   transactions between or among the Loan Parties not involving any Affiliate which is not a Loan Party, so long as such transactions are not otherwise prohibited by this Agreement or any of the other Loan Documents.

Section 7.11.                         Use of Proceeds.  The Borrower will not, and will not permit any of its Subsidiaries or Holdings to use the proceeds of the Term Loans hereunder for any purpose other than (a) to refinance all of the outstanding Indebtedness under the SunTrust Facility and mortgage loans held by Orrstown Bank and FSG Bank, (b) to pay fees and expenses in connection with the transactions contemplated herein and under the ABL Facility, and (c) to reduce borrowings under the ABL Facility, and (d) for working capital and general corporate purposes.  No part of the proceeds of any Term Loan will be used, whether directly or indirectly, to purchase or carry any margin stock within the meaning of Regulation U or to extend credit to others for the purpose of purchasing or carrying any margin stock or for any purpose that would violate any rule or regulation of the Board of Governors of the Federal Reserve System, including Regulation T, Regulation U or Regulation X.

Section 7.12.                         Limitation on Issuance of Equity Interests.  Except for the issuance or sale of Qualified Equity Interests by Holdings, each Loan Party will not, and will not permit any of its Subsidiaries to issue or sell or enter into any agreement or arrangement for the issuance or sale of any of its equity interests.

Section 7.13.                         Holdings as Holding Company.  Holdings shall not incur any material liabilities arising outside the ordinary course of Holdings’ business (other than liabilities arising under the Loan Documents and the ABL Facility and obligations to repurchase membership interests of Holdings as required by any restricted stock agreements and/or management stockholder’s agreements entered into in connection with and as contemplated by the Holdings Restricted Stock Plan), own or acquire any assets (other than the equity interests of the Borrower) or engage itself in any operations or business, except in connection with its ownership of the Borrower, its obligations to equityholders, and its rights and obligations under the Loan Documents; provided that, for the avoidance of doubt, the issuance by Holdings of guarantees in respect of leases or other financing documents of its subsidiaries that are customarily given by a “holding company” shall constitute an ordinary course transaction for purposes hereof.

Section 7.14.                         Employee Benefits.  Each Loan Party will not, and will not permit any of its Subsidiaries to:

(a)                                 Terminate, or permit any ERISA Affiliate to terminate, any Pension Plan in a manner, or take any other action with respect to any Pension Plan, which could reasonably be expected to result in any liability of any Loan Party or ERISA Affiliate to the PBGC.

(b)                                 Fail to make, or permit any ERISA Affiliate to fail to make, full payment when due of all amounts which, under the provisions of any Employee Benefit Plan, agreement relating thereto or applicable law, any Loan Party or ERISA Affiliate is required to pay if such failure could reasonably be expected to result in liability to any Loan Party in excess of the Threshold Amount.

(c)                                  Acquire, or permit any ERISA Affiliate to acquire, an interest in any Person that causes such Person to become an ERISA Affiliate with respect to a Loan Party or with respect to any ERISA Affiliate if such Person sponsors, maintains or contributes to, or at any time in the six-year period preceding such acquisition has sponsored, maintained, or contributed to, (i) any Pension Plan or (ii) any Multiemployer Plan.

(d)                                 Establish or permit any ERISA Affiliate to establish, any Pension Plan, or contribute to or assume an obligation to contribute to, or permit any ERISA Affiliate to contribute to or assume an obligation to contribute to, any Multiemployer Plan, in each case that is not set forth on Schedule 4.10.

(e)                                  Amend, or permit any ERISA Affiliate to amend, a Pension Plan resulting in a material increase in current liability such that a Loan Party or ERISA Affiliate is required to provide security to such Pension Plan under the Code.

Section 7.15.                         Immaterial Subsidiaries.  Loan Parties will not permit any Immaterial Subsidiary to (a) own any assets (other than assets of a de minimis nature), (b) have any liabilities (other than liabilities of a de minimis nature), or (c) engage in any business activity.

Section 7.16.                         Restrictive Agreements.  Each Loan Party will not, and will not permit any of its Subsidiaries to, directly or indirectly, enter into, incur or permit to exist any agreement that prohibits, restricts or imposes any condition upon (a) the ability of the Borrower or any Subsidiary to create, incur or permit any Lien upon any of its assets or properties, whether now owned or hereafter acquired, or (b) the ability of any Subsidiary to pay dividends or other distributions with respect to its equity interest, to make or repay loans or advances to the Borrower or any other Subsidiary, to Guarantee the Obligations of the Borrower or any other Subsidiary or to transfer any of its property or assets to the Borrower or any Subsidiary of the Borrower; provided that (i) the foregoing shall not apply to restrictions or conditions imposed by law, by this Agreement, any other Loan Document (including the Intercreditor Agreement) or the ABL Facility (and related documents) as in effect on the Closing Date, (ii) the foregoing shall not apply to customary restrictions and conditions contained in agreements relating to the sale of a Subsidiary pending such sale, provided such restrictions and conditions apply only to the Subsidiary that is sold and such sale is permitted hereunder, (iii) clause (a) shall not apply to restrictions or conditions imposed by any agreement relating to secured Indebtedness permitted by this Agreement if such restrictions and conditions apply only to the property or assets securing such Indebtedness and (iv) clause (a) shall not apply to customary provisions in leases and other contracts restricting the assignment thereof.

Section 7.17.                         Hedging Transactions.  Each Loan Party will not, and will not permit any of its Subsidiaries to, enter into any Hedging Transaction, other than Hedging Transactions entered into in the ordinary course of business to hedge or mitigate risks to which any Loan Party or any Subsidiary thereof is exposed in the conduct of its business or the management of its liabilities. Solely for the avoidance of doubt, the Borrower acknowledges that a Hedging Transaction entered into for speculative purposes or of a speculative nature (which shall be deemed to include any Hedging Transaction under which the Borrower or any of the Subsidiaries is or may become obliged to make any payment (i) in connection with the purchase by any third party of any equity interest or any Indebtedness or (ii) as a result of changes in the market value of any equity interest or any Indebtedness) is not a Hedging Transaction entered into in the ordinary course of business to hedge or mitigate risks.

Section 7.18.                         Government Regulation.  The Borrower will not, and will not permit any of its Subsidiaries to, (a) be or become subject at any time to any law, regulation or list of any Governmental Authority of the United States (including, without limitation, the OFAC list) that prohibits or limits the Lenders or the Agent from making any advance or extension of credit to the Borrower or from otherwise conducting business with the Loan Parties, or (b) fail to provide documentary and other evidence of the identity of the Loan Parties as may be requested by the Lenders or the Agent at any time to enable the Lenders or the Agent to verify the identity of the Loan Parties or to comply with any applicable law or regulation, including, without limitation, Section 326 of the PATRIOT Act at 31 U.S.C. Section 5318.

ARTICLE VIII

EVENTS OF DEFAULT

Section 8.1.                                Events of Default. If any of the following events (each an “Event of Default”) shall occur:

(a)                                 the Borrower shall fail to pay any principal of any Loan (other than mandatory prepayments due under Section 2.6) when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment or otherwise; or

(b)                                 the Borrower shall fail to pay any interest on any Loan or any fee or any other amount (other than an amount payable under clause (a) of this Section 8.1), including, without limitation, mandatory prepayments due under Section 2.6, payable under this

Agreement or any other Loan Document, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of three (3) Business Days; or

(c)                                  any representation or warranty made or deemed made by or on behalf of the Borrower or any Subsidiary in or in connection with this Agreement or any other Loan Document (including the Schedules attached thereto) and any amendments or modifications hereof or waivers hereunder, or in any certificate, report, financial statement or other document submitted to the Agent or the Lenders by any Loan Party or any representative of any Loan Party pursuant to or in connection with this Agreement or any other Loan Document shall prove to be incorrect in any material respect (other than any representation or warranty that is expressly qualified by a Material Adverse Effect or other materiality, in which case such representation or warranty shall prove to be incorrect in any respect) when made or deemed made or submitted; or

(d)                                 the Borrower shall fail to observe or perform any covenant or agreement contained in Sections 5.1, 5.3 (with respect to the Borrower’s and Holdings’ existence), 5.8 (with respect to insurance), 5.13, 5.15, 5.16, 5.17, 5.18 or 5.19 or Articles VI (other than Section 6.4) or VII; or

(e)                                  any Loan Party shall fail to observe or perform any covenant or agreement contained in this Agreement (other than those referred to in clauses (a), (b) and (d) above) or any other Loan Document, and such failure shall remain unremedied for 30 days after the earlier of (i) any officer of any Loan Party becomes aware of such failure, or (ii) notice thereof shall have been given to a Loan Party by the Agent or the Required Lender; or

(f)                                   the Borrower or any Subsidiary (whether as primary obligor or as guarantor or other surety) shall fail to pay any principal of, or premium or interest on, any Material Indebtedness or Indebtedness under the ABL Facility that is outstanding, when and as the same shall become due and payable (whether at scheduled maturity, required prepayment, acceleration, demand or otherwise), and such failure shall continue after the applicable grace period, if any, specified in the agreement or instrument evidencing or governing such Material Indebtedness or Indebtedness under the ABL Facility; or any other event shall occur or condition shall exist under any agreement or instrument relating to such Material Indebtedness or Indebtedness under the ABL Facility and shall continue after the applicable grace period, if any, specified in such agreement or instrument, if the effect of such event or condition is to accelerate, or permit the acceleration of, the maturity of such Material Indebtedness or the Indebtedness under the ABL Facility; or any such Material Indebtedness or the Indebtedness under the ABL Facility shall be declared to be due and payable, or required to be prepaid or redeemed (other than by a regularly scheduled required prepayment or redemption), purchased or defeased, or any offer to prepay, redeem, purchase or defease such Indebtedness shall be required to be made, in each case prior to the stated maturity thereof; or

(g)                                  the Borrower or any Subsidiary shall (i) commence a voluntary case or other proceeding or file any petition seeking liquidation, reorganization or other relief under any federal, state or foreign bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a custodian, trustee, receiver, liquidator or other similar official of it or any substantial part of its property, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in clause (h) of this Section 8.1, (iii) apply for or consent to the appointment of a custodian, trustee, receiver, liquidator or other similar official for the Borrower or any such Subsidiary or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors, or (vi) take any action for the purpose of effecting any of the foregoing; or

(h)                                 an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of the Borrower or any Subsidiary or its debts, or any substantial part of its assets, under any federal, state or foreign bankruptcy, insolvency or other similar law now or hereafter in effect or (ii) the appointment of a custodian, trustee, receiver, liquidator or other similar official for the Borrower or any Subsidiary or for a substantial part of its assets, and in any such case, such proceeding or petition shall remain undismissed for a period of 45 days or an order or decree approving or ordering any of the foregoing shall be entered; or

(i)                                     the Borrower or any Subsidiary shall become unable to pay, shall admit in writing its inability to pay, or shall fail to pay, its debts as they become due; or

(j)                                    an ERISA Event shall have occurred that, when taken together with other ERISA Events that have occurred and as to which liability has not been satisfied, could reasonably be expected to result in liability to the Borrower and the Subsidiaries in an aggregate amount exceeding the Threshold Amount; or

(k)                                 any judgment or order for the payment of money in excess of the Threshold Amount, after taking into account independent third-party insurance as to which the insurer has not denied coverage and available insurance proceeds from captive insurance companies (but excluding self-insurance), shall be rendered against the Borrower or any Subsidiary, and either (i) enforcement proceedings shall have been commenced by any creditor upon such judgment or order or (ii) there shall be a period of 30 consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect; or

(l)                                     any non-monetary judgment or order shall be rendered against the Borrower or any Subsidiary that could reasonably be expected to have a Material Adverse Effect, and there shall be a period of 30 consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect; or

(m)                             a Change in Control shall occur or exist; or

(n)                                 any default or event of default (after giving effect to any grace period) shall have occurred and be continuing under the Management Note (other than solely as a result of the subordination provisions thereof), or the subordination terms of the Management Note shall cease to be in full force and effect, or the validity or enforceability thereof is disaffirmed by or on behalf of any subordinated lender party thereto, or any Obligations fail to constitute “Senior Indebtedness” for purposes of the Management Note, or all or any part of the

Permitted Subordinated Debt is accelerated, is declared to be due and payable or is required to be prepaid or redeemed, in each case prior to the stated maturity thereof; or

(o)                                 any provision of the Guaranty and Security Agreement or any other Collateral Document shall for any reason cease to be valid and binding on, or enforceable against, any Loan Party, or any Loan Party shall so state in writing, or any Loan Party shall seek to terminate its obligations under the Guaranty and Security Agreement or any other Collateral Document (other than the release of any Loan Party from its obligations under the Guaranty and Security Agreement or any other Collateral Document permitted pursuant to Section 9.11); or

(p)                                 any Lien or Liens purported to be created under the Guaranty and Security Agreement or any other Collateral Document shall fail or cease to be valid and perfected as to Collateral having an aggregate fair market value in excess of $1,000,000, or shall be asserted by any Loan Party not to be, a valid and perfected Lien on any Collateral (regardless of amount), with the priority required by the Guaranty and Security Agreement or the applicable Loan Document (other than the release of any Collateral under the Guaranty and Security Agreement or any other Collateral Document permitted pursuant to Section 9.11);

then, and in every such event (other than an event described in clause (g) or (h) of this Section 8.1) and at any time thereafter during the continuance of such event, the Agent may, and upon the written request of the Required Lenders shall, by notice to the Borrower, take any or all of the following actions, at the same or different times: (i) declare the principal of and any accrued interest on the Loans, and all other Obligations owing hereunder, to be, whereupon the same shall become, due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower, (ii) exercise all remedies contained in any other Loan Document, and (iii) exercise any other remedies available at law or in equity; provided that, if an Event of Default specified in either clause (g) or (h) shall occur, the Commitments shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon, and all fees, and all other Obligations shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower.

Section 8.2.                                Application of Proceeds. Any amount received by any Secured Party from any Loan Party or from the Collateral (subject to the terms of the Intercreditor Agreement) following any acceleration of the Obligations under this Agreement or any Event of Default with respect to the Borrower under Section 8.1(g) or (h) shall be applied as follows:

(a)                                 first, to the fees and reimbursable expenses of the Agent then due and payable pursuant to any of the Loan Documents, until the same shall have been paid in full;

(b)                                 second, to all reimbursable expenses, if any, of the Lenders then due and payable pursuant to any of the Loan Documents, until the same shall have been paid in full, and, if such moneys shall be insufficient to pay such amounts in full, then ratably (without priority of any one over any other) to such Lenders in proportion to the unpaid amounts thereof;

(c)                                  third, to the fees due and payable to the Lenders under Section 2.8 of this Agreement and accrued and unpaid interest then due and payable hereunder, until the same shall have been paid in full;

(d)                                 fourth, to the Lenders in an amount equal to the unpaid principal on the Term Loans on the date of any distribution;

(e)                                  fifth, to any other Obligations;

(f)                                   sixth, any surplus then remaining shall be paid to the applicable Loan Parties or their successors or assigns or to whomsoever may be lawfully entitled to receive the same or as a court of competent jurisdiction may direct.

All amounts allocated pursuant to the foregoing clauses third and fourth to the Lenders as a result of amounts owed to the Lenders under the Loan Documents shall be allocated among, and distributed to, the Lenders pro rata based on their respective Pro Rata Shares.

ARTICLE IX

THE ADMINISTRATIVE AGENT

Section 9.1.                                Appointment of Agent.

(a)                                 Each Lender irrevocably appoints Wilmington Trust, National Association as the Agent and authorizes it to take such actions on its behalf and to exercise such powers as are delegated to the Agent under this Agreement and the other Loan Documents, together with all such actions and powers that are reasonably incidental thereto. The Agent may perform any of its duties hereunder or under the other Loan Documents by or through any one or more sub-agents or attorneys-in-fact appointed by the Agent. The Agent and any such sub-agent or attorney-in-fact may perform any and all of its duties and exercise its rights and powers through their respective Related Parties. The exculpatory provisions set forth in this Article shall apply to any such sub-agent or attorney-in-fact and the Related Parties of the Agent, any such sub-agent and any such attorney-in-fact and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Agent.

Section 9.2.                                Nature of Duties of Agent. The Agent shall not have any duties or obligations except those expressly set forth in this Agreement and the other Loan Documents. Without limiting the generality of the foregoing, (a) the Agent shall not be subject to any fiduciary or other implied duties, regardless of whether a Default or an Event of Default has occurred and is continuing, (b) the Agent shall not have any duty to take any discretionary action or exercise any discretionary powers, except those discretionary rights and powers expressly contemplated by the Loan Documents that the Agent is required to exercise in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 10.2), and (c) except as expressly set forth in the Loan Documents, the Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Subsidiaries that is communicated to or obtained by the Agent or any of its Affiliates in any capacity. The Agent shall not be liable for any action taken or not taken by it, its sub-agents or attorneys-in-fact with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 10.2) or in the absence of its own gross negligence or willful misconduct. The Agent shall not be deemed to have knowledge of any Default or Event of Default unless and until written notice thereof (which notice shall include an express reference to such event being a “Default” or “Event of Default” hereunder) is given to the Agent by a Loan Party or any Lender, and the Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with any Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements, or other terms and conditions set forth in any Loan Document, (iv) the validity, enforceability, effectiveness or genuineness of any Loan Document or any other agreement, instrument or document, or (v) the satisfaction of any condition set forth in Article III or elsewhere in any Loan Document, other than to confirm receipt of items expressly required to be delivered to the Agent. The Agent may consult with legal counsel (including counsel for the Borrower) concerning all matters pertaining to such duties.

Section 9.3.                                Lack of Reliance on the Agent. Each of the Lenders acknowledges that it has, independently and without reliance upon the Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each of the Lenders also acknowledges that it will, independently and without reliance upon the Agent or any other Lender and based on such documents and information as it has deemed appropriate, continue to make its own decisions in taking or not taking any action under or based on this Agreement, any related agreement or any document furnished hereunder or thereunder.

Section 9.4.                                Certain Rights of the Agent. If the Agent shall request instructions from the Required Lenders with respect to any action or actions (including the failure to act) in connection with this Agreement, the Agent shall be entitled to refrain from such act or taking such act, unless and until it shall have received instructions from such Lenders; and the Agent shall not incur liability to any Person by reason of so refraining. Without limiting the foregoing, no Lender shall have any right of action whatsoever against the Agent as a result of the Agent acting or refraining from acting hereunder in accordance with the instructions of the Required Lenders where required by the terms of this Agreement.

Section 9.5.                                Reliance by Agent. The Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, posting or other distribution) believed by it to be genuine and to have been signed, sent or made by the proper Person. The Agent may also rely upon any statement made to it orally or by telephone and believed by it to be made by the proper Person and shall not incur any liability for relying thereon. The Agent may consult with legal counsel (including counsel for the Borrower), independent public accountants and other experts selected by it and shall not be liable for any action taken or not taken by it in accordance with the advice of such counsel, accountants or experts.

Section 9.6.                                The Agent in its Individual Capacity.  If the entity serving as the Agent is a Lender hereunder, then it shall have the same rights and powers under this Agreement and any other Loan Document in its capacity as a Lender as any other Lender and may exercise or refrain from exercising the same as though it were not the Agent; and the terms “Lenders”, “Required Lenders”, or any similar terms shall, unless the context clearly otherwise indicates, include the Agent in its individual capacity. The bank acting as the Agent and its Affiliates may accept deposits from, lend money to, and generally engage in any kind of business with the Borrower or any Subsidiary or Affiliate of the Borrower as if it were not the Agent hereunder.

Section 9.7.                                Successor Agent.

(a)                                 The Agent may resign at any time by giving notice thereof to the Lenders and the Borrower. Upon any such resignation, the Required Lenders shall have the right to appoint a successor Agent, subject to approval by the Borrower provided that no Default or Event of Default shall exist at such time (such approval not to be unreasonably withheld, delayed or conditioned).  If no successor Agent shall have been so appointed, and shall have accepted such appointment within 30 days after the retiring Agent gives notice of resignation, then the retiring Agent may, on behalf of the Lenders, appoint a successor Agent, which shall be a commercial bank organized under the laws of the United States of America or any state thereof or a bank which maintains an office in the United States, having a combined capital and surplus of at least $500,000,000. No Person shall become a successor Agent unless and until it has agreed in writing to be bound by the terms and provisions of the Intercreditor Agreement as if such Person were an original party thereto and delivered a copy of such writing to the ABL Agent.

(b)                                 Upon the acceptance of its appointment as the Agent hereunder by a successor, such successor Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Agent, and the retiring Agent shall be discharged from its duties and obligations under this Agreement and the other Loan Documents. If within 45 days after written notice is given of the retiring Agent’s resignation under this Section 9.7 no successor Agent shall have been appointed and shall have accepted such appointment, then on such 45th day (i) the retiring Agent’s resignation shall become effective, (ii) the retiring Agent shall thereupon be discharged from its duties and obligations under the Loan Documents and (iii) the Required Lenders shall thereafter perform all duties of the retiring Agent under the Loan Documents until such time as the Required Lenders appoint a successor Agent as provided above. After any retiring Agent’s resignation hereunder, the provisions of this Article shall continue in effect for the benefit of such retiring Agent and its representatives and agents in respect of any actions taken or not taken by any of them while it was serving as the Agent.

(c)                                  The Required Lenders may at any time by written notice thereof to the Agent and the Borrower remove the Agent.  The Required Lenders shall have the right, with the consent of the Borrower so long as no Event of Default has occurred and is continuing (such consent not to be unreasonably withheld, delayed or conditioned), to appoint a successor.  Upon the acceptance of a successor’s appointment as Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Agent, and the retiring Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section).  After the removal hereunder and under the other Loan Documents by the retiring Agent, the provisions of this Article and Section 10.3 shall continue in effect for the benefit of such retiring Agent and its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Agent was acting as Agent.

(d)                                 Notwithstanding the foregoing clauses (b) and (c), a retiring Agent shall continue in its obligations to hold collateral security on behalf of the Secured Parties until such time as a successor Agent is appointed.  Upon the appointment of such successor Agent, the retiring Agent shall deliver all collateral then in its possession to such successor Agent, and assist such successor Agent in transferring, amending or otherwise updating any public filings made to perfect or otherwise make public the security interests and Liens of the Agents and the other holders of the Obligations.

Section 9.8.                                Withholding Tax. Each Lender shall indemnify the Agent, within 10 days after demand therefor, for (i) any Indemnified Taxes or Other Taxes attributable to such Lender (to the extent that the Agent has not already been reimbursed by the Borrower and without limiting the obligation of the Borrower to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 10.4(e) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Agent to the Lender from any other source against any amount due to the Agent under this subsection.

Section 9.9.                                Agent May File Proofs of Claim.

(a)                                 In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to any Loan Party, the Agent (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Agent shall have made any demand on the Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise:

(i)                                     to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders and the Agent and its agents and counsel and all other amounts due the Lenders and the Agent under Section 10.3) allowed in such judicial proceeding; and

(ii)                                  to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same.

(b)                                 Any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Agent and, if the Agent shall consent to the making of such payments directly to the Lenders, to pay to the Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Agent and its agents and counsel, and any other amounts due the Agent under Section 10.3.

Nothing contained herein shall be deemed to authorize the Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or to authorize the Agent to vote in respect of the claim of any Lender in any such proceeding.

Section 9.10.                         Collateral Documents. The Agent is hereby authorized to enter into the Collateral Documents (including without limitation supplements to the Guaranty and Security Agreement) and the parties hereto acknowledge that such Collateral Documents are binding upon them. Each Lender hereby authorizes and instructs the Agent to enter into the Collateral Documents.

Section 9.11.                         Collateral and Guaranty Matters. The Lenders irrevocably authorize the Agent, at its option and in its discretion:

(a)                                 to release any Lien on any Collateral granted to or held by the Agent under any Loan Document (i) upon payment in full of all Obligations (other than contingent indemnification obligations as to which no claim has been asserted) and the termination of all Commitments hereunder or (ii) that is sold or to be sold as part of or in connection with any sale permitted hereunder or under any other Loan Document, or (iii) if approved, authorized or ratified in writing in accordance with Section 10.2; and

(b)                                 to release any Loan Party from its obligations under the applicable Collateral Documents if such Person ceases to be a Subsidiary as a result of a transaction permitted hereunder.

Upon request by the Agent at any time, the Required Lenders will confirm in writing the Agent’s authority to release its interest in particular types or items of property, or to release any Loan Party from its obligations under the applicable Collateral Documents pursuant to this Section 9.11. In each case as specified in this Section 9.11, the Agent is authorized, at the Borrower’s expense, to execute and deliver to the applicable Loan Party such documents as such Loan Party may reasonably request to evidence the release of such item of Collateral from the Liens granted under the applicable Collateral Documents, or to release such Loan Party from its obligations under the applicable Collateral Documents, in each case in accordance with the terms of the Loan Documents and this Section.

Section 9.12.                         Right to Realize on Collateral and Enforce Guarantee. Anything contained in any of the Loan Documents to the contrary notwithstanding, the Borrower, the Agent and each Lender hereby agree that (i) no Lender shall have any right individually to realize upon any of the Collateral or to enforce the Collateral Documents, it being understood and agreed that all powers, rights and remedies hereunder under the Collateral Documents may be exercised solely by the Agent, and (ii) in the event of a foreclosure by the Agent on any of the Collateral pursuant to a public or private sale or other disposition, the Agent or any Lender may be the purchaser or licensor of any or all of such Collateral at any such sale or other disposition and the Agent, as agent for and representative of the Lenders (but not any Lender or Lenders in its or their respective individual capacities unless Required Lenders shall otherwise agree in writing) shall be entitled, for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Collateral sold at any such public sale, to use and apply any of the Obligations as a credit on account of the purchase price for any collateral payable by the Agent at such sale or other disposition.

Section 9.13.                         No Reliance on Administrative Agent’s Customer Identification Program. Each Lender acknowledges and agrees that neither such Lender, nor any of its Affiliates nor any Participant, may rely on the Agent to carry out such Lender’s, Affiliate’s or Participant’s customer identification program, or other obligations required or imposed under or pursuant to the USA PATRIOT Act or the regulations thereunder, including the regulations contained in 31 CFR 103.121 (as hereafter amended or replaced, the “CIP Regulations”), or any other Anti-Terrorism Law, including any programs involving any of the following items relating to or in connection with any of the Loan Parties, their Affiliates or their agents, the Loan Documents, the Transactions or the other transactions hereunder or contemplated hereby: (a) identity verification procedures; (b) recordkeeping; (c) comparisons with government lists; (d) customer notices; or (e) other procedures required under the CIP Regulations or such other laws.

ARTICLE X

MISCELLANEOUS

Section 10.1.                         Notices.

(a)                                 Written Notices.

(i)                                     Except in the case of notices and other communications expressly permitted to be given by telephone, all notices and other communications to any party herein to be effective shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopy, as follows:

To the Borrower:	U.S. Xpress Enterprises, Inc.
4080 Jenkins Road
Chattanooga, Tennessee 37421 Attention: Ray Harlin, President Facsimile Number: (423) 510-4003

Scudder Law Firm, P.C., L.L.O. 411 S. 13th Street, Suite 200
Lincoln, NE 68508

Attention: Mark A. Scudder
Facsimile Number (402) 435-4239

To the Agent:	Wilmington Trust, National Association 50 South Sixth Street, Suite 1290 Minneapolis, MN 55402 Attention: Meghan McCauley Facsimile: (612) 217-5651 Email: MMcCauley@WilmingtonTrust.com

With a copy (which shall not constitute notice) to:	Taboada Rochlin LLP 1224 Mill Street, Suite D200 East Berlin, CT 06023 Attention: Rich Rochlin Facsimile: (860) 218-9659 Email: rrochlin@taboadarochlin.com

With a copy (which shall not constitute notice) to:	Bingham McCutchen LLP
399 Park Avenue
New York, New York 10022
Attention: Rick Eisenbiegler
Telecopy Number (212) 508-1437

and

Bingham McCutchen LLP
One Federal Street
Boston, Massachusetts 02110
Attention: Ian M. Wenniger Telecopy Number (617) 951-8736

To any Lender:	The address or telecopy number specified to the Agent or set forth in the Assignment and Acceptance executed by such Lender

Any party hereto may change its address or telecopy number for notices and other communications hereunder by notice to the other parties hereto. All such notices and other communications shall, when transmitted by overnight delivery, or sent by telecopier, be effective when delivered.

(ii)                                  Any agreement of the Agent and the Lenders herein to receive certain notices by telephone or telecopier is solely for the convenience and at the request of the Borrower. The Agent and the Lenders shall be entitled to rely on the authority of any Person purporting to be a Person authorized by the Borrower to give such notice and the Agent and the Lenders shall not have any liability to the Borrower or other Person on account of any action taken or not taken by the Agent and the Lenders in reliance upon such telephonic or facsimile notice. The obligation of the Borrower to repay the Loans and all other Obligations hereunder shall not be affected in any way or to any extent by any failure of the Agent and the Lenders to receive written confirmation of any telephonic or facsimile notice or the receipt by the Agent and the Lenders of a confirmation which is at variance with the terms understood by the Agent and the Lenders to be contained in any such telephonic or facsimile notice.

(b)                                 Electronic Communications.

(i)                                     Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by Agent, provided that the foregoing shall not apply to notices to any Lender pursuant to Article II unless such Lender, and Agent have agreed to receive notices under such Section by electronic communication and have agreed to the procedures governing such communications. Agent or Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

(ii)                                  Unless Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement); provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

Section 10.2.                         Waiver; Amendments.

(a)                                 No failure or delay by the Agent or any Lender in exercising any right or power hereunder or any other Loan Document, and no course of dealing between the Borrower and the Agent or any Lender, shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power or any abandonment or discontinuance of steps to enforce such right or power, preclude any other or further exercise thereof or the exercise of any other right or power hereunder or thereunder. The rights and remedies of the Agent and the Lenders hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights or remedies provided by law. No waiver of any provision of this Agreement or any other Loan Document or consent to any departure by the Borrower therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section 10.2, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan shall not be construed as a waiver of any Default or Event of Default, regardless of whether the Agent or any Lender may have had notice or knowledge of such Default or Event of Default at the time.

(b)                                 No amendment or waiver of any provision of this Agreement or the other Loan Documents, nor consent to any departure by the Borrower therefrom, shall in any event be effective unless the same shall be in writing and signed by the Borrower and the Required Lenders or the Borrower and the Agent with the consent of the Required Lenders and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, that no amendment or waiver shall: (i) reduce the principal amount of any Loan, reduce the rate of interest thereon or reduce the applicable Margin Cash Component or Margin PIK Component, or reduce any fees payable hereunder, without the written consent of each Lender affected thereby, (ii) postpone the date fixed for any payment of any principal of, or interest on, any Loan or interest thereon or any fees hereunder or reduce the amount of, waive or excuse any such payment (excluding any mandatory prepayments required under Section 2.6, which shall require the consent of the Required Lenders), or postpone the Maturity Date, without the written consent of each Lender affected thereby, (iii) change Section 2.15(b) or (c) or Section 8.2 in a manner that would alter the pro rata sharing of payments required thereby, without the written consent of each Lender, (iv) change any of the provisions of this Section 10.2 or the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders which are required to waive, amend or modify any rights hereunder or make any determination or grant any consent hereunder, without the consent of each Lender; (v) release any Loan Party or limit the liability of any such Loan Party under any Loan Document (except in a transaction expressly permitted by this Agreement), without the written consent of each Lender; or (vi) release all or substantially all collateral (if any) securing any of the Obligations or agree to subordinate any Lien in such collateral to any other creditor of the Borrower or any Subsidiary, without the written consent of each Lender; provided further, that no such agreement shall amend, modify or otherwise affect the rights, duties or obligations of the Agent without the prior written consent of the Agent.

Section 10.3.                         Expenses; Indemnification.

(a)                                 The Borrower shall pay (i) all reasonable, out-of-pocket costs and expenses of the Agent, the Lenders and their respective Affiliates in connection with the syndication of the credit facilities provided for herein, any due diligence conducted by the Agent or any Lender in respect of the transactions contemplated herein, the negotiation, preparation and administration of the Loan Documents and any amendments, modifications or waivers thereof (whether or not the transactions contemplated in this Agreement or any other Loan Document shall be consummated), including the reasonable fees, charges and disbursements of counsel for the Agent, the Lenders and their respective Affiliates, and all fees, charges and disbursements of appraisals, field examinations, audits and third party consultants incurred by the Agent or any Lender and (ii) all out-of-pocket costs and expenses (including, without limitation, the reasonable fees, charges and disbursements of (a) one firm of counsel to the Lenders and (b) a single local counsel in each relevant jurisdiction or other reasonably necessary local or specialty counsel retained after consultation with the Borrower) incurred by the Agent or any Lender in connection with the enforcement or protection of its rights in connection with this Agreement or the other Loan Documents, including its rights under this Section 10.3, or in connection with the Loans made hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans.

(b)                                 The Borrower shall indemnify the Agent (and any sub-agent or attorney in fact thereof) and each Lender and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (including the fees, charges and disbursements of any counsel for any Indemnitee), and shall indemnify and hold harmless each Indemnitee from all fees and time charges and disbursements for attorneys who may be employees of any Indemnitee, incurred by any Indemnitee or asserted against any Indemnitee by any third party or by the Borrower or any other Loan Party arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, (ii) any Loan or the use or proposed use of the proceeds therefrom, (iii) the use by any Person of any information or materials obtained through Intralinks, Syndtrak or any other Internet or intranet website, (iv) any actual or alleged presence or Release of Hazardous Materials on or from any property owned or operated by the Borrower or any of its Subsidiaries, or any Environmental Liability related in any way to the Borrower or any of its Subsidiaries, or (v) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the Borrower or any other Loan Party, and regardless of whether any Indemnitee is a party thereto, provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee or (y) result from a claim brought by the Borrower or any other Loan Party against an Indemnitee for breach in bad faith of such Indemnitee’s obligations hereunder or under any other Loan Document, in either case so long as the Borrower or such Loan Party has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction. No Indemnitee shall be liable for any damages arising from the use by others of any information or other materials obtained through Intralinks, Syndtrak or any other Internet or intranet website, except as a result of such Indemnitee’s gross negligence or willful misconduct as determined by a court of competent jurisdiction in a final and nonappealable judgment.

(c)                                  The Borrower shall pay, and hold the Agent and each of the Lenders harmless from and against, any and all present and future stamp, documentary, and other similar taxes with respect to this Agreement and any other Loan Documents, any Collateral described therein, or any payments due thereunder, and save the Agent and each Lender harmless from and against any and all liabilities with respect to or resulting from any delay or omission to pay such taxes.

(d)                                 To the extent that the Borrower fails to pay any amount required to be paid to the Agent under clauses (a), (b) or (c) hereof, each Lender severally agrees to pay to the Agent such Lender’s Pro Rata Share (determined as of the time that the unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided, that the unreimbursed expense or indemnified payment, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Agent in its capacity as such.

(e)                                  To the extent permitted by applicable law, the Borrower shall not assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to actual or direct damages) arising out of, in connection with or as a result of, this Agreement or any agreement or instrument contemplated hereby, the transactions contemplated therein, any Loan or the use of proceeds thereof.

(f)                                   All amounts due under this Section 10.3 shall be payable promptly after written demand therefor.

Section 10.4.                         Successors and Assigns.

(a)                                 The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Agent and each Lender, and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of paragraph (b) of this Section, (ii) by way of participation in accordance with the provisions of paragraph (d) of this Section or (iii) by way of pledge or assignment of a security interest subject to the restrictions of paragraph (g) of this Section (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in paragraph (d) of this Section and, to the extent expressly contemplated hereby, the Related Parties of each of the Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)                                 Any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement and the other Loan Documents (including all or a portion of its Commitments and Loans at the time owing to it); provided that any such assignment shall be subject to the following conditions:

(i)                                     Minimum Amounts.

(A)                               in the case of an assignment of the entire remaining amount of the assigning Lender’s Loans at the time owing to it or in the case of an assignment to a Lender, an Affiliate of a Lender, an Approved Fund or any accounts or clients managed, advised or sub-advised by a Lender, no minimum amount need be assigned; and

(B)                               in any case not described in paragraph (b)(i)(A) of this Section, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Acceptance with respect to such assignment is delivered to the Agent or, if “Trade Date” is specified in the Assignment and Acceptance, as of the Trade Date) shall not be less than $1,000,000, unless each of the Agent and, so long as no Event of

Default has occurred and is continuing, the Borrower otherwise consents (each such consent not to be unreasonably withheld, delayed or conditioned).

(ii)                                  Required Consents.

(A) The consent of the Borrower (such consent not to be unreasonably withheld or delayed) shall be required unless (x) an Event of Default has occurred and is continuing at the time of such assignment or (y) such assignment is of a Term Loan to a Lender, an Affiliate of a Lender, an Approved Fund or any accounts or clients that invest in, or are managed, advised or sub-advised by, a Lender.

(B)  The consent of each Lead Lender (or if there is no Lead Lender, the Agent), such consent not to be unreasonably withheld or delayed, shall be required for assignments to a Person that is not a Lender, an Affiliate of a Lender, an Approved Fund or any accounts or clients that invest in, or are managed, advised or sub-advised by, a Lender.

(iii)                               Assignment and Acceptance. The parties to each assignment shall deliver to the Agent (A) a duly executed Assignment and Acceptance, (B) a processing and recordation fee of $3,500, (C) an Administrative Questionnaire unless the assignee is already a Lender and (D) the documents required under Section 2.14.

(iv)                              No Assignment to Borrower. No such assignment shall be made to the Borrower or any of the Borrower’s Affiliates or Subsidiaries.

(v)                                 No Assignment to Natural Persons. No such assignment shall be made to a natural person.

Subject to acceptance and recording thereof by the Agent pursuant to subsection (c) below, from and after the effective date specified in each Assignment and Acceptance, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Acceptance, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Acceptance, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 2.12, 2.13, 2.14 and 10.3 with respect to facts and circumstances occurring prior to the effective date of such assignment; provided that, except to the extent otherwise expressly agreed by the affected parties, no assignment by a Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from such Lender’s having been a Defaulting Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this paragraph shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with subsection (d) below. If the consent of the Borrower to an assignment is required hereunder (including a consent to an assignment which does not meet the minimum assignment thresholds specified above), the Borrower shall be deemed to have given its consent five Business Days after the date notice thereof has actually been delivered by the assigning Lender (through the Agent) to the Borrower, unless such consent is expressly refused by the Borrower prior to such fifth Business Day.

(c)                                  The Agent, acting solely for this purpose as an agent of the Borrower, shall maintain at one of its offices a copy of each Assignment and Acceptance delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amount of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). Information contained in the Register with respect to any Lender shall be available for inspection by such Lender at any reasonable time and from time to time upon reasonable prior notice; information contained in the Register shall also be available for inspection by the Borrower at any reasonable time and from time to time upon reasonable prior notice. In establishing and maintaining the Register, Agent shall serve as Borrower’s agent solely for tax purposes and solely with respect to the actions described in this Section, and the Borrower hereby agrees that, to the extent Wilmington Trust, National Association. serves in such capacity, Wilmington Trust, National Association and its officers, directors, employees, agents, sub-agents and affiliates shall constitute “Indemnitees.”

(d)                                 Any Lender may at any time, without the consent of, or notice to, the Borrower or the Agent, sell participations to any Person (other than a natural person, the Borrower or any of the Borrower’s Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Agent and the Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.

(e)                                  Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver with respect to the following to the extent affecting such Participant: (i) increase the Commitment of any Lender, (ii) reduce the principal amount of any Loan or reduce the rate of interest thereon, or reduce any fees payable hereunder, (iii) postpone the date fixed for any payment of any principal of, or interest on, any Loan or interest thereon or any fees hereunder or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date for the termination or reduction of any Commitment, (iv) change Section 2.15(b) or (c) or Section 8.2 in a manner that would alter the pro rata sharing of payments required thereby, (v) change any of the provisions of this Section 10.4 or the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders which are required to waive, amend or modify any rights hereunder or make any determination or grant any consent hereunder, (vi) release any Loan Party or limit the liability of any such Loan Party under any Loan Document (except in a transaction expressly permitted by this Agreement); or (vii) release all or substantially all collateral (if any) securing any of the Obligations. Subject to paragraph (e) of this Section 10.4, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.12, 2.13, and 2.14 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section 10.4; provided that such Participant agrees to be subject to Section 2.16 as though it were a Lender. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 10.7 as though it were a Lender, provided such Participant agrees to be subject to Section 2.15 as though it were a Lender.

Each Lender that sells a participation shall, acting solely for this purpose as an agent of the Borrower, maintain a register in the United States on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register to any Person (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or other obligations under any Loan Document) except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive, absent manifest error, and such Lender shall treat each person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.

(f)                                   A Participant shall not be entitled to receive any greater payment under Section 2.12 and Section 2.14 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent. A Participant shall not be entitled to the benefits of Section 2.14 unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower, to comply with Section 2.14(f) and (g) as though it were a Lender.

(g)                                  Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including without limitation any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

Section 10.5.                         Governing Law; Jurisdiction; Consent to Service of Process.

(a)                                 THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS AND ANY CLAIM, CONTROVERSY, DISPUTE OR CAUSE OF ACTION (WHETHER IN CONTRACT OR TORT OR OTHERWISE) BASED UPON, ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT (EXCEPT, AS TO ANY OTHER LOAN DOCUMENT, AS EXPRESSLY SET FORTH THEREIN) AND THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY SHALL BE CONSTRUED IN ACCORDANCE WITH AND BE GOVERNED BY THE LAW (WITHOUT GIVING EFFECT TO THE CONFLICT OF LAW PRINCIPLES THEREOF EXCEPT FOR SECTIONS 5-1401 AND 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW) OF THE STATE OF NEW YORK.

(b)                                 THE BORROWER HEREBY IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE EXCLUSIVE JURISDICTION OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK, AND OF THE SUPREME COURT OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE EXTENT PERMITTED BY APPLICABLE LAW, SUCH FEDERAL COURT.  Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement or any other Loan Document shall affect any right that the Agent or any Lender may otherwise have to bring any action or proceeding relating to this Agreement or any other Loan Document against the Borrower or its properties in the courts of any jurisdiction.

(c)                                  The Borrower irrevocably and unconditionally waives any objection which it may now or hereafter have to the laying of venue of any such suit, action or proceeding described in paragraph (b) of this Section 10.5 and brought in any court referred to in paragraph (b) of this Section 10.5. Each of the parties hereto irrevocably waives, to the fullest extent permitted by applicable law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d)                                 Each party to this Agreement irrevocably consents to the service of process in the manner provided for notices in Section 10.1. Nothing in this Agreement or in any other Loan Document will affect the right of any party hereto to serve process in any other manner permitted by law.

Section 10.6.                         WAIVER OF JURY TRIAL. EACH PARTY HERETO IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

Section 10.7.        Right of Setoff. In addition to any rights now or hereafter granted under applicable law and not by way of limitation of any such rights, each Lender shall have the right, at any time or from time to time upon the occurrence and during the continuance of an Event of Default, without prior notice to the Borrower, any such notice being expressly waived by the Borrower to the extent permitted by applicable law, to set off and apply against all deposits (general or special, time or demand, provisional or final) of the Borrower at any time held or other obligations at any time owing by such Lender to or for the credit or the account of the Borrower against any and all Obligations held by such Lender irrespective of whether such Lender shall have made demand hereunder and although such Obligations may be unmatured. Each Lender agree promptly to notify the Agent and the Borrower after any such set-off and any application made by such Lender; provided, that the failure to give such notice shall not affect the validity of such set-off and application. Each Lender agrees to apply all amounts collected from any such set-off to the Obligations before applying such amounts to any other Indebtedness or other obligations owed by the Borrower and any of its Subsidiaries to such Lender.

Section 10.8.        Counterparts; Integration. This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument. This Agreement, the Agent Fee Letter, the other Loan Documents, and any separate letter agreement(s) relating to any fees payable to the Agent and its affiliates constitute the entire agreement among the parties hereto and thereto regarding the subject matters hereof and thereof and supersede all prior agreements and understandings, oral or written, regarding such subject matters. Delivery of an executed counterpart to this Agreement or any other Loan Document by facsimile transmission or by electronic mail in pdf format shall be as effective as delivery of a manually executed counterpart hereof.

Section 10.9.        Survival. All covenants, agreements, representations and warranties made by the Borrower herein and in the certificates or other instruments delivered in connection with or pursuant to this Agreement shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of this Agreement and the making of any Loans, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Agent or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid. The provisions of Sections 2.12, 2.13, 2.14 and 10.3 and Article IX shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans or the termination of this Agreement or any provision hereof. All representations and warranties made herein, in the certificates, reports, notices, and other documents delivered pursuant to this Agreement shall survive the execution and delivery of this Agreement and the other Loan Documents, and the making of the Loans.

Section 10.10.      Severability. Any provision of this Agreement or any other Loan Document held to be illegal, invalid or unenforceable in any jurisdiction, shall, as to such jurisdiction, be ineffective to the extent of such illegality, invalidity or unenforceability without affecting the legality, validity or enforceability of the remaining provisions hereof or thereof; and

the illegality, invalidity or unenforceability of a particular provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

Section 10.11.      Confidentiality. Each of the Agent and the Lenders agrees to take normal and reasonable precautions to maintain the confidentiality of any information relating to the Borrower or any of its Subsidiaries or any of their respective businesses, to the extent designated in writing as confidential and provided to it by the Borrower or any Subsidiary, other than any such information that is available to the Agent or any Lender on a nonconfidential basis prior to disclosure by the Borrower or any of its Subsidiaries, except that such information may be disclosed (i) to any Related Party of the Agent or any such Lender, including, without limitation, accountants, legal counsel and other advisors, (ii) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (iii) to the extent requested by any regulatory agency or authority purporting to have jurisdiction over it (including any self-regulatory authority such as the National Association of Insurance Commissioners), (iv) to the extent that such information becomes publicly available other than as a result of a breach of this Section 10.11, or which becomes available to the Agent, any Lender or any Related Party of any of the foregoing on a non-confidential basis from a source other than the Borrower, (v) in connection with the exercise of any remedy hereunder or under any other Loan Documents or any suit, action or proceeding relating to this Agreement or any other Loan Documents or the enforcement of rights hereunder or thereunder, (vii) subject to an agreement containing provisions substantially the same as those of this Section 10.11, to (A) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement, or (B) any actual or prospective party (or its Related Parties) to any swap or derivative or similar transaction under which payments are to be made by reference to the Borrower and its obligations, this Agreement or payments hereunder, (viii) any rating agency, (ix) the CUSIP Service Bureau or any similar organization, or (x) with the consent of the Borrower. Any Person required to maintain the confidentiality of any information as provided for in this Section 10.11 shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such information as such Person would accord its own confidential information.

Section 10.12.      Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts which may be treated as interest on such Loan under applicable law (collectively, the “Charges”), shall exceed the maximum lawful rate of interest (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by a Lender holding such Loan in accordance with applicable law, the rate of interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this Section 10.12 shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Rate to the date of repayment (to the extent permitted by applicable law), shall have been received by such Lender.

Section 10.13.      Corporate Seal. The Borrower represents and warrants that neither it nor any other Loan Party is required to affix its corporate seal to this Agreement or any other Loan Document pursuant to any Requirement of Law.

Section 10.14.      Patriot Act. The Agent and each Lender hereby notifies the Loan Parties that, pursuant to the requirements of the Patriot Act, it is required to obtain, verify and record information that identifies each Loan Party, which information includes the name and address of such Loan Party and other information that will allow such Lender or the Agent, as applicable, to identify such Loan Party in accordance with the Patriot Act.

Section 10.15.      No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), the Borrower and each other Loan Party acknowledges and agrees and acknowledges its Affiliates’ understanding that (i) (A) the services regarding this Agreement provided by the Agent and/or the Lenders are arm’s-length commercial transactions between the Borrower, each other Loan Party and their respective Affiliates, on the one hand, and the Agent and the Lenders, on the other hand, (B) each of the Borrower and the other Loan Parties have consulted their own legal, accounting, regulatory and tax advisors to the extent they have deemed appropriate, and (C) the Borrower and each other Loan Party is capable of evaluating and understanding, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (ii) (A) each of the Agent and the Lenders is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for the Borrower, any other Loan Party or any of their respective Affiliates, or any other Person, and (B) neither the Agent nor any Lender has any obligation to the Borrower, any other Loan Party or any of their Affiliates with respect to the transaction contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (iii) the Agent, the Lenders and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Borrower, the other Loan Parties and their respective Affiliates, and each of the Agent and the Lenders has no obligation to disclose any of such interests to the Borrower, any other Loan Party or any of their respective Affiliates. To the fullest extent permitted by law, each of the Borrower and the other Loan Parties hereby waives and releases any claims that it may have against the Agent or any Lender with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

Section 10.16.      Location of Closing.  All parties agree that closing of the transactions contemplated by this Agreement has occurred in New York.

Section 10.17.      Intercreditor Agreement.  Each Lender (a) hereby consents to the priority of the Liens securing the Obligations on the terms set forth in the Intercreditor Agreement, (b) hereby agrees that it will be bound by and will take no actions contrary to the provisions of the Intercreditor Agreement and (c) hereby authorizes and instructs the Agent to enter into the Intercreditor Agreement.

(remainder of page intentionally left blank)

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

BORROWER:	U.S. XPRESS ENTERPRISES, INC.

	By:	/s/ Ray M. Harlin
	Name:	Ray M. Harlin
	Title:	President, Treasurer, Chief Financial Officer, and Assistant Secretary

HOLDINGS:	NEW MOUNTAIN LAKE HOLDINGS, LLC

	By:	/s/ Lisa M. Pate
	Name:	Lisa M. Pate
	Title:	Manager, President, Treasurer

Signature page to US Xpress Term Loan Agreement

ADMINISTRATIVE AGENT AND
COLLATERAL AGENT:
WILMINGTON TRUST, NATIONAL ASSOCIATION,
as Administrative Agent and Collateral Agent

	By:	/s/ Meghan H. McCauley
	Name:	Meghan H. McCauley
	Title:	Assistant Vice President

Signature page to US Xpress Term Loan Agreement

LENDERS:	DARBY CREEK LLC,
as a Lender

By: FS Investment Corporation II, as Sole Member
By: GSO / Blackstone Debt Funds Management LLC, as Sub-Adviser

	By:	/s/ Marisa J. Beeney
	Name:	Marisa J. Beeney
	Title:	Authorized Signatory

FS INVESTMENT CORPORATION II,
as a Lender

By: GSO / Blackstone Debt Funds Management LLC as Sub-Adviser

	By:	/s/ Marisa J. Beeney
	Name:	Marisa J. Beeney
	Title:	Authorized Signatory

FS INVESTMENT CORPORATION III,
as a Lender

By: GSO / Blackstone Debt Funds Management LLC as Sub-Adviser

	By:	/s/ Marisa J. Beeney
	Name:	Marisa J. Beeney
	Title:	Authorized Signatory

LEHIGH RIVER LLC,
as a Lender

By: FS Investment Corporation II, as Sole Member
By: GSO / Blackstone Debt Funds Management LLC as Sub-Adviser

	By:	/s/ Marisa J. Beeney
	Name:	Marisa J. Beeney
	Title:	Authorized Signatory

LOCUST STREET FUNDING LLC,
as a Lender

By: FS Investment Corporation, as Sole Member
By: GSO / Blackstone Debt Funds Management LLC as Sub-Adviser

	By:	/s/ Marisa J. Beeney
	Name:	Marisa J. Beeney
	Title:	Authorized Signatory

Signature page to US Xpress Term Loan Agreement

RACE STREET FUNDING LLC,
as a Lender

By: FS Investment Corporation, as Sole Member
By: GSO / Blackstone Debt Funds Management LLC as Sub-Adviser

By:	/s/ Marisa J. Beeney
Name:	Marisa J. Beeney
Title:	Authorized Signatory

WISSAHICKON CREEK LLC,
as a Lender

By: FS Investment Corporation II, as Sole Member
By: GSO / Blackstone Debt Funds Management LLC as Sub-Adviser

By:	/s/ Marisa J. Beeney
Name:	Marisa J. Beeney
Title:	Authorized Signatory

PROVIDENCE DEBT FUND III L.P.,
as a Lender

By:	/s/ Bryan Martoken
Name:	Bryan Martoken
Title:	Authorized Signatory

PECM STRATEGIC FUNDING L.P.,
as a Lender

By: PECM Strategic Funding GP L.P.
By: PECM Strategic Funding GP Ltd.

By:	/s/ Bryan Martoken
Name:	Bryan Martoken
Title:	Authorized Signatory

BENEFIT STREET PARTNERS SMA LM L.P.,
as a Lender

By:	/s/ Bryan Martoken
Name:	Bryan Martoken
Title:	Authorized Signatory

Signature page to US Xpress Term Loan Agreement

Schedule I

Term Loan Commitments

Lender	Term Loan Facility Commitment	Funded Amount (Net of Original Issue Discount*)	Applicable Percentage of Term Loan Facility
Providence Debt Fund III L.P.	$62,100,000.00	$61,479,000.00	22.581818182%
Locust Street Funding LLC	$60,000,000.00	$59,400,000.00	21.818181818%
Lehigh River LLC	$40,000,000.00	$39,600,000.00	14.545454545%
FS Investment Corporation II	$25,000,000.00	$24,750,000.00	9.090909091%
PECM Strategic Funding L.P.	$20,700,000.00	$20,493,000.00	7.527272727%
FS Investment Corporation III	$15,000,000.00	$14,850,000.00	5.454545455%
Race Street Funding LLC	$15,000,000.00	$14,850,000.00	5.454545455%
Darby Creek LLC	$15,000,000.00	$14,850,000.00	5.454545455%
Wissahickon Creek LLC	$15,000,000.00	$14,850,000.00	5.454545455%
Benefit Street Partners SMA LM L.P.	$7,200,000.00	$7,128,000.00	2.618181818%
Total	$275,000,000.00	$272,250,000.00	100%

* It being agreed that the full principal amount of the Term Loans shall be deemed outstanding on the Closing Date, the Borrower shall be obligated to repay 100% of the principal amount of the Term Loans as provided hereunder and all calculations of interest and any fees calculated by reference to the principal amount thereof will be made on the basis of the full stated amount thereof.

Schedule I-1

Schedule 3.1(b)(vii)

Third Party Credit Agreements and Equipment Lease Facilities

Credit Agreement dated October 7, 2013, by and among Wells Fargo Bank, National Association, as Administrative Agent, Lead Arranger and Sole Book Runner, Regions Bank, as Syndication Agent, the Lenders party thereto, Holdings, and the Borrowers named therein, as amended, restated, refinanced, extended, renewed, supplemented or otherwise modified from time to time.

Subordinated Unsecured Promissory Note dated May 31, 2013, by the Borrower in favor of XPLP, LLC, as amended, restated, refinanced, extended, renewed, supplemented or otherwise modified from time to time.

Equipment Lease Agreement dated August 7, 2012, by and between Noregon Systems, Inc. and the Borrower, and all amendments and supplements thereto.

Term Lease Master Agreement No. NB11768 by and between the Borrower, U.S. Xpress, Inc., and IBM Credit LLC.

Note and Security Agreements (Form Number TFFF2508) by and between DCFS USA LLC and U.S. Xpress Leasing, Inc., and all amendments and supplements thereto.

Master Loan and Security Agreement dated May 17, 2012, by and between U.S. Xpress Leasing, Inc. and General Electric Capital Corporation, and all amendments and supplements thereto.

Commercial Loan and Security Agreement dated February 10, 2013, by and between U.S. Xpress Leasing, Inc. and Navistar Financial Corporation, and all amendments and supplements thereto.

Promissory Note dated January 29, 2008, by and between Xpress Air, Inc. and PNC Equipment Finance, and all amendments and supplements thereto.

Master Loan and Security Agreement dated February 20, 2007, by and between U.S. Xpress Leasing, Inc. and Volvo Financial Services, and all amendments and supplements thereto.

Lease Schedule No.5 dated December 31, 2010 by and between U.S. Xpress Leasing, Inc. and Cypress Trailer Leasing V, LLC

Master Equipment Lease dated May 5, 2003 between Fifth Third Bank and U.S. Xpress Leasing, INC.

Master Vehicle Lease Agreement by and between General Electric Capital Corporation and U.S. Xpress Leasing, Inc. dated September 9, 2012.

Schedule 3.1(b)(vii)-1

Master Lease Guaranty executed and delivered by U.S. Xpress Enterprises, Inc. in favor of CapitalSource Bank dated October 2011.

Master Equipment Lease Agreement dated March 8, 2006 between Regions Financial Corporation and U.S. Xpress Leasing, Inc.

Equipment Lease Agreement No 086L084 between Xtra Lease and U.S. Xpress Leasing, Inc. dated 5/21/03.

Amendment to Lease agreement dated 5/22/08 between Navistar Leasing Company and U.S. Xpress Leasing, Inc.

Master Lease Agreement dated 11-8-07 between U.S. Xpress Leasing, Inc. and VFS Leasing Co. Lease Agreement (Form TFFF 1322) by and between DCFSA LLC and U.S. Xpress Leasing, Inc.

Master Lease Guaranty and Agreement between PACCAR Financial Corp. and U.S. Xpress Leasing, Inc.

Managed Maintenance Lease Agreement made as of August 21, 2013 between Arscott Turck Leasing LLC dba PacLease of Baltimore and U.S. Xpress Leasing, Inc.

Lease Agreement dated 10/20/2011 by and between Trans Lease, Inc. and U.S. Xpress Leasing, Inc.

Master Equipment Lease Agreement NO. 2716 dated April 25, 2011 between People’s Capital and Leasing Corp. and U.S. Xpress Leasing, Inc.

Master Lease Agreement No MLA122900-A between U.S. Xpress Leasing, Inc. and Transport International Pool, Inc. (Bowman and Quest leases included)

Schedule 3.1(b)(vii)-2

Schedule 4.1(b)

Loan Party Equity Interests

Loan Party	Type of Security	Number of Shares Authorized	Number of Shares Issued and Outstanding
New Mountain Lake Holdings, LLC	Class A Membership Units Class B Membership Units	1,000,000 9,000,000	638,488 5,961,231
U.S. Xpress Enterprises, Inc.	Common Stock	30,000,000	5,000
U. S. Xpress, Inc.	Common Stock	22,000	22,000
Xpress Global Systems, Inc.	Common Stock	500	500
Total Logistics Inc.	Common Stock	5,000	2,797
Total Transportation of Mississippi LLC	Membership Interest	N/A	N/A
U. S. Xpress Leasing, Inc.	Common Stock	500	500
Xpress Air, Inc.	Common Stock	1,000	100
Xpress Holdings, Inc.	Common Stock	1,000	100
Associated Developments, LLC	Membership Interest	N/A	N/A
TAL Power Equipment #1 LLC	Membership Interest	N/A	N/A
TAL Power Equipment #2 LLC	Membership Interest	N/A	N/A
TAL Real Estate LLC	Membership Interest	N/A	N/A
TAL Van #1 LLC	Membership Interest	N/A	N/A
Transportation Assets Leasing Inc.	Common Stock	10,000	2,797
Transportation Investments Inc.	Common Stock	10,000	2,797

1.  Xpress Holdings, Inc. has the option to purchase the remaining 10% of Transportation Investments Inc., Transportation Assets Leasing Inc. and Total Logistics Inc. shares from John Stomps from the earlier of January 1, 2017 or Mr. Stomps’s termination through September 1, 2017.  As of September 1, 2017, Mr. Stomps has the option to purchase Xpress Holdings Inc.’s shares of Transportation Investments Inc., Transportation Assets Leasing, Inc., and Total Logistics Inc.

2.  Xpress Holdings, Inc. has an obligation to purchase Mexliner USA, LLC’s interest in Xpress Internacional, S. de R. L. de C.V. by November 1, 2015 if Mexliner USA, LLC exercises its put right by such date.

Schedule 4.1(b)-1

Schedule 4.1(c)

Subsidiaries

Subsidiary	Record Owner	Type of Security	Number of Shares Authorized	Number of Shares Issued and Outstanding	% Ownership
Xpress Assurance, Inc.	U.S. Xpress Enterprises, Inc.	Common Stock	100,000	100,000	100%
Choo-Choo Aero, LLC	U.S. Xpress Enterprises, Inc.	Membership Interest	N/A	N/A	51%
Mountain Lake Risk Retention Group, Inc.	U.S. Xpress, Inc. Total Transportation of Mississippi LLC	Common Stock	1,000	100	U.S. Xpress, Inc. — 93% Total Transportation of Mississippi LLC — 7%
Mexliner Logistics, S.A. de C.V.	Xpress Holdings, Inc.	Common Stock	100	100	81%
Xpress Internacional, S. de R.L. de C.V.	Mexliner Logistics, S.A. de C.V. Xpress Holdings, Inc.	Social Quota	N/A	N/A	Mexliner Logistics, S.A. de C.V. — 50.5% Xpress Holdings, Inc. — 49%

Schedule 4.1(c)-1

Schedule 4.1(d)

Equity Rights

1.  Xpress Holdings, Inc. has the option to purchase the remaining 10% of Transportation Investments Inc., Transportation Assets Leasing Inc. and Total Logistics Inc. shares from John Stomps from the earlier of January 1, 2017 or Mr. Stomps’s termination through September 1, 2017.  As of September 1, 2017, Mr. Stomps has the option to purchase Xpress Holdings, Inc.’s shares of Transportation Investments Inc., Transportation Assets Leasing Inc., and Total Logistics Inc.

2.             Xpress Holdings has an obligation to purchase Mexliner USA, LLC’s interest in Xpress Internacional, S.A. de C.V. by November 1, 2015 if Mexliner USA, LLC exercises its put right by such date.

Schedule 4.1(d)-1

Schedule 4.6(b)

Litigation

Non Workers Compensation or Accident Litigation
Matter	Plaintiff	Defendant	Description/Status	Counsel for U.S. Xpress Group	Applicable Insurance Carrier
Robert R. Bell Jr., et al v. U.S. Xpress, Inc. Case No. 1:11-CV-00181 United States District Court Eastern District of Tennessee	Robert R. Bell, Jr. and Bernard Fentress, on behalf of themselves and all others similarly situated (Class Action)	U.S. Xpress, Inc.	Class action alleging violation of Fair Credit Reporting Act. Case has been settled for 2.75 Million. Estimated time of payment is September 2014	Roger Dickson & Brad Harvey Miller & Martin, PLLC	Chubb
Angela Bolden, et al v. U.S. Xpress Enterprises, Inc. and U.S. Xpress Inc. Civil Action No. 1:13-CV-245 United States District Court Eastern District of Tennessee	Angela Bolden, on behalf of herself and all those similarly situated	U.S. Xpress Enterprises, Inc. and U.S. Xpress, Inc.

Class action alleging violation of the Fair Labor Standards Act. Suit was filed July 26, 2013. The parties have agreed to a conditional class certification. Notice has not yet been sent and the Company intends to vigorously defend this matter.

				Jennifer Robinson, Chris Anderson & Tracy Pyles— Littler Mendelson, P.C.	None.

Schedule 4.6(b)-1

Accident Related Claims/Litigation
Claim#	DOL	Description/Status	Incurred	Paid	Outstanding	Recovery
03-11-USX-009923 Open	11/1/2003	USX pulled out in front of a motorcycle, resulting in multiple injuries to cyclist’s leg. Open for MI PIP payments only. PIP payments totaled $1,244 in 2012 and $39,619.24 in 2013.	$1,250,587	$1,222,122	$28,465	$292,132
10-05-USX-005258 Open	5/9/2010	USX rear-ended several stopped vehicles on the interstate, resulting in the death of two brothers (ages 11 and 15), head injuries to a third brother (age 17) and their mother, and minor injuries to seven others. All claims have settled with one exception. The remaining claim (Annie Primus) involves a shoulder injury, which has now required two surgeries, and a neck injury that has now reportedly required surgery (unconfirmed). The claim was in litigation, but has been dismissed without prejudice while the claimant continues treating medically.	$4,013,893	$3,858,228	$155,665	0
12-11-USX-012778 Open	11/2/2012	USX failed to stop for prior accident and struck three stopped vehicles. We settled the driver and passenger of one vehicle (Kim and Mark Dejmek) for $215,000 in February. Remaining claimants are 61 y/o woman with compound fractures to both arms and both legs, a 54 y/o male with herniated disks from C4-C7 and a mild concussion, and a minor passenger that sustained minor injuries. Two cases are pending in the United States District Court for the Southern District of Texas at Houston.	$1,387,604	$308,895	$1,078,709	$7,242
13-09-USX-011402 Open	9/29/2013

A passenger vehicle driven by 22 year-old Ashley Kelly entered a construction zone and lost control for unknown reasons, striking concrete barrier and coming to rest in center lane of travel. A second passenger vehicle, driven by 21 y/o Zachary Byrd stopped in the right lane of travel to assist. USX was traveling in the construction zone and struck both passenger vehicles. At the time of the collision, Ms. Kelly was outside of her vehicle talking to Mr. Byrd and his 21 y/o brother- in-law, James Harrison, and she was thrown across the roadway by the impact. Ms. Kelly sustained multiple facial fractures, lost and broken teeth, a fractured pelvis, a leg injury requiring surgery, multiple fractures to her right arm, right dislocated shoulder and elbow, and a lacerated liver. Mr. Byrd sustained multiple injuries, including significant brain injuries. Although he appears to be making a good recovery, Mr. Byrd spent several weeks in a coma and is expected to have permanent mental impairments as a result of his injuries, although the degree of such impairments is not yet known. Mr. Harrison died at the scene as a result of the injuries he sustained in the accident. He was unmarried and without dependent children. Litigation is pending in the Court of Common Pleas for Hamilton County, Ohio on behalf of Mr. Byrd and Mr. Harrison. USX has filed a counterclaim for contribution against Ms. Kelly.

			$2,584,300	$65,011	$2,519,289	0
10-08-at-001316	8/26/2010	USX failed to yield to oncoming traffic at a controlled intersection and was struck by passenger vehicle that had the right of way. 31 y/o driver of passenger vehicle sustained fractured clavicle, soft tissue injuries to neck and back and torn meniscus in knee. Although there was no evidence of loss of consciousness, head injury, or lung injury, Claimant is now alleging that seizures and hospitalizations for pneumothorax that occurred two years post accident are related, and is claiming post concussive disorder, traumatic brain injury and chronic collapsed lung	$335,236	$63,882	$271,354	0

Schedule 4.6(b)-2

as the result of the accident. Lung issues appear to be related to chronic COPD. Last demand at mediation was $1.95M. Case is pending in the USDC for the Southern District of Texas, Houston Division. Trial set for  8/12/2014.

10-11-usx-013120	11/30/2010

USX turned left in front of pick-up truck which struck USX’s passenger side trailer. Relatively minor injuries to both occupants of pick-up. Claimant passenger in pick-up sustained a broken arm, was treated and released at the emergency room, and died later that night. Autopsy described cause of death as complications related to obesity, to morphine administration, and to blunt force trauma. Medical evidence is supportive that claimant was likely discharged from the hospital before his oxygen levels stabilized. The full value of the case is in the $1M range before apportionment of fault to the hospital. Case is currently pending in Superior Court of Jackson County, Georgia.

			$561,423	$55,001	$506,422
11-09-usx-009763	9/4/2011

USX was stopped in stop-and-go traffic on Cross Bronx Expressway in far left, no-truck lane. Motorcyclist was weaving in and out of traffic and riding the dividing lines. Motorcycle struck the rear of an SUV stopped in the center lane, and the 29 y/o cyclist was ejected forward from the bike and landed in front of USX trailer tandems. USX was unaware of the events that occurred behind him and pulled forward over the cyclist, resulting in his death. USX driver citied for traveling in No Truck lane. Litigation is pending on behalf of two minor children of decedent in Supreme Court of New York, County of Bronx. Last demand was “something more than $1 Million”.

			$540,000	$34,568	$505,432
12-02-xcc-000083	2/10/2012

USX contractor made lane change to the right, striking passenger vehicle (V2), which then crossed the median and struck a second passenger vehicle (V3) head on, resulting in death of the 24 y/o female driver of V2. The 23 y/o female driver of V3 sustained multiple fractures to right foot and leg, and her claim settled for $250,000. 22 y/o passenger of V3 sustained minor injuries and settled for $5,783. With regard to the fatality, there have been competing court cases, both brought in State Court for Fulton County, Georgia, by her father as personal representative of the estate (the correct party to bring wrongful death action under Florida law, but not under Georgia law) and by her estranged husband (the appropriate representative for the wrongful death action under Georgia law, but not under Florida law). The father’s lawsuit has been dismissed for forum non conveniens, and we have a tentative conditional settlement with the estranged husband for $500,000 under Georgia law. The settlement would be contingent on all claims of other parties remaining dismissed based on the ultimate dismissal with prejudice of the estranged husband’s proper case in Georgia.

			$853,016	$350,637	$502,379
13-12-usx-014662	12/15/2013	USX turning left from central turn lane into small road when struck in the rear trailer tandems by a passenger vehicle traveling in the far right-hand lane in the opposite direction. Resulted in the death of 33 y/o LPN. Case is pending in Circuit Court for Mississippi County, Arkansas. Final demand at 4/10/2014 mediation was $9.9M.	$135,209	$29,727	$105,482

Schedule 4.6(b)-3

14-04-usx-003630	4/3/2014

USX trainee driver crossed the center median on I-74 and struck a Fed Ex truck and an Illinois DOT truck head on. The 33 y/o driver of the Fed Ex truck sustained multiple fractures to both legs and to an arm and underwent several surgeries. The 27 y/o driver of the IL DOT truck sustained a head injury of unknown severity. We know that his mother has now been appointed as his guardian, but very little else. Both claimants are represented but the case is not yet in litigation. USX driver was cited for Failure to Maintain Lane, Failure to Maintain Vehicle, and Improperly Crossing the Center Median.

		$926,000	$2,108	$923,892

Schedule 4.6(b)-4

Schedule 4.10

ERISA

None.

Schedule 4.10-1

Schedule 4.11

Environmental Conditions

None.

Schedule 4.11-1

Schedule 4.14

Outstanding Indebtedness

1.              Indebtedness as of May 23, 2014, represented by the following agreements:

Loan Party	Creditor	Nature of Debt	Principal Amount as of 4/30/14
U.S. Xpress Enterprises, Inc.	Noregon Systems, Inc.	Miscellaneous financing related to the Equipment Lease Agreement between Noregon Systems, Inc. and U.S. Xpress Enterprises, Inc., dated August 7, 2012, and all amendments and supplements thereto.	$404,639
U.S. Xpress Enterprises, Inc. U.S. Xpress, Inc.	IBM Credit LLC	Equipment financing related to Term Lease Master Agreement No. NB11768 and all amendments and supplements thereto.	$254,360
U.S. Xpress Leasing, Inc.	DCFS USA LLC (Daimler Truck Financial)	Equipment financing related to all Note and Security Agreements (Form Number TFFF2508) between DCFS USA LLC and U.S. Xpress Leasing, Inc., and all amendments and supplements thereto.	$23,954,000
U.S. Xpress Leasing, Inc. (lessor) U.S. Xpress Enterprises, Inc. (guarantor)	General Electric Capital Corporation	Equipment financing relating to the Master Loan and Security Agreement, dated May 17, 2012, between U.S. Xpress Leasing, Inc. and General Electric Capital Corporation, and all amendments and supplements thereto.	$21,994,277
U.S. Xpress Leasing, Inc. (borrower) U.S. Xpress Enterprises, Inc. (guarantor) U.S. Xpress, Inc. (guarantor) Xpress Global Systems, Inc. (guarantor) Xpress Holdings, Inc. (guarantor)	Navistar Financial Corporation	Equipment financing relating to the Commercial Loan and Security Agreement, dated February 10, 2013, between U.S. Xpress Leasing, Inc. and Navistar Financial Corporation, and all amendments and supplements thereto.	$20,636,618
Xpress Air, Inc.	PNC	Equipment financing related to Promissory Note dated January 29, 2008 between Xpress Air, Inc. and PNC Equipment Finance and all amendments and supplements thereto.	$8,267,062
U.S. Xpress Leasing, Inc. (borrower)	Volvo Financial Services	Equipment financing related to the Master Loan and Security Agreement, dated February 20, 2007, between U.S. Xpress Leasing, Inc. and Volvo Financial Services, and all amendments	$1,448,166

Schedule 4.14-1

U.S. Xpress Enterprises, Inc. (guarantor)		and supplements thereto.
U.S. Xpress Leasing, Inc. (borrower) U.S. Xpress Enterprises, Inc. (guarantor) U.S. Xpress, Inc. (guarantor) Xpress Global Systems, Inc. (guarantor) Xpress Holdings, Inc. (guarantor)	GEMSA Loan Services (successor in interest to GE Commercial Finance Business Property Corporation)	Mortgage (3731 Jenkins Road, Chattanooga, Hamilton County, Tennessee)	$8,909,457
U.S. Xpress, Inc. (borrower) U.S. Xpress Enterprises, Inc. (guarantor)	EverBank (successor in interest to GE Commercial Finance Business Property Corporation)	Mortgage (4080 Jenkins Road, Chattanooga, Hamilton County, Tennessee)	$13,916,674
U.S. Xpress, Inc.	First Bank Richmond, N.A.	Mortgage (825 W. Leffel Lane, Springfield, Clark County, Ohio)	$930,106
U.S. Xpress Enterprises, Inc.	XPLP LLC	Term Loan	$19,594,688

2.              Indebtedness represented by the following promissory notes:

Holder/Payee	Maker/Payor	Principal Amount	Date of Issuance	Interest Rate	Maturity Date
U.S. Xpress Enterprises, Inc.	U.S. Xpress, Inc.	$86,250,000.00	July 1, 2003	*	June 30, 2018
U.S. Xpress Enterprises, Inc.	U.S. Xpress Leasing, Inc.	$38,000,000.00	July 2, 2003	*	June 30, 2018
U.S. Xpress Enterprises, Inc.	Xpress Global Systems, Inc.	$9,200,000.00	July 3, 2003	*	June 30, 2018

*Variable interest rate, determined quarterly, equal to Payee’s consolidated external interest rate.

Schedule 4.14-2

Schedule 4.19

Employee and Labor Matters

The plaintiff’s attorney in the Bolden wage and hour matter disclosed on Schedule 4.6(b) has threatened to file an unfair labor charge against U.S. Xpress, Inc., arising from U.S. Xpress Inc.’s affirmative defense in such case stating that any class action should not include applicants after February 2013 who signed the optional arbitration agreement with a class action waiver, although the agreement specifically excludes any claims/litigation related to NLRA protected activity.  Although the unfair labor charge may not result in a Material Adverse Effect, if the class of plaintiffs in the class action were expanded, such expansion may result in a Material Adverse Effect.

Schedule 4.19-1

Schedule 4.21

Real Estate

Owned Real Property

Entity of Record and Address	City	State	ZIP	County	Purpose/Use	Fixtures	Filing office
U.S. Xpress, Inc.
2664 Campbell Blvd.	Ellenwood	GA	30294	Clayton	Terminal	Y	Clayton County Clerk of Superior Court Real Estate Division
New Hope Church Road	Tunnel Hill	GA	30755	Whitfield	Drop Yard	Y	Whitfield County Clerk of Superior Court
8120 W. Sandidge Road	Olive Branch	MS	38654	DeSoto	Terminal	Y	Chancery Clerk of DeSoto County, Mississippi
747 Old Hargrave Road	Lexington	NC	27295	Davidson	Terminal	Y	Register of Deeds Davidson County
825 W. Leffel Lane	Springfield	OH	45506	Clark	Terminal	Y	Clark County Recorder
1069 Seibert Avenue	Shippensburg	PA	17257	Franklin	Terminal	Y	Franklin County Recorder of

Schedule 4.21-1

Entity of Record and Address	City	State	ZIP	County	Purpose/Use	Fixtures	Filing office
							Deeds
4080 Jenkins Road	Chattanooga	TN	37421	Hamilton	Headquarters	Y	Hamilton County Register of Deeds
3731 Jenkins Road	Chattanooga	TN	37421	Hamilton	Headquarters	Y	Hamilton County Register of Deeds
9523 E Florida Mining Blvd	Jacksonville	FL	32257	Duval	Terminal	Y	Clerk of the Circuit Court, Duval County Attn: Recording Department
451 Freight Street	Camp Hill	PA	17011	Cumberland	Terminal	Y	Cumberland County Recorder of Deeds
3375 High Prairie Rd	Grand Prairie	TX	75050	Dallas	Terminal	Y	County Clerk, Dallas County
557 Lee Industrial Blvd.	Austell	GA	30168	Cobb	Terminal	Y	Cobb County Clerk of Superior Court
3729 Jenkins Road (Lot #5)	Chattanooga	TN	37421	Hamilton	Undeveloped Lot	N	Hamilton County Register of Deeds
3809 Jenkins Road (Lot #6)	Chattanooga	TN	37421	Hamilton	Undeveloped Lot	N	Hamilton County Register

Schedule 4.21-2

Entity of Record and Address	City	State	ZIP	County	Purpose/Use	Fixtures	Filing office
							of Deeds
TAL Real Estate LLC
125 Riverview Drive	Richland	MS	39218	Rankin	Terminal	Y	Rankin County Chancery Court
7000 Corporate Park Blvd	Loudon	TN	37774	Loudon	Terminal	Y	Loudon County Register of Deeds
Associated Developments, LLC
3711 Jenkins Road (Lot #2)	Chattanooga	TN	37421	Hamilton	Undeveloped Lot	N	Hamilton County Register of Deeds
3751 Jenkins Road (Lot #3)	Chattanooga	TN	37421	Hamilton	Undeveloped Lot	N	Hamilton County Register of Deeds

Leased Real Property

Entity of Record and Address	City	State	ZIP	County	Purpose/Use	Lessor	Lessor Address	Fixtures
U.S. Xpress Enterprises, Inc.

Schedule 4.21-3

Entity of Record and Address	City	State	ZIP	County	Purpose/Use	Lessor	Lessor Address	Fixtures
1535 New Hope Church Road	Tunnel Hill	GA	30755	Whitfield	Terminal	Q&F Realty, LLC	4080 Jenkins Road, Chattanooga, TN 37421	Y
U.S. Xpress, Inc.
6602 W. Grant Street	Phoenix	AZ	85043	Maricopa	Drop Yard	Absolute Intermodal, LLC	2346 S. 16th Avenue, Phoenix, AZ 85007	N
1250 E. Hadley Street, Suite L1	Phoenix	AZ	85043	Maricopa	Office	PDC Hadley, LLC	518 17th Street 17th Floor, Denver, CO 80202	Y
5800 Mesa Road	Houston	TX	77028	Harris	Drop Yard	Central Freight Lines, Inc.	4301 W. Mohave Street, Phoenix, AZ 85043	N
363 Nina Lee Road	Calexico	CA	92231	Imperial	Drop Yard	C. C. Transportation Service	981 Alex Heller Ct., Calexico, CA 92231	N
2001 Enrico Fermi #3	San Diego	CA	92154	San Diego	Drop Yard	Total Transportation Services, Inc.	18735 S. Ferris Place, Rancho Dominguez, CA 90220	N
496 Robin Lake Road	Duncan	SC		Spartanburg	Shop	Arnold Transportation Services, Inc.	215 Waterford Drive, Inman, SC 29334	Y

Schedule 4.21-4

Entity of Record and Address	City	State	ZIP	County	Purpose/Use	Lessor	Lessor Address	Fixtures
2013 East Anderson	Stockton	CA	95205	San Joaquin	Drop Yard	Total Transportation Services, Inc.	18735 S. Ferris Place, Rancho Dominguez, CA 90220	N
1019 8th Street	Golden	CO	80401	Jefferson	Office	815 Illinois, LLC	1019 8th Street, Golden, CO 80401	Y
732 S. Combee Road	Lakeland	FL	33801	Polk	Drop Yard	Werner Enterprises	14507 Frontier Road, Omaha, NE 68138	N
10055 Central Port Drive	Orlando	FL	32824	Orange	Drop Yard	Southeastern Freight Lines, Inc.	420 Davega Road, Lexington, SC 29073	N
2718 Campbell Blvd.	Ellenwood	GA	30294	Clayton	Drop Yard	AAA Cooper	P.O. Box 6827, Dothan, AL 36302	N
216 W. Ohio	Chicago	IL	60654	Cook	Office	S.O.L.G., LLC	2427 Saranac Lane, Glenview, IL 60026	Y
699 State Route 203	East St. Louis	IL	62201	Saint Clair	Drop Yard	Gateway Truck Plaza, Inc.	699 State Route 203, East St. Louis, IL 62201	N
2900 W. 166th Street	Markham	IL	60428	Cook	Terminal	First Industrial, L.P.	311 South Wacker Dr, Ste 4000, Chicago, IL 60606	Y

Schedule 4.21-5

Entity of Record and Address	City	State	ZIP	County	Purpose/Use	Lessor	Lessor Address	Fixtures
1315 West Hanna Avenue	Indianapolis	IN	46217	Marion	Drop Yard	Terminal Exchange Services, LLC	P.O. Box 933, Montebello, CA 90640	N
3939 Produce Rd.	Louisville	KY	40218	Jefferson	Drop Yard	Kirk National Lease	3939 Produce Rd., Louisville, KY 40218	N
624 Hwy 190 West	Port Allen	LA	70767	West Baton Rouge	Drop Yard	TMI Enterprises, LLC	P.O. Box 74870, Baton Rouge, LA 70874	N
163 Riverbend Drive	St. Rose	LA	70087	Saint Charles	Drop Yard	Central Freight Lines, Inc.	645 North Nola Road, Phoenix, AZ 85043	N
211 Memorial Drive	Shrewsbury	MA	01545	Worcester	Drop Yard	SEREB, LLC	307 Hartford Turnpike, Shrewsbury, MA 01545	N
4195 Central Street	Detroit	MI	48210	Wayne	Drop Yard	Panacea Central Corp.	4195 Central Street, Detroit, MI 48210	N
3290 Terminal Drive	Eagan	MN	55121	Dakota	Drop Yard	Transport Corporation of America	4868 Paysphere Circle, Chicago, IL 60674	N
201 SW 27th Street (mailing address: P.O. Box 84550 Lincoln, NE 68501)	Lincoln	NE	68522	Lancaster	Office/Drop Yard	R. L. French Corp.	4111 Delaware Avenue, Des Moines, IA 50313	Y

Schedule 4.21-6

Entity of Record and Address	City	State	ZIP	County	Purpose/Use	Lessor	Lessor Address	Fixtures
61 Lincoln Highway	Kearny	NJ	07032	Hudson	Drop Yard	C & K Trucking, LLC	6205 West 101st Street, Chicago Ridge, IL 60415	N
360 Woodward Avenue	Kenmore	NY	14217	Erie	Drop Yard	Speed Global Services	2299 Kenmore Avenue, Buffalo, NY 14207	N
705 W. Leffel Lane	Springfield	OH	45506	Clark	Drop Yard	Transport Specialists, Inc.	12130 Best Place, Cincinnati, OH 45241	Y
5330 Angola Road	Toledo	OH	43615	Lucas	Drop Yard	Estes Express Lines	3901 West Broad Street, Richmond, VA 23230	N
10220 W. Reno	Oklahoma City	OK	73127	Canadian	Drop Yard	City Group, LLC	1401 Enterprise Avenue, Oklahoma City, OK 73128	N
2846 South Live Oak Drive	Moncks Corner	SC	29461	Berkeley	Drop Yard	John’s Truck Service, Inc.	2846 South Live Oak Drive, Moncks Corner, SC 29461	N
11302 First St	Apison	TN	37302	Hamilton	Dealer License	Edith Hullender	10931 London Lane, Apison, TN 37302	Y
9064 Jet Rail Dr., Suite B	Ooltewah	TN	37363	Hamilton	Warehouse	RRS Properties, LLC	1021 Reunion Drive, Chattanooga, TN 37421	Y

Schedule 4.21-7

Entity of Record and Address	City	State	ZIP	County	Purpose/Use	Lessor	Lessor Address	Fixtures
5800 Lovell Field Loop	Chattanooga	TN	37421	Hamilton	Air Hanger	Chattanooga Metropolitan Airport Authority	1001 Airport Road Ste 14, Chattanooga, TN 37421	Y
360-B South Americas	El Paso	TX	79937	El Paso	Drop Yard	Transervicious S.A. DE C.V	360B South Americas, El Paso, TX 79937	N
1501 South Loop 12	Irving	TX	75060	Dallas	Terminal	Southeastern Freight Lines, Inc.	420 Davega Road, Lexington, SC 29073	Y
13151 S. Unitec Drive	Laredo	TX	78045	Webb	Terminal	FJK Development, Inc.	203 Lariat Road, San Antonio, TX 78232	Y
23400 71st Place South	Kent	WA	98032	King	Drop Yard	Tacoma Box Company	23400 71st Place South, Kent, WA 98032	N
1700 Willis Rd.	Richmond	VA	23237	Richmond	Drop Yard	Abilene Motor Express	1700 Willis Rd. Richmond, VA 23237	N
1500 E. Lomita Blvd.	Wilmington	CA	90744	Los Angeles	Drop Yard	Total Transportation Services, Inc.	18735 South Ferris Place, Rancho Dominguez, CA 90220	N

Schedule 4.21-8

Entity of Record and Address	City	State	ZIP	County	Purpose/Use	Lessor	Lessor Address	Fixtures
9813 & 9875 Almond Avenue	Fontana	CA	92335	San Bernardino	Terminal	Garrick David Staples, as trustee of the Garrick David Staples Living Trust dated May 18, 2007	c/o Ferguson, Timar & Company, 1235 N. Harbor Blvd., Fullerton, CA 92832	Y
Total Transportation of Mississippi LLC
350 Jonesboro Road	West Monroe	LA	71292	Ouachita	Drop Yard	Plunk’s	108 Jonesboro Road, West Monroe, LA 71292	N
3341 McLemore Drive	Pensacola	FL	32514	Escambia	Warehouse	TCIP-A, LLC	1401 E. Belmont St., Pensacola, FL 32501	Y
235-A Shinn Lane	Ripley	WV	25271	Jackson	Warehouse	Wolfpen Partners, LLC	1719 Pleasant Valley Rd., Given, WV 25245	Y
Xpress Global Systems, Inc.
14750 Neal Rd	Loxley	AL	36551	Baldwin	Dist. Center	D.W. Williams Family	14750 Neal Road, Loxley, AL 36551	Y

Schedule 4.21-9

Entity of Record and Address	City	State	ZIP	County	Purpose/Use	Lessor	Lessor Address	Fixtures
9450 Maumelle Blvd	North Little Rock	AR	72113	Pulaski	Dist. Center	RichJohn Development, LLc	9800 Maumele Blvd, North Little Rock, AR 72113	Y
1250 E. Hadley Street	Phoenix	AZ	85034	Maricopala	Dist. Center	PDC Hadley, LLC	518 17th Street 17th Floor, Denver, CO 80202	Y
3320 East Miraloma Avenue	Anaheim	CA	92806	Orange	Dist. Center	CLPF Anaheim Industrial, LP	2650 Cedar Springs Road, Dallas, TX 75201	Y
4069 W. Shaw	Fresno	CA	93722	Fresno	Dist. Center	EastGroup Properties, L.P.	P.O. Box 22728, Jackson, MS 39225	Y
26318 Corporate Ave.	Hayward	CA	94545	Alameda	Dist. Center	ProLogis	47775 Fremont Blvd., Fremont, CA 94538	Y
11255 Pyrites Way	Rancho Cordova	CA	95670	Sacramento	Dist. Center	Buzz Oates Enterprises II	8615 Elder Creed Rd. #100, Sacramento, CA 95828	Y
8963 Carroll Way	San Diego	CA	92121	San Diego	Dist. Center	H.G. Fenton Company	7220 Trade St. #300, San Diego, CA 92121	Y
8600 Jesse B. Smith Court, Suite 2	Jacksonville	FL	32219	Duval	Dist. Center	Stone Mountain Industrial Park	4102 Bulls Bay Hwy, Jacksonville, FL 32219	Y
3675 Mercy Dr.	Orlando	FL	32808	Orange	Dist. Center	Janice Gail Newman	313 Sumach Church Rd., Chatsworth, GA 30705	Y

Schedule 4.21-10

Entity of Record and Address	City	State	ZIP	County	Purpose/Use	Lessor	Lessor Address	Fixtures
7908 Eagle Palm Dr.	Riverview	FL	33578	Hillsborough	Dist. Center	EastGroup Properties, L.P.	6015 Benjamin Rd., Suite 314, Tampa, FL 33634	Y
3899 Produce Rd.	Louisville	KY	40218	Jefferson	Dist. Center	Dixie Real Properties, LLC	Two Paragon Ctr, Ste 315 6040 Dutchmans Ln., Louisville, KY 40205	Y
58 Norfolk Avenue	South Easton	MA	02375	Bristol	Dist. Center	Medical Distributors Realty Trust	P.O. Box 2038, Abington, MA 02351	Y
1025 Airport 100 Way	Hanover	MD	21076	Ann Arundel	Dist. Center	CLPF	7172 Columbia Gateway Dr., Columbia, MD 21406	Y
11417 Moog Drive	Maryland Heights	MO	63146	Saint Louis	Dist. Center	Colony Realty Partners LLC	Two International Place, Suite 2500, Boston, MA 02110	Y
Bldg. 3 Bay 3, N.E. Industrial Park	Guilderland Center	NY	12085	Albany	Dist. Center	Northeastern Industrial Park, Inc.	P.O.Box 98, Route 146, Guilderland, NY 12085	Y
400 Systems Road	Rochester	NY	14623	Monroe	Dist. Center	Patrick Holland	1400 East Henrietta Road, Rochester, NY 14692	Y
4402 SW 44th Street	Oklahoma City	OK	73119	Oklahoma	Dist. Center	Rapto Airport Road, LLC	6307 Waterford Blvd., Ste 155, Oklahoma City, OK 73118	Y
11501 East Pine St.	Tulsa	OK	74116	Tulsa	Dist. Center	Bison Group, LLC	P.O. Box 338, Calhoun, GA 30703	Y

Schedule 4.21-11

Entity of Record and Address	City	State	ZIP	County	Purpose/Use	Lessor	Lessor Address	Fixtures
6840 North Fathom Street	Portland	OR	97217	Multnomah	Dist. Center	American Property Mgt Corp.	2154 N.E. Broadway, Portland, OR 97232	Y
91 Spring Run Road Ext.	Coraopolis	PA	15108	Allegheny	Dist. Center	Greylock L.P. c/o Elmhurst Co.	One Bigelow Square, Ste 630, Pittsburgh, PA 15219	Y
2400-2402 Esters Blvd.	Dallas	TX	75261	Tarrant	Dist. Center	Schenker, Inc.	155 Albany Avenue, Freeport, NY 11520	Y
7420 Security Way, Suite 300	Houston	TX	77040	Harris	Dist. Center	ProLogis	4448 West 12th Street, Houston, TX 77055	Y
5108 Rittiman Road, Suite 110	San Antonio	TX	78218	Bexar	Dist. Center	EastGroup Properties, L.P.	1223 Arion Parkway, Ste 101, San Antonio, TX 78216	Y
1232 Gladiola St., Suite 400	Salt Lake City	UT	84104	Salt Lake	Dist. Center	Price Realty Group	230 East South Temple, Salt Lake City, UT 84111	Y
7017 South 234th Street	Kent	WA	98032	King	Dist. Center	RREEF America Reit II Corp.	75 Remittance Drive, Suite 3228, Chicago, IL 60675	Y
3200 East Trent Ave.	Spokane	WA	99202	Spokane	Dist. Center	Curtis P. & Mary P. Lindley	P.O. Box 11975, Spokane, WA 99211	Y

Schedule 4.21-12

Entity of Record and Address	City	State	ZIP	County	Purpose/Use	Lessor	Lessor Address	Fixtures
N89 W 14700 Patrita Dr.	Menomonee Falls	WI	53051	Waukesha	Dist. Center	Schinner Brothers Property, LLC	N89 W14700 Patrita Drive, Menomonee Falls, WI 53052	Y
1537 New Hope Church Road	Tunnel Hill	GA	30755	Whitfield	Dist. Center	Q&F Realty, LLC	4080 Jenkins Road, Chattanooga, TN 37421	Y
2900 W. 166th Street	Markham	IL	60428	Cook	Dist. Center	U.S Xpress, Inc.	4080 Jenkins Road, Chattanooga, TN 37421	Y
23655 E. 19th Ave. Sutie 200	Aurora	CO	80019	Douglas	Dist. Center	ProLogis	4545 Airport Way, Denver, CO 80239	Y
28969 Highland Road Bldg. 8	Romulus	MI	48174	Wayne	Dist. Center	First Industrial, L.P.	23041 Commerce Drive, Farmington Hills, MI 48335	Y

Schedule 4.21-13

Schedule 4.23

Material Contracts

Amended and Restated Credit Agreement dated May 30, 2014, by and among Wells Fargo Bank, National Association, as Administrative Agent, Lead Arranger and Sole Book Runner, Regions Bank, as Syndication Agent, the Lenders party thereto, Holdings, and the Borrowers named therein

Schedule 5.1-1

Schedule 5.1

Financial Statements, Reports, Certificates

Deliver to the Agent with copies for each Lender each of the financial statements, reports, or other items set forth below at the following times in form satisfactory to the Lead Lenders (or if no Lead Lenders, the Required Lenders):

As soon as available, but in any event within 30 days (45 days in the case of a month that is the last month of a Fiscal Quarter and 60 days in the case of a month that is the end of the Fiscal Year) after the end of each month during each Fiscal Year,

(a)  an unaudited consolidated balance sheet, income statement, statement of cash flow and shareholders’ equity covering the Borrower’s and its Subsidiaries’ operations during such period and the then elapsed portion of such Fiscal Year, which financial statements were prepared in accordance with GAAP except as otherwise expressly noted therein.

as soon as available, but in any event within 45 days (120 days in the case of a Fiscal Quarter that is the end of a Fiscal Year) after the end of each Fiscal Quarter during each Fiscal Year,

(b)(x)  an unaudited consolidated balance sheet, income statement, statement of cash flow and shareholders’ equity covering the Borrower’s and its Subsidiaries’ operations during such period and the then elapsed portion of such Fiscal Year, which financial statements (i) were prepared in accordance with GAAP except as otherwise expressly noted therein, (ii) are certified by a Responsible Officer as fairly presenting in all material respects the financial condition of the Borrower and its Subsidiaries as of the date thereof and their results of operations for the period covered thereby, and (iii) compared to the figures for the corresponding quarter and portion of the Borrower’s prior Fiscal Year, subject with respect to clauses (i) and (ii) to the absence of footnotes and normal year-end audit adjustments, together with a corresponding discussion and analysis of financial condition and results or operations from management, and

(y) a Compliance Certificate of a Responsible Officer (i) certifying (A) as to whether there exists a Default or Event of Default on the date of such certificate, and to the extent any exists, specifying the details thereof and the action which the Borrower has taken or proposes to take with respect thereto and (B) as to the details of all Dispositions, issuances of Indebtedness and acquisitions that have occurred during such period, (ii) certifying to and attaching the insurance binder for any insurance coverage of any Loan Party or any Subsidiary that was renewed, replaced or modified during such period, and (iii) setting forth reasonably detailed calculations of the financial covenants set forth in Section 6 of the Agreement.

Schedule 5.1-1

as soon as available, but in any event within 120 days after the end of each Fiscal Year,

(c) consolidated financial statements of the Borrower and its Subsidiaries for each such Fiscal Year, audited by, and accompanied by a report and opinion of, Ernst & Young LLP or other independent certified public accountants of nationally recognized standing reasonably acceptable to the Required Lenders and certified, without any qualifications (including any (A) “going concern” or like qualification or exception, (B) qualification or exception as to the scope of such audit, or (C) qualification which relates to the treatment or classification of any item and which, as a condition to the removal of such qualification, would require an adjustment to such item, the effect of which would be to cause any noncompliance with the provisions of Article 6 of the Agreement), by such accountants to have been prepared in accordance with GAAP (such audited financial statements to include a balance sheet and related consolidated statements of income, cash flows, and shareholder’s equity) and to the effect that such financial statements present fairly in all material respects the financial condition and results of operations of the Borrower and its Subsidiaries for such Fiscal Year on a consolidated basis, and

(d) a Compliance Certificate of a Responsible Officer (i) certifying (A) as to whether there exists a Default or Event of Default on the date of such certificate, and to the extent any exists, specifying the details thereof and the action which the Borrower has taken or proposes to take with respect thereto and (B) as to the details of all Dispositions, issuances of Indebtedness and acquisitions that have occurred during such period, (ii) certifying to and attaching the insurance binder for any insurance coverage of any Loan Party or any Subsidiary that was renewed, replaced or modified during such period, (iii) setting forth reasonably detailed calculations with the financial covenants in Section 6 of the Agreement and (iv) including (A) updated Schedules 4.1(b), 4.1(c), 4.21 and 4.23 to the Agreement, (B) updated Schedule 2 to the Guaranty and Security Agreement and (C) updated Schedules 9 and 12 to the Perfection Certificate.

as soon as available, but in any event within 30 days after the start of each of each Fiscal Year,

(e) copies of the Borrower’s Projections, in form and substance reasonably consistent with the projections provided to the Agent prior to closing (including as to scope and underlying assumptions) for the forthcoming 3 years, year by year, and for the forthcoming fiscal year, month by month, certified by the chief financial officer of the Borrower as being the Borrower’s good faith estimate of the financial performance of the Borrower during the period covered thereby.

concurrently with the delivery of the financial statements referred to in clause (c) above,

(f) a certificate of the accounting firm that reported on such financial statements stating whether they obtained knowledge of any Default or Event of Default during the course of their examination (such certificate to be in accordance with the requirements of applicable accounting guidelines).

Schedule 5.1-2

if and when filed by Holdings and/or the Borrower,

(g) copies of Form 10-Q quarterly reports, Form 10-K annual reports, and Form 8-K current reports and

(h) copies of any other filings made by Holdings and/or the Borrower with the SEC, or any Governmental Authority succeeding to any or all functions of the SEC, or with any national securities exchange, or distributed by the Borrower to its shareholders generally.

concurrently with their delivery thereunder,

(i) copies of any financial reports, statements and other materials required to be delivered to any person pursuant to the ABL Facility or the terms of any other Material Indebtedness, including (for the avoidance of doubt) each borrowing base certificate (other than in connection with a borrowing thereunder) and report regarding the cash and Cash Equivalents of the Loan Parties delivered under the ABL Facility.

promptly after the furnishing thereof to the board of directors (or the audit committee of the board of directors) of the Borrower

(j) copies of any detailed final audit reports, management letters or recommendations submitted by independent accountants in connection with the accounts or books of the Borrower or any Subsidiary, or any audit of any of them.

promptly, but in any event within 3 Business Days after the Borrower has knowledge of any event or condition that constitutes a Default or an Event of Default,	(k) notice of such event or condition and a statement of the curative action that Borrower proposes to take with respect thereto promptly after the commencement thereof or any material development therein, but in any event within 5 Business Days after the service of process with respect thereto on Holdings, the Borrower or any of its Subsidiaries,

(l) notice of all actions, suits, or proceedings brought by or against Holding, the Borrower or any of its Subsidiaries before any arbitrator or Governmental Authority, or any material development therein, which reasonably could be expected to result in a Material Adverse Effect and a statement setting forth details thereof and any action proposed to be taken with respect thereto.

Schedule 5.1-3

promptly upon the occurrence thereof, but in any event with 3 Business Days of such occurrence,

(m) notice of:

(i) any event or other development by which the Borrower or any of its Subsidiaries (A) fails to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law, (B) becomes subject to any Environmental Liability, (C) receives notice of any claim with respect to any Environmental Liability, or (D) becomes aware of any basis for any Environmental Liability which, in respect of each of clauses (A) - (D), individually or in the aggregate could reasonably be expected to result in a Material Adverse Effect,

(ii) any ERISA Event that alone, or together with any other ERISA Events that have occurred, could reasonably be expected to result in liability of any Loan Party in an aggregate amount exceeding the Threshold Amount,

(iii) any default or event of default, or the receipt by the Borrower or any of its Subsidiaries of any written notice of an alleged default or event of default, with respect to any Material Indebtedness of the Borrower or any of its Subsidiaries or the Indebtedness under the ABL Facility,

(iv) for so long as the Borrower and its Subsidiaries maintain a corporate family rating, any announcement by Moody’s or S&P of any change or possible change in the corporate family rating of the Borrower and its Subsidiaries, and/or

(v) any other development that results in, or could reasonably be expected to result in, a Material Adverse Effect,

and a statement setting forth the details thereof and any action proposed to be taken with respect thereto.

as soon as available, but in any event within 45 days (90 days in the case of a Fiscal Quarter that is the last quarter of a Fiscal Year)

(n) with respect to the Rolling Stock that constitutes Collateral, a certificate setting forth, as of the end of the previous Fiscal Quarter and for the portion of the Fiscal Year then ended, certified by an appropriate officer of the Loan Parties as true and correct, (1) a summary report of the Rolling Stock that constitutes Collateral reflecting (w) beginning Rolling Stock, (x) additions to Rolling Stock, (y) dispositions of Rolling Stock and (z) ending Rolling Stock, in each case, setting forth the following information: the date of acquisition, the manufacturer, the model year, the model, the approximate mileage, the vehicle

Schedule 5.1-4

identification number (or other similar serial number), the Loan Party that is the owner, and the internal tracking number, and (2) such other further information related thereto as a Lead Lender (or if there is no Lead Lender, the Agent) may reasonably request).

upon the request of Agent or any Lender,	(o) any other information reasonably requested relating to the financial condition, business affairs and results of operations of Holdings, the Borrower or its Subsidiaries.

Schedule 5.1-5

Schedule 5.19

Post-Closing

1.                   Within 1 day of the Closing Date:

a)                  Opinions of counsel for the Loan Parties in (i) Pennsylvania and (ii) Texas, in each case, in favor of the Agent and the Lenders and in form and substance satisfactory to the Agent.

2.                   Within 5 Business Days of the Closing Date:

a)                  Audited financial statements of Holdings and its Subsidiaries for Fiscal Year ending December 31, 2013, in form and substance substantially identical to 2013 Draft Financials.

b)                  (i) Evidence of filing of Mortgage releases, (ii) evidence of filing of UCC-3 fixture filing terminations and (iii) issuance of a title policy in form and substance satisfactory to the Agent, in each case, for each of the fee-owned Real Estate locations listed on Schedule E of Exhibit 3.1.

c)                   Reimbursement of $5,000 in expenses of the GSO Lender Group pursuant to wire instructions delivered to the Borrower prior to the Closing Date.

d)                  Certificates of insurance, together with the endorsements thereto, in each case, as to the insurance required by Section 5.6 of the Agreement, in form and substance reasonably satisfactory to Agent.

e)                   An executed environmental indemnity agreement in favor of the Agent, in form and substance reasonably satisfactory to Agent.

3.                   Within 30 days of the Closing Date:

a)                  (i) An Aircraft Chattel Mortgage and Security Agreement with respect to the (A) Learjet model 31A, United States registry number N20XP (the “Aircraft Security Agreement”) and (B) engines manufactured by Alliedsign, model TFE 731-2B, serial numbers P-99520 and P-99521, (ii) related Irrevocable De-Registration and Export Request Authorization with the United States Federal Aviation Administration Aircraft Registry, (iii) evidence of filing of the Aircraft Security Agreement with the Federal Aviation Administration, (iv) cooperation with the Agent in registering the Aircraft Security Agreement as an International Interest or Prospective International Interest with the International Registry established pursuant to the Convention on International Interests in Mobile Equipment and the Protocol to the Convention on International Interests in Mobile Equipment on Matters Specific to Aircraft Equipment, adopted on November 16, 2001, at a diplomatic conference in Cape Town, South Africa, (v) insurance certificates and related endorsements with respect to any insurance policies related to the Learjet model 31A as required by Section 5.6 of the Agreement and (vi) an opinion from special Federal Aviation Administration counsel that the collateral described in the Aircraft Security Agreement is free and clear of all liens and encumbrances of record at the Federal Aviation Administration and that no other registrations have been made on the international registry against such collateral, in each case, in for and substance satisfactory to the Agent.

b)                  Control Account Agreements with respect to all deposit and disbursement accounts, and all securities accounts, of the Loan Parties, including the Collateral Account, required to be delivered pursuant to Section 5.18 of the Agreement.

c)                   A reliance letter in favor of the Agent issued by HRP Associates, Inc., with respect to the Phase I Environmental Site Assessment reports issued with respect to the owned Real Estate of the Loan Parties, in form and substance satisfactory to the Agent.

d)                  Certificate No. 4 issued by Mountain Lake Risk Retention Group, Inc. evidencing ownership of 15 shares by U.S. Xpress, Inc., together with a duly executed in blank and undated stock transfer power attached thereto; provided that if such certificate and related transfer power is not delivered within 30 days of the Closing Date, the Borrower shall deliver to the Agent within 45 days of the Closing Date an affidavit of lost certificate for such shares and a replacement certificate and related stock transfer power.

e)                   Executed promissory notes, duly endorsed in a manner satisfactory to the Agent, with respect to the promissory notes listed on Schedule 13 to the Perfection Certificate, to the extent required to be pledged by Section 6.12 of the Guaranty and Security Agreement.

f)                    Evidence that the Borrower has opened the Collateral Account at Wells Fargo, Bank.

4.                   Within 60 days of the Closing Date:

a)                  Close all deposit and disbursement accounts, and all securities accounts, of the Loan Parties, located at SunTrust Bank; provided that if all such accounts are not closed within 60 days of the Closing Date, the Loan Parties shall deliver to the Agent Control Account Agreements with respect to all such accounts located at SunTrust Bank, required to be delivered pursuant to Section 5.18 of the Agreement.

b)                  With respect to the Real Estate located at Lot 5&6 Jenkins Road, Chattanooga, TN, (i) a filed leasehold Mortgage granted by U.S. Xpress, Inc. in favor of the Agent, (ii) a filed fee Mortgage granted by The Industrial Development Board of the County of Hamilton, Tennessee in favor of the Agent and (iii) title policy issued with respect to such location, each in form and substance satisfactory to the Agent.

c)                   With respect to the Real Estate located at 1069 Seibert Avenue, Shippensburg, PA, (i) a filed leasehold Mortgage granted by U.S. Xpress, Inc. in favor of the Agent and (ii) title policy issued with respect to such location, each in form and substance satisfactory to the Agent.

d)                  With respect to all Real Estate leases by the Borrower or any other Loan Party with a lessor who is an Affiliate of any Loan Party, (i) a filed leasehold Mortgage granted by the lessee in favor of the Agent, (ii) a title policy issued with respect to each such location, (iii) a survey issued with respect to each such location and (iv) “Life of Loan” flood zone certificates issued in favor Agent with respect to each such locations, each in form and substance satisfactory to the Agent.

5.                   Within 90 days of the Closing Date:

a)                  Stock certificate(s) issued by Mexliner Logistics, S.A. de C.V. evidencing 65% of the outstanding voting capital stock (or other voting equity interest) of Mexliner Logistics, S.A. de C.V. and held by Xpress Holdings, Inc., together with a duly executed in blank and undated stock transfer power attached thereto.

6.                   Use commercially reasonable efforts to obtain and deliver Collateral Access Agreements with respect to any material Real Estate leases by the Borrower or any other Loan Party with a lessor who is not an Affiliate of any Loan Party.

7.                   At the Agent’s request, deliver all certificated securities and any other Capital Stock or Stock Equivalent of Logisti-K USA, LLC, Xpress International S. de R.L. de C.V., XPS Logisti-K Systems, S.A. P.I. de C.V. and Dylka Distribuciones Logisti-K S.A. DE C.V. owned by any Loan Party, other than Excluded Property, evidenced by a certificate, instrument or other similar document, together with a duly executed in blank and undated stock transfer power attached thereto.

Schedule 7.2

Existing Liens

Debtor: U.S. Xpress Enterprises, Inc.

Jurisdiction	Secured Party/Plaintiff	Type	Filing Date	File No.	Collateral Type

Nevada Secretary of State	IBM Credit LLC	UCC-1	1/3/13	2013000280-1	Equipment and software leased from IBM

	First Utah Bank	UCC-1	3/21/13	2013007214-9	This filing is made for informational purposes only and is intended to represent a true lease.

		UCC-3	4/29/13	2013010811-0	Assignment to First Utah Bank

	First Utah Bank	UCC-1	4/26/13	2013010677-4	This filing is made for informational purposes only and is intended to represent a true lease.

		UCC-3	5/1/13	2013011143-4	Assignment to Republic Bank, Inc.

		UCC-3	6/3/13	2013014141-3	Assignment to First Utah Bank

	First Utah Bank	UCC-1	5/9/13	2013011958-1	This filing is made for informational purposes only and is intended to represent a true lease.

		UCC-3	5/21/13	2013013038-3	Assignment to Republic Bank, Inc.

		UCC-3	8/7/13	2013020226-1	Assignment to First Utah Bank

Debtor: Total Transportation of Mississippi, LLC

Jurisdiction	Secured Party/Plaintiff	Type	Filing Date	File No.	Collateral Type

Mississippi Secretary of State	First Utah Bank	UCC-1	4/23/13	20131003896A	Equipment and personal property leased by Varilease Finance, Inc. described in Schedule No. 01 dated March 22, 2013 to Master Lease Agreement dated March 22, 2013

	First Utah Bank	UCC-1	5/1/13	20131011220A	Equipment and personal property leased by Varilease Finance, Inc. described in Schedule No. 02 dated April 25, 2013 to Master Lease

Schedule 7.2-1

Agreement dated March 22, 2013

First Utah Bank	UCC-1	5/21/13	20131029420A	Equipment and personal property leased by Varilease Finance, Inc. described in Schedule No. 03 dated May 10, 2013 to Master Lease Agreement dated March 22, 2013

Debtor: U. S. Xpress, Inc.

Jurisdiction	Secured Party/Plaintiff	Type	Filing Date	File No.	Collateral Type

Nevada Secretary of State	GE Commercial Finance Business Property Corporation	UCC-1	9/5/06	2006029707-5	Rights, title and interest in and to the fixtures located on or in the personal property relating to the improved real property located in Chattanooga, TN (3731 Jenkins Road)

		UCC-3	5/23/11	2011013407-2	Continuation statement

	GE Commercial Finance Business Property Corporation	UCC-1	6/15/07	2007019263-3	Rights, title and interest in and to the fixtures located on or in the personal property relating to the improved real property located in Chattanooga, TN (4080 Jenkins Road)

		UCC-3	4/30/12	2012011761-2	Continuation statement

		UCC-3	5/15/12	2012013183-8	Continuation statement

		UCC-3	5/15/12	2012013320-0	Continuation statement

	IBM Credit LLC	UCC-1	7/24/2008	2008023124-7	Equipment and software

	IBM Credit LLC	UCC-1	2/1/11	2011002529-7	IBM equipment

	NMHG Financial Services, Inc.	UCC-1	9/28/11	2011025688-0	All equipment now or hereafter leased by Lessor to Lessee

	First Utah Bank	UCC-1	4/23/13	2013010377-8	All equipment and personal property leased by Varilease Finance, Inc. described in Schedule No. 03 dated March 22, 2013 to Master Lease Agreement dated March 22, 2013

	First Utah Bank	UCC-1	5/1/13	2013011155-9	All equipment and personal property leased by Varilease Finance, Inc. described in Schedule No. 03 dated

Schedule 7.2-2

					April 25, 2013 to Master Lease Agreement dated March 22, 2013

	First Utah Bank	UCC-1	5/21/13	2013013043-4	All equipment and personal property leased by Varilease Finance, Inc. described in Schedule No. 03 dated May 10, 2013 to Master Lease Agreement dated March 22, 2013

Hamilton County, Tennessee	GE Commercial Finance Business Property Corporation	UCC-1	11/3/05	2005110300334	As set forth in the financing statement

		UCC-3	7/23/10	2010072300184	Amended name of debtor

		UCC-3	6/4/13	2013060400110	Assignment to Wells Fargo, N.A. as Trustee

Debtor: TAL Power Equipment #1, LLC

Jurisdiction	Secured Party/Plaintiff	Type	Filing Date	File No.	Collateral Type

Mississippi Secretary of State	DCFS USA, LLC	UCC -1	8/7/03	20030130613M

All of debtor’s (i) new and used motor vehicles trailers and/or chassis, now owned or hereafter acquired, financed by, leased from or purchased through secured party whether directly or indirectly, (ii) all accessions, attachments and other parts on any of the foregoing, and (iii) all proceeds and products of any of the foregoing

		UCC -3	1/19/06	20060011786B	Secured party name change

		UCC-3	10/3/07	20070221756C	Assignment from DaimlerChrysler Financial Services America, LLC to DCFS USA, LLC

		UCC-3	2/12/08	20080026182M	Continuation statement

		UCC-3	2/20/13	20130952922B	Continuation statement

Debtor: TAL Van #1, LLC

Jurisdiction	Secured Party/Plaintiff	Type	Filing Date	File No.	Collateral Type

Mississippi Secretary of State	General Electric Capital Corporation	UCC-1	10/31/03	20030181259B	Inventory

Schedule 7.2-3

	UCC-3	12/16/03	20030210831A	90 - 2004 utility trailers

	UCC-3	6/20/08	20080124358E	Continuation Statement

	UCC-3	6/20/08	20080124327M	Assignment of CitiCapital Commercial secured interest

General Electric Capital Corporation	UCC-1	3/3/05	20050037688M	100 - 2005 utility dry van trailers

	UCC-3	1/22/10	20100012223E	Continuation statement

Debtor: TAL Power Equipment #2, LLC

Jurisdiction	Secured Party/Plaintiff	Type	Filing Date	File No.	Collateral Type

Mississippi Secretary of State	Key Equipment Finance	UCC-1	7/30/04	20040140821C	5 - 2005 Volvo tractors

		UCC-3	4/28/09	20090075235E	Continuation statement

	DCFS USA, LLC	UCC-1	2/8/05	20050022419G

All of debtor’s (i) new and used motor vehicles trailers and/or chassis, now owned or hereafter acquired, financed by, leased from or purchased through secured party whether directly or indirectly, (ii) all accessions, attachments and other parts on any of the foregoing, and (iii) all proceeds and products of any of the foregoing.

		UCC-3	1/19/06	2006011785A	Amendment to change secured party

		UCC-3	10/3/07	20070221763A	Assignment of security interest

		UCC-3	8/14/09	20090165988K	Continuation statement

	General Electric Capital Corporation *Note: Filed under debtor name “TAL Power Equioment #2 LLC”	UCC-1	10/29/04	20040202480C	As set forth on the financing statement

		UCC-3	4/30/09	20090076908B	Continuation

Debtor: U. S. Xpress Leasing, Inc.

Jurisdiction	Secured Party/Plaintiff	Type	Filing Date	File No.	Collateral Type

Tennessee Secretary of	DCFS USA, LLC	UCC-1	9/26/01	10151565	All of debtor’s (i) new and used motor

Schedule 7.2-4

State

vehicles trailers and/or chassis, now owned or hereafter acquired, financed by, leased from or purchased through secured party whether directly or indirectly, (ii) all accessions, attachments and other parts on any of the foregoing, and (iii) all proceeds and products of any of the foregoing

		UCC-3	5/5/05	205007129	Amendment

		UCC-3	5/6/05	305027499	Amendment

		UCC-3	1/23/06	306103578	Amendment

		UCC-3	6/29/06	306139787	Continuation

		UCC-3	10/3/07	107054206	Assignment to DCFS USA, LLC

		UCC-3	9/24/09	309052557	Amendment

		UCC-3	5/16/11	111025221	Continuation statement

	Navistar Financial Corp.	UCC-1	6/11/02	302032949	All new and used trucks financed or leased for debtor by secured party.

		UCC-3	2/27/04	304013972	Amendment

		UCC-3	7/2/04	204032994	Assignment to Riss Lombard, Inc. of listed equipment

		UCC-3	1/18/07	307104238	Continuation statement

		UCC-3	5/1/08	308030848	Amendment

		UCC-3	1/18/12	112202014	Continuation statement

	Comerica Leasing Corporation	UCC-1	11/21/05	305068825	70 — 2006 Wabash National Duraplate vans

		UCC-3	2/9/10	310007630	Amendment

		UCC-3	8/18/10	310048664	Continuation statement

	Comerica Leasing	UCC-1	11/29/05	105038803	50 — 2006 Wabash National Duraplate

Schedule 7.2-5

Corporation				vans

	UCC-3	2/9/10	310007631	Amendment

	UCC-3	8/18/10	310048665	Continuation statement

Comerica Leasing Corporation	UCC-1	12/19/05	305073703	85 — 2006 Wabash National Duraplate vans

	UCC-3	2/9/10	310007632	Amendment

	UCC-3	11/09/10	210031340	Continuation statement

Amsouth Leasing Ltd.	UCC-1	3/20/06	206014879	211 — 2007 Wabash Duraplate vans

	UCC-3	2/16/11	311009248	Continuation statement

Comerica Leasing Corporation	UCC-1	5/23/06	306130313	415 — 2006 Wabash National Duraplate vans

	UCC-3	2/9/10	310007633	Amendment

	UCC-3	2/23/11	311010080	Continuation statement

Amsouth Leasing Ltd.	UCC-1	8/14/06	306150172	175 — 2007 Wabash dry vans

	UCC-3	8/8/11	111038908	Continuation statement

BTMU Capital Corporation	UCC-1	8/14/06	306150196	129 — 2007 Wabash Duraplate Air Ride trailers

	UCC-3	4/26/11	311026089	Continuation statement

M&I Equipment Finance Company	UCC-1	10/10/06	206062674	92 — 2007 Wabash trailers

	UCC-3	5/4/11	211061857	Continuation statement

Regions Equipment Finance Ltd.	UCC-1	7/19/07	207067604	350 — 2007 Wabash trailers

	UCC-3	7/17/12	112224578	Continuation statement

CitiCapitalCommerical Leasing Corporation	UCC-1	8/24/07	307148190	110 — 2008 Wabash dry van trailers

	UCC-3	5/25/12	212027680	Amendment

Schedule 7.2-6

	UCC-3	5/25/12	212027704	Continuation statement

Daimler Trust	UCC-1	9/24/07	207077237

All of debtor’s (i) new and used motor vehicles trailers and/or chassis, now owned or hereafter acquired, financed by, leased from or purchased through secured party whether directly or indirectly, (ii) all accessions, attachments and other parts on any of the foregoing, and (iii) all proceeds and products of any of the foregoing.

	UCC-3	9/24/09	309052558	Amendment

	UCC-3	3/30/12	112210059	Continuation statement

CitiCapital Commercial Leasing Corporation	UCC-1	10/10/07	307154795	400 — 2008 Wabash dry van trailers

	UCC-3	8/27/12	212050453	Amendment

	UCC-3	8/27/12	212050462	Continuation statement

	UCC-3	6/12/2013	113029544	Amendment to delete one dry van trailer as collateral

Associates First Capital Corporation	UCC-1	11/9/07	207085336	178 — 2008 Wabash dry van trailers

	UCC-3	8/16/12	212047510	Amendment

	UCC-3	8/16/12	212047526	Continuation statement

Associates First Capital Corporation	UCC-1	1/8/08	208001434	343 — 2008 Wabash dry van trailers

	UCC-3	8/27/12	212050451	Amendment

	UCC-3	10/25/12	212068912	Continuation statement

Associates First Capital Corporation	UCC-1	4/2/08	208015933	82 — Wabash trailers

	UCC-3	8/27/12	212050452	Amendment

	UCC-3	1/24/13	213106981	Continuation statement

Schedule 7.2-7

Transport International Pool, Inc.	UCC-1	7/3/08	108024254	93 — 2007 Wabash trailers

People’s Capital and Leasing Corp.	UCC-1	5/9/11	311028757	All equipment, inventory and software now or hereafter financed by secured party for debtor

People’s Capital and Leasing Corp.	UCC-1	5/10/11	211062456	All equipment, inventory and software now or hereafter financed by secured party for debtor and 259 - 2004 Wabash vans.

People’s Capital and Leasing Corp.	UCC-1	5/10/11	211062457	All equipment, inventory and software now or hereafter financed by secured party for debtor and 261 - 2004 Wabash trailers.

People’s Capital and Leasing Corp.	UCC-1	5/23/11	211064453	All equipment, inventory and software now or hereafter financed by secured party for debtor and 97 - 2004 Great Dane trailers.

People’s Capital and Leasing Corp.	UCC-1	5/25/11	211064830	All equipment, inventory and software now or hereafter financed by secured party for debtor and 98 - 2004 Wabash trailers.

CapitalSource Bank	UCC-1	11/9/11	311068388	520 — 2004 Wabash dry vans

CapitalSource Bank	UCC-1	2/1/12	212005377	165 — 2005 Wabash

CapitalSource Bank	UCC-1	6/12/12	212030418	393 — 2004 Wabash

CapitalSource Bank	UCC-1	7/12/12	212037322	As set forth in the financing statement

CapitalSource Bank	UCC-1	8/3/12	212043922	179 — 2006 Wabash

CIT Bank *Note: Filed under debtor name “U S Xpressing Leasing Inc”	UCC-1	8/2/12	212043452	As set forth in the financing statement

	UCC-3	1/3/13	113004605	Amendment

General Electric Capital *Note: Filed under debtor name “U S Express Leasing	UCC-1	8/8/2012	212045316	As set forth in the financing statement

Schedule 7.2-8

Inc”

General Electric Capital Corporation	UCC-1	8/8/12	212045325	52 — 2013 International Prostar

CIT Finance LLC *Note: Filed under debtor name “U S Xpressing Leasing Inc”	UCC-1	8/16/12	212047465	As set forth in the financing statement

General Electric Capital Corporation	UCC-1	8/17/12	312335872	96 — 2013 International Prostar

General Electric Capital Corporation	UCC-1	8/20/12	312336089	24 — 2013 International Prostar

GE Capital Commercial Inc.	UCC-1	8/29/12	212051310	As set forth in the financing statement

CIT Finance LLC *Note: Filed under debtor name “U S Xpressing Leasing Inc”	UCC-1	10/8/12	312341122	As set forth in the financing statement

General Electric Capital Corporation	UCC-1	10/16/12	212065972	As set forth in the financing statement

First Utah Bank	UCC-1	4/15/13	213130030	As set forth in the financing statement

	UCC-3	4/30/13	213135072	Assignment

First Utah Bank	UCC-1	4/29/13	213134360	As set forth in the financing statement

	UCC-3	5/8/13	213137189	Assignment to Republic Bank

	UCC-3	6/5/13	313503826	Assignment to First Utah Bank

First Utah Bank	UCC-1	5/10/13	213138131	As set forth in the financing statement

	UCC-3	5/22/13	213141824	Assignment

	UCC-3	8/9/13	420252025	Assignment to First Utah Bank

GE TF Trust	UCC-1	10/7/13	420538807	This filing is made for precautionary purposes only and is intended to

Schedule 7.2-9

				represent a true lease

General Electric Capital Corporation	UCC-1	2/27/14	421162922	This filing is made for precautionary purposes only and is intended to represent a true lease

General Electric Capital Corporation	UCC-1	2/27/14	421162960	This filing is made for precautionary purposes only and is intended to represent a true lease

General Electric Capital Corporation	UCC-1	2/27/14	421163997	This filing is made for precautionary purposes only and is intended to represent a true lease

General Electric Capital Corporation	UCC-1	2/28/14	421168695	This filing is made for precautionary purposes only and is intended to represent a true lease

General Electric Capital Corporation	UCC-1	3/4/14	421181117	This filing is made for precautionary purposes only and is intended to represent a true lease

General Electric Capital Corporation	UCC-1	3/4/14	421181206	This filing is made for precautionary purposes only and is intended to represent a true lease

Debtor: Xpress Air, Inc.

Jurisdiction	Secured Party/Plaintiff	Type	Filing Date	File No.	Collateral Type

Tennessee Secretary of State	PNC Equipment Finance, LLC	UCC-1	2/11/08	208007155	2008 Learjet Inc. Registration No. N45XP and two Honeywell jet engines.

		UCC-3	8/21/12	212046837	Continuation statement

Schedule 7.2-10

Schedule 7.5

Nature of Business

We provide truckload transportation services, supply chain logistics, freight brokerage, less-than-truckload transportation services, warehousing, distribution services, cross border services, and other complementary services.

Schedule 7.5-1

Schedule 7.9

Existing Investments

1.                                      Investments represented by the following promissory notes:

Loan Party/Payee	Maker/Payor	Principal Amount		Date of Issuance	Interest Rate	Maturity Date
U.S. Xpress, Inc.	Swift Enterprises	$39,445.04		November 22, 2011	10%	Open revolving credit — renewal date December 31, 2014
U.S. Xpress, Inc.	Employee	$74,924.00		May 16, 2011	5%	May 16, 2016
U.S. Xpress Enterprises, Inc.	U.S. Xpress, Inc.	$86,250,000.00		July 1, 2003	*	June 30, 2018
U.S. Xpress Enterprises, Inc.	U.S. Xpress Leasing, Inc.	$38,000,000.00		July 2, 2003	*	June 30, 2018
U.S. Xpress Enterprises, Inc.	Xpress Global Systems, Inc.	$9,200,000.00		July 3, 2003	*	June 30, 2018
U.S. Xpress Enterprises, Inc.	Xpress Internacional, S. de R.L. de C.V.	$524,971.31		June 30, 2007	3.25%	Open Revolving Credit
U.S. Xpress Enterprises, Inc.	XPS Logisti-K Systems, S.A.P.I. de C.V.	$1,779,100.00		April 24, 2014	6%	September 24, 2017
U.S. Xpress Enterprises, Inc.	DYLKA Distribuciones	$2,850,000.00		April 24, 2014	6%	September 24, 2017
U.S. Xpress Leasing, Inc.	Parker Global Enterprises, Inc.	$1,000,000.00	**	March 31, 2014	9%	March 29, 2018

*Variable interest rate, determined quarterly, equal to Payee’s consolidated external interest rate.

** This promissory note may be converted to equity in Parker Global Enterprises, Inc., which Investment also shall be a Permitted Investment.

2.                                      The following Investments:

a.              Xpress Holdings, Inc. owns 380 shares of common stock in XPS Logisti-K Systems, S.A.P.I. de C. V. (38% ownership).

b.              Xpress Holdings, Inc. owns 49% of the membership interests of Logisti-K USA, LLC.

c.               Xpress Holdings, Inc. owns a 30% neutral investment interest in Dylka Distribuciones Logisti K S.A. DE C.V.

d.              U.S. Xpress Leasing, Inc. owns 45,000 shares of common stock of Parker Global Enterprises, Inc. (45% ownership).

Schedule 7.9-1

e.               U.S. Xpress Enterprises, Inc. owns 10.4% of DriverTech, LLC.

f.                U.S. Xpress Enterprises, Inc. owns 19% of Transtech Media, Inc.

Schedule 7.9-2

Schedule 7.10

Affiliate Transactions

Subordinated Unsecured Promissory Note dated May 31, 2013, by the Borrower in favor of XPLP, LLC, as amended by that certain First Amendment dated October 7, 2013, as further amended by that certain Second Amendment dated May 30, 2014.

Certain Loan Parties lease from Q&F Realty LLC the properties described on Schedule 4.21.

Certain Loan Parties transact business with TransCard, LLC wherein TransCard, LLC places logos and photos on fuel cards of certain Loan Parties.

Certain Loan Parties transact business with DriverTech, LLC, which provides certain Loan Parties with in-cab communication hardware and software.

Transition Services Agreement by and between Parker Global Enterprises, Inc. and the Borrower.

Master Equipment Sublease Agreement by and between Parker Global Enterprises, Inc. and U.S. Xpress Leasing, Inc.

Leases by and between the Borrower and Arnold Transportation Services for use of the real property located in Austell, Georgia; Grand Prairie, Texas; and Jacksonville, Florida.

The Borrower employs William Fuller and Stephen Craig Fuller, sons of Max Fuller, and Patrick Brian Quinn and Lisa Pate, members of the Quinn family.

Split Dollar Agreement dated June 12, 2009, by and among the Borrower, Max L. Fuller, Janice B. Fuller, and William E. Fuller, Trustee of the Fuller Family 2008 Irrevocable Insurance Trust Dated March 12, 2008.

Salary Continuation Agreement dated March 21, 2008, by and between the Borrower and Patrick E. Quinn, as amended.

Salary Continuation Agreement dated March 21, 2008, by and between the Borrower and Max L. Fuller, as amended.

Promissory Notes between Xpress Holdings, Inc. and XPS Logisti-K Systems, S.A.P.I. de C.V. and DYLKA Distribuciones dated April 24, 2014.

Security Agreement between Xpress Holdings, Inc. and XPS Logisti-K Systems, S.A.P.I. de C.V. and DYLKA Distribuciones dated April 30, 2014.

Schedule 7.10-1

EXHIBIT 2.1(C)

NOTICE OF BORROWING

[Date]

Wilmington Trust, National Association

50 South Sixth Street, Suite 1290

Minneapolis, MN 55402

Attn: Meghan McCauley

Facsimile: (612) 217-5651

Email: MMcCauley@WilmingtonTrust.com

Ladies and Gentlemen:

The undersigned, U.S. Xpress Enterprises, Inc., a Nevada corporation (“Borrower”), pursuant to Section 2.2 of the Term Loan Agreement, dated as of May 30, 2014 (as amended, modified or supplemented from time to time, the “Credit Agreement”; capitalized terms used and not otherwise defined herein shall have the meanings ascribed to such terms in the Credit Agreement to the extent defined therein), by and among Borrower, New Mountain Lake Holdings, LLC, a Nevada limited liability company, the various financial institutions from time to time party thereto (“Lenders”), and Wilmington Trust, National Association, acting as administrative and collateral agent for the Lenders (in such capacity, “Agent”), hereby gives irrevocable notice to Agent that the undersigned requests a Loan under the Credit Agreement as described below:

(i)                                     the Business Day on which such Loan is to be made is May 30, 2014 (the “Closing Date”).

(ii)                                  the amount of the Loan to be made on the Closing Date is $275,000,000.

Borrower hereby certifies that on the date hereof and on the Closing Date, immediately before and after giving effect to the Loan requested hereby, the conditions set forth in Section 3.1 of the Credit Agreement have been satisfied.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the undersigned has caused this Notice of Borrowing to be executed as of the date first above written.

U.S. XPRESS ENTERPRISES, INC.

By:
Name:
Title:

Exhibit 3.1

CLOSING CHECKLIST

TERM LOAN AGREEMENT

Among

U.S. XPRESS ENTERPRISES, INC.,

NEW MOUNTAIN LAKE HOLDINGS, LLC,

THE LENDERS FROM TIME TO TIME PARTY HERETO,

WILMINGTON TRUST, N.A., as administrative and collateral agent

and

PROVIDENCE EQUITY CAPITAL MARKETS LLC, as Sole Lead Arranger

May 30, 2014

List of Parties

Borrower = U.S. Xpress Enterprises, Inc.

Holdings = New Mountain Lake Holdings, LLC

Scudder = Scudder Law Firm, P.C.

Bingham = Bingham McCutchen LLP

Wells = Wells Fargo Bank, N.A.

Agent = Wilmington Trust, N.A.

SunTrust = SunTrust Bank

K&S = King & Spalding, counsel for SunTrust

	Documents	Responsibility
A. PRINCIPAL CREDIT DOCUMENTS
1.	Term Loan Agreement	Bingham
	Exhibit 2.1(c) - Form of Notice of Borrowing	Bingham
	Exhibit 3.1 - Closing Checklist	Bingham
	Exhibit 5.1(c) - Form of Compliance Certificate	Bingham
	Exhibit 10.4(b) - Form of Assignment and Acceptance	Bingham
	Schedule I - Term Loan Commitments	Bingham
	Schedule 3.1(b)(vii) - Third Party Credit Agreements and	Borrower
Equipment Lease Facilities
	Schedule 4.1(b) - Loan Party Equity Interests	Borrower
	Schedule 4.1(c) - Subsidiaries	Borrower
	Schedule 4.1(d) - Equity Rights	Borrower
	Schedule 4.6(b) - Litigation	Borrower
	Schedule 4.10 - ERISA	Borrower
	Schedule 4.11 - Environmental Conditions	Borrower
	Schedule 4.14 - Outstanding Indebtedness	Borrower
	Schedule 4.19 - Employee and Labor Matters	Borrower
	Schedule 4.21 - Real Estate	Borrower
	Schedule 4.23 - Material Contracts	Borrower
	Schedule 5.1 - Financial Reporting	Borrower
	Schedule 5.19 - Post-Closing Deliverables	Bingham
	Schedule 7.2 - Existing Liens	Borrower
	Schedule 7.5 - Nature of Business	Borrower
	Schedule 7.9 - Existing Investments	Borrower
	Schedule 7.10 - Transactions with Affiliates	Borrower
2.	Notice of Borrowing	Borrower
3.	Funds Flow Agreement and Disbursement Instructions	Borrower
4.	Agent Fee Letter	Agent’s counsel
5.	Second Amendment to Subordinated Unsecured Promissory Note	Scudder
B. COLLATERAL DOCUMENTS
6.	Intercreditor Agreement	Bingham/Wells
7.	Guaranty and Security Agreement	Bingham
8.	Perfection Certificate	Loan Parties
9.	Lien and UCC Filings Searches as listed on Exhibit A	Scudder

	Documents	Responsibility
10.	UCC Financing Statements as listed on Exhibit B	Bingham
11.	Pledged Stock Certificates as listed on Exhibit C	Loan Parties
12.	Stock Powers for Pledged Stock Certificates as listed on Exhibit C	Loan Parties
13.	Mortgages (and Leasehold Mortgages) and Fixture Filings for Real Estate listed on Exhibit E	Bingham
14.	Title Commitments for properties listed on Exhibit E	Bingham
15.	Surveys for properties listed on Exhibit E	Bingham
16.	Appraisals for properties listed on Exhibit E	Bingham
17.	Mortgage Releases for properties listed on Exhibit E	Baker & Donelson
18.	Environmental Indemnity	Bingham
19.	Intellectual Property Lien Searches	Bingham
20.	Patent Security Agreement	Bingham
21.	Trademark Security Agreements	Bingham
22.	Insurance Certificates and endorsements	Scudder
C. PAYOFF DOCUMENTATION
23.	UCC Terminations and Releases as listed on Exhibit B	SunTrust
24.	Payoff Letter	SunTrust
25.	DACA Terminations (and underlying DACAs)	SunTrust
26.	IP Security Agreement Terminations	SunTrust
27.	Landlord Waiver Terminations (and underlying CAAs)	SunTrust
D. THIRD PARTY AGREEMENTS
28.	Certificate of Borrower: (a) Attaching true and correct copies of all ABL Facility loan documents (b) Certifying as to consummation of ABL Facility transaction	Borrower Borrower
29.	Certified copies of Management Notes, including an amendment to their maturity date to a date no earlier than 6 months after the Maturity Date	Borrower

	Documents	Responsibility
E. CORPORATE AUTHORITY DOCUMENTS
30.

Secretary’s or Assistant Secretary’s certificate of each Loan Party attaching and certifying:
(a)     Bylaws or Operating Agreement
(b)     Resolutions
(c)     Certified Certificate of Incorporation or Articles of Organization
(d)     Incumbency of officers
(e)     Good Standing Certificate for each Loan Party, including foreign qualification, if applicable
(See Exhibit G)

Loan Parties
F. LEGAL OPINIONS
31.	Opinions of counsel to Borrower in the following jurisdictions: (a) Nevada (b) Georgia (c) Mississippi (d) Tennessee (e) Florida (f) Pennsylvania (g) Texas (h) New York	Scudder
G. FINANCIAL INFORMATION
32.	Solvency Certificate for Loan Parties	Loan Parties
33.

Financial Statements

(a) Pro forma consolidated balance sheet and income statement of Holdings and its Subsidiaries as of and for the four-fiscal quarter period most recently ended
(b) Substantially final version of audited consolidated financial statements for Holdings and its Subsidiaries (2013 Draft Financials)
(c) Financial projections on a quarterly basis through December 31, 2016 and annually thereafter through Fiscal Year 2018

Loan Parties
34.

Certificate certifying that (a) the Grid Leverage Ratio for the four-quarter period ending on March 31, 2014 does not exceed 5.0 to
1.0 determined on a Pro Forma Basis, and (b) that the Consolidated EBITDA for the same period is not less than
$80,000,000

Borrower
35.	Quality of earnings report	Loan Parties
H. MISCELLANEOUS
36.	Officer’s certificate of Borrower certifying a) no default; b) truth	Borrower

	Documents	Responsibility
of representations and warranties; and c) no material adverse change since December 31, 2012
37.	Officer’s certificate of Borrower certifying no Default and no notice of Default as to third party credit agreements and equipment lease facilities	Borrower
38.	Certificate evidencing that all contractual obligations, consents, and authorizations are in full force and effect, and no governmental investigations	Loan Parties
39.	“Know Your Customer” information for Wilmington and GSO	Loan Parties
40.	Payment of all fees and expenses	Borrower
I. POST-CLOSING
41.

Audited financial statements of Holdings and its Subsidiaries for Fiscal Year ending December 31, 2013, in form and substance substantially identical to 2013 Draft Financials, to be delivered no later than 5 Business Days after the Closing Date

Borrower
42.	Final Title Policies for properties listed on Exhibit E	Bingham
43.	Certificates of title for Collateral consisting of Rolling Stock	Loan Parties
44.	Collateral Access Agreements for all non-affiliate collateral locations listed on Exhibit E	Bingham
45.	Pledge of stock from Mexliner Logistics S.A. de C.V.	Loan Parties
46.	Control Account Agreements for accounts listed on Exhibit F	Bingham
47.	Aircraft security documents, including a mortgage and IDERA	Bingham
48.	Reliance letter from HRP	Scudder
49.	Leasehold mortgages	Bingham
50.	Copies of leases for leased properties listed on Exhibit E	Scudder
51.	Pledged Notes	K&S
52.	[To be determined]

EXHIBIT A

LIEN SEARCHES

5 year UCC, tax, judgment and fixture lien searches on the following names and in the following jurisdictions:

Jurisdiction	Names to Search
NV SOS	U.S. Xpress Enterprises, Inc.
TN SOS	U.S. Xpress Enterprises, Inc.
Hamilton County TN	U.S. Xpress Enterprises, Inc.
NV SOS	New Mountain Lake Holdings, LLC
TN SOS	New Mountain Lake Holdings, LLC
Hamilton County TN	New Mountain Lake Holdings, LLC
GA SOS	Xpress Global Systems, Inc.
Whitfield County GA	Xpress Global Systems, Inc.
TN SOS	Xpress Global Systems, Inc.
Hamilton County TN	Xpress Global Systems, Inc.
MS SOS	Total Transportation of Mississippi LLC
Rankin County MS	Total Transportation of Mississippi LLC
NV SOS	U.S. Xpress, Inc.
TN SOS	U.S. Xpress, Inc.
Hamilton County TN	U.S. Xpress, Inc.
TN SOS	U.S. Xpress Leasing, Inc.
Hamilton County TN	U.S. Xpress Leasing, Inc.
TN SOS	Xpress Air, Inc.
Hamilton County TN	Xpress Air, Inc.
NV SOS	Xpress Holdings, Inc.
Clark County NV	Xpress Holdings, Inc.
GA SOS	Xpress Colorado, Inc.
Whitfield County GA	Xpress Colorado, Inc.
Denver County CO	Xpress Colorado, Inc.
NE SOS	Xpress Nebraska, Inc.
Lancaster County NE	Xpress Nebraska, Inc.
CA SOS	Colton Xpress, LLC
TN SOS	Colton Xpress, LLC
Hamilton County TN	Colton Xpress, LLC
TN SOS	Associated Developments, LLC
Hamilton County TN	Associated Developments, LLC
MS SOS	Total Logistics Inc.
Rankin County MS	Total Logistics Inc.
MS SOS	Transportation Investments Inc.
Rankin County MS	Transportation Investments Inc.
MS SOS	Transportation Assets Leasing Inc.
Rankin County MS	Transportation Assets Leasing Inc.
MS SOS	TAL Real Estate LLC
Rankin County MS	TAL Real Estate LLC
MS SOS	TAL Power Equipment #1 LLC
Rankin County MS	TAL Power Equipment #1 LLC
MS SOS	TAL Van #1 LLC
Rankin County MS	TAL Van #1 LLC

A-1

MS SOS	TAL Power Equipment #2 LLC
Rankin County MS	TAL Power Equipment #2 LLC
[DE SOS	ATS Acquisition Holding Co.]
FL SOS	ATS Acquisition Holding Co.
Duval County FL	ATS Acquisition Holding Co.
SC SOS	C&C Trucking of Duncan Inc.
Spartanburg County SC	C&C Trucking of Duncan Inc.
SC SOS	CT Logistics Inc.
Spartanburg County SC	CT Logistics Inc.
SC SOS	TAPP Holdings, Inc.
Spartanburg County SC	TAPP Holdings, Inc.
NV SOS	Transportation Investors, LLC
TN SOS	Transportation Investors, LLC
Hamilton County TN	Transportation Investors, LLC
TN SOS	Xpress Company Store, Inc.
Hamilton County TN	Xpress Company Store, Inc.

A-2

Exhibit B

UCC FINANCING STATEMENTS

1. New UCC Filings

Loan Party	Jurisdictions	Filing Information	Status

Associated Developments, LLC	Tennessee Secretary of State	File No. 207-080289, TN SOS, SunTrust Bank	Bingham Draft distributed 5/20
Associated Developments, LLC	Tennessee Secretary of State	File No. 207-080593, TN SOS, SunTrust Bank	Bingham Draft distributed 5/20
New Mountain Lake Holdings, LLC	Nevada Secretary of State	File No. 2007033868-3, NV SOS, SunTrust Bank	Bingham Draft distributed 5/20
TAL Power Equipment #1 LLC	Mississippi Secretary of State	File No. 20070232920J, MS SOS, SunTrust Bank	Bingham Draft distributed 5/20
TAL Power Equipment #2 LLC	Mississippi Secretary of State	File No. 20070232923A, MS SOS, SunTrust Bank	Bingham Draft distributed 5/20
TAL Real Estate LLC	Mississippi Secretary of State	File No. 20070232926E, MS SOS, SunTrust Bank	Bingham Draft distributed 5/20
TAL Van #1 LLC	Mississippi Secretary of State	File No. 20070232928G, MS SOS, SunTrust Bank	Bingham Draft distributed 5/20
Total Logistics Inc.	Mississippi Secretary of State	File No. 20070232931M, MS SOS, SunTrust Bank	Bingham Draft distributed 5/20
Total Transportation of Mississippi LLC	Mississippi Secretary of State	File No. 20070232934C, MS SOS, SunTrust Bank	Bingham Draft distributed 5/20
Transportation Assets Leasing Inc.	Mississippi Secretary of State	File No. 20070232929H, MS SOS, SunTrust Bank	Bingham Draft distributed 5/20
Transportation Investments Inc.	Mississippi Secretary of State	File No. 20070232937G, MS SOS, SunTrust Bank	Bingham Draft distributed 5/20
U.S. Xpress Enterprises, Inc.	Nevada Secretary of State	File No. 2007033870-8, NV SOS, SunTrust Bank	Bingham Draft distributed 5/20
U. S. Xpress, Inc.	Nevada Secretary of State	File No. 2007033864-5, NV SOS, SunTrust Bank	Bingham Draft distributed 5/20
U. S. Xpress Leasing, Inc.	Tennessee Secretary of State	File No. 207-080286, TN SOS, SunTrust Bank	Bingham Draft distributed 5/20
Xpress Air, Inc.	Tennessee Secretary of State	File No. 307-157344, TN SOS, SunTrust Bank	Bingham Draft distributed 5/20
Xpress Air, Inc.	Tennessee Secretary of State	File No. 207-080288, TN SOS, SunTrust Bank	Bingham Draft distributed 5/20
Xpress Global Systems, Inc.	Georgia-Office of the Clerk of the Superior Court of Fulton County	File No. 0602007-12497, GA-Fulton County, SunTrust Bank	Bingham Draft distributed 5/20
Xpress Holdings, Inc.	Nevada Secretary of State	File No. 2007033869-5, NV SOS, SunTrust Bank	Bingham Draft distributed 5/20

B-1

TERMINATIONS AND RELEASES

1. UCC Terminations and Releases

Secured Party	Filing Information	Evidence of permission to Terminate	Status
SUNTRUST BANK, AS ADMINISTRATIVE AGENT	10/12/2007 2007033868-3 NV SOS		Draft reviewed
SUNTRUST BANK, AS ADMINISTRATIVE AGENT	10/15/2007 20070232920J MS SOS		Draft reviewed
SUNTRUST BANK, AS ADMINISTRATIVE AGENT	10/15/2007 20070232923A MS SOS		Draft reviewed
SUNTRUST BANK, AS ADMINISTRATIVE AGENT	10/15/2007 20070232926E MS SOS		Draft reviewed
SUNTRUST BANK, AS ADMINISTRATIVE AGENT	10/15/2007 20070232928G MS SOS		Draft reviewed
SUNTRUST BANK, AS ADMINISTRATIVE AGENT	10/15/2007 20070232934C MS SOS		Draft reviewed
SUNTRUST BANK, AS ADMINISTRATIVE AGENT	10/15/2007 20070232929H MS SOS		Draft reviewed
SUNTRUST BANK, AS ADMINISTRATIVE AGENT	10/15/2007 20070232937G MS SOS		Draft reviewed
SUNTRUST BANK, AS ADMINISTRATIVE AGENT	10/12/2007 2007033864-5 NV SOS		Draft reviewed
SUNTRUST BANK	10/15/2007 0602007-12497 Fulton County GA SUPERIOR COURT CLERKS’ COOPERATIVE AUTHORITY		Draft reviewed
SUNTRUST BANK, AS ADMINISTRATIVE AGENT	10/12/2007 2007033869-5 NV SOS		Draft reviewed

B-2

Exhibit C

PLEDGED STOCK CERTIFICATES AND STOCK POWERS

Issuer	Pledgor	No. of Shares	Certificate No.
U.S. Xpress Enterprises, Inc.	New Mountain Lake Holdings	5,000	Z1
Xpress Global Systems, Inc.	U.S Xpress Enterprises, Inc.	500	R19
Total Transportation of Mississippi LLC	Transportation Investments Inc.	Sole Member	n/a
U.S. Xpress, Inc.	U.S. Xpress Enterprises, Inc.	22,000	R6
U.S. Xpress Leasing, Inc.	U.S. Xpress Enterprises, Inc.	500	R6
Xpress Air, Inc.	U.S. Xpress Enterprises, Inc.	100	R1
Xpress Holdings, Inc.	U.S. Xpress Enterprises, Inc.	100	R2
Associated Developments, LLC	U.S. Xpress Enterprises, Inc.	Sole Member	n/a
Total Logistics Inc.	Xpress Holdings, Inc.	1,371 868 279	R4 R11 R13
Transportation	Xpress Holdings, Inc.	1,371	R7
Investments Inc.		868	R14
		279	R16
Transportation Assets	Xpress Holdings, Inc.	1,371	R7
Leasing Inc.		868	R14
		279	R16
TAL Real Estate LLC	Transportation Assets Leasing Inc.	Sole Member	n/a
TAL Power Equipment #1 LLC	Transportation Assets Leasing Inc.	Sole Member	n/a
TAL Van #1 LLC	Transportation Assets Leasing Inc.	Sole Member	n/a
TAL Power Equipment #2 LLC	Transportation Assets Leasing Inc.	Sole Member	n/a
Mountain Lake Risk	U.S. Xpress, Inc.	78	1
Retention Group, Inc.	Total Transportation of	7	3
	Mississippi LLC
	[U.S. Xpress, Inc.	15	4](1)
Xpress Assurance, Inc.	U.S. Xpress Enterprises, Inc.	100,000	1
Parker Global Enterprises, Inc.	U.S. Xpress Leasing, Inc.	45,000	3
Choo-Choo Aero, LLC	U.S. Xpress Enterprises, Inc.	51%	n/a
Mexliner Logistics, S.A. de C.V.	Xpress Holdings, Inc.	81%	8
Xpress Internacional,	Mexliner Logistics,	50.5%	n/a

(1)  To be delivered post-closing

C-1

S. de R.L. de C.V.	S.A. de C.V. Xpress Holdings, Inc.	49%

C-2

EXHIBIT D

[Removed]

D-1

EXHIBIT E

REAL ESTATE

1.                                      Fee Properties:

Owner	Address	Mortgage	Title	Survey	Appraisal	Mortgage/ UCC Releases
U.S. Xpress, Inc.	9523 & 9531 E. Florida Mining Blvd, Jacksonville FL 32257, Duval County		Bingham circulated comments on 5/14, need proforma policy	Under review by the Title Company	Received
U.S. Xpress, Inc.	559 Lee Industrial Blvd, Austell GA 30168, Cobb County		Bingham circulated comments on 5/19, need proforma policy	Under review by the Title Company	Received
U.S. Xpress, Inc.	2664 Campbell Blvd, Ellenwood, GA 30294,Clayton County	Received 5/9	Proforma policy recevied and commetns sent 5/21	Complete	Received
U.S. Xpress, Inc.	8120 W. Sandige Rd, Olive Branch, MS 38654, Desoto County	Received 5/9	Proforma policy recevied and commetns sent 5/21	Complete	Received
TAL Real Estate LLC	125 Riverview Drive, Richland, MS 39218, Rankin County	Received 5/9	Proforma policy recevied and commetns sent 5/21	Complete	Received
U.S. Xpress, Inc.	3375 High Prairie Rd, Grand Prairie, TX 75050, Dallas County		Complete	Complete	Received

Owner	Address	Mortgage	Title	Survey	Appraisal	Mortgage Release
TAL Real Estate LLC	7000 Corporate Park Blvd, Loudon, TN 37774, Loudon County		Proforma policy recevied and commetns sent 5/21	Under review by the Title Company	Received

Associated Developments LLC	Lot 2 & 3 Jenkins Road, Chattanooga, T 37421 (Hamilton County)	Bingham circulated comments on 5/19, need proforma policy	Under review by the Title Company	Received
U.S. Xpress, Inc.	Lot 5 & 6 Jenkins Road, Chattanooga, T 37421 (Hamilton County)	Bingham circulated comments on 5/19, need proforma policy	Under review by the Title Company	Received
U.S. Express, Inc.	1069 Seibert Avenue, Shippensburg, Franklin County, PA	Outstanding	Under review by the Title Company	Received

2.                                      Affiliate-Leased Properties:

Location	Lessor	Lessee	Copy of Lease	Mortgage	Title	Survey	Mortgage Release
1535 New Hope Church Road, Tunnel Hill, GA 30755	Q & F Realty, LLC	Xpress Global Systems, Inc.
1537 New Hope Church Road, Tunnel Hill, GA 30755	Q & F Realty, LLC	U.S. Xpress Enterprises, Inc.

EXHIBIT F

ACCOUNT CONTROL AGREEMENTS

Loan Party	Bank	Account Number
U.S. Xpress Enterprises, Inc.	Bank of America	xxxxxxxxxx
Xpress Holdings, Inc.	Bank of America	xxxxxxxxxx
U.S. Xpress Enterprises, Inc.	Bank of America	xxxxxxxxxx
U.S. Xpress Enterprises, Inc.(2)	Bank of America	xxxxxxxxxx
U.S. Xpress Enterprises, Inc.	SunTrust Bank	xxxxxxxxxx
U.S. Xpress Enterprises, Inc.	SunTrust Bank	xxxxxxxxxx
U.S. Xpress Enterprises, Inc.	SunTrust Bank	xxxxxxxxxx
U.S. Xpress, Inc.	SunTrust Bank	xxxxxxxxxx
U.S. Xpress, Inc.	SunTrust Bank	xxxxxxxxxx
Total Transportation of Mississippi LLC	Trustmark National Bank	xxxxxxxxxx
Total Transportation of Mississippi LLC	Trustmark National Bank	xxxxxxxxxx
Total Transportation of Mississippi LLC	Trustmark National Bank	xxxxxxxxxx
U.S. Xpress Enterprises, Inc.	Wells Fargo Bank	xxxxxxxxxx
U.S. Xpress Enterprises, Inc.	Wells Fargo Bank	xxxxxxxxxx

(2) Escrow account.

U.S. Xpress Enterprises, Inc.	Wells Fargo Bank	xxxxxxxxxx
U.S. Xpress Enterprises, Inc.	Wells Fargo Bank	xxxxxxxxxx
U.S. Xpress Enterprises, Inc.	Wells Fargo Bank	xxxxxxxxxx

EXHIBIT G

Entity	Articles	Bylaws	GS	Res
U.S. Xpress Enterprises, Inc.	X	X	NV, TN	X
New Mountain Lake Holdings, LLC	X	X	NV	X
Xpress Global Systems, Inc.	X	X	GA	X
Total Transportation of Mississippi LLC	X	X	MS, LA, TN	X
U.S. Xpress, Inc.	X	X	NV, TN	X
U.S. Xpress Leasing, Inc.	X	X	TN	X
Xpress Air, Inc.	X	X	TN	X
Xpress Holdings, Inc.	X	X	NV	X
Associated Developments, LLC	X	X	TN	X
Total Logistics Inc.	X	X	MS	X
Transportation Investments Inc.	X	X	MS	X
Transportation Assets Leasing Inc.	X	X	MS	X
TAL Real Estate LLC	X	X	MS	X
TAL Power Equipment #1 LLC	X	X	MS	X
TAL Van #1 LLC	X	X	MS	X
TAL Power Equipment #2 LLC	X	X	MS	X

G-1

EXHIBIT 5.1(C)

COMPLIANCE CERTIFICATE

[Date]

To:	Wilmington Trust, National Association,
as administrative and collateral Agent
for the Lenders referred to below
50 South Sixth Street, Suite 1290
Minneapolis, MN 55402
Attention: Meghan McCauley

Ladies and Gentlemen:

Reference is made to the Term Loan Agreement dated as of May [  ], 2014 (as amended and in effect on the date hereof, the “Credit Agreement”), among U.S. Xpress Enterprises, Inc. (the “Borrower”), New Mountain Lake Holdings, LLC (“Holdings”), the lenders named therein, and Wilmington Trust, National Association, as administrative and collateral agent (the “Agent”).  Capitalized terms used herein and not otherwise defined shall have the meanings assigned to such terms in the Credit Agreement.

I,                         , being duly elected and qualified, and acting in my capacity as,                         of the Borrower, hereby certify to the Agent and each Lender as follows:

1.             The consolidated financial statements of the Borrower and its Subsidiaries attached hereto for the Fiscal [Quarter][Year] ending                      fairly present in all material respects the financial condition and results of operations of the Borrower and its Subsidiaries as at the end of such Fiscal [Quarter][Year] on a consolidated basis, and the related statements of income, cash flows and shareholders’ equity of the Borrower and its Subsidiaries for such Fiscal [Quarter][Year], in accordance with generally accepted accounting principles consistently applied (subject, in the case of interim financial statements, to normal year-end audit adjustments and the absence of footnotes).

2.             The calculations set forth in Attachment I are computations of the applicable financial covenants set forth in Article VI of the Credit Agreement calculated from the financial statements referenced in clause 1 above in accordance with the terms of the Credit Agreement.

3.             Based upon a review of the activities of the Borrower and its Subsidiaries and the financial statements attached hereto during the period covered thereby, as of the date hereof, there exists no Default or Event of Default [except as specified on the written attachment hereto].

4.             If this Compliance Certificate is being delivered for the end of a Fiscal Year, Attachment II hereto contains updated (i) Schedules 4.1(b), 4.1(c), 4.21 and 4.23 of the Credit Agreement, (ii) Schedule 2, as applicable, to the Guaranty and Security Agreement and (iii) Schedules 9 and 12 to the Perfection Certificate, in each case, as applicable and all in reasonable detail.

5.             Attachment III hereto contains details of all Dispositions, issuances of Indebtedness and acquisitions that have occurred during the Fiscal [Quarter][Year] ending                     .

6.             Attachment IV hereto contains the insurance binder for any insurance coverage of any Loan Party or any Subsidiary of any Loan Party that was renewed, replaced or modified during Fiscal

1

[Quarter][Year] ending                     , which renewed, replaced or modified insurance coverage complies in all respects with the requirements of the Credit Agreement.

7.             Since the Closing Date and except as disclosed in prior Compliance Certificates, no Loan Party and no Subsidiary of any Loan Party has:

(i)            changed its legal name, identity, jurisdiction of incorporation, organization or formation or organizational structure or formed or acquired any material Subsidiary except as follows:                                     ;

(ii)           acquired all or substantially all of the assets of, or merged or consolidated with or into, any Person except as follows:                                                  ; or

(iii)          changed the address of its chief executive office or otherwise relocated, except as follows:                                                     .

(remainder of page intentionally left blank)

2

IN WITNESS WHEREOF, I have signed my name as of the date first above written.

U.S. XPRESS ENTERPRISES, INC.

Name:
Title:

3

Attachment to Compliance Certificate

1. Leverage Ratio (Section 6.1)

(a) Adjusted Net Senior Funded Debt

(i) all Indebtedness of the Borrower and its Subsidiaries determined on a consolidated basis relating to borrowed money, including the issuance of notes and bonds:

(ii) all Indebtedness of the Borrower and its Subsidiaries determined on a consolidated basis relating to the deferred purchase price of property or assets:

(iii) all Indebtedness of the Borrower and its Subsidiaries determined on a consolidated basis relating to capitalized leases:

(iv) all Indebtedness of the Borrower and its Subsidiaries determined on a consolidated basis relating to the maximum drawing amount of all letters of credit (other than those in respect of insurance and performance or surety bonding obligations in an aggregate amount not to exceed $70,000,000):

(v) the principal amount of all Permitted Subordinated Indebtedness(including interest paid in kind and added to the principal amount of the Permitted Subordinated Indebtedness):

(vi) only if less than $7,500,000 of loans are outstanding under the ABL Facility, all unrestricted cash of the Loan Parties in which the Agent has a perfected secured interest not in excess of $145,000,000:

(vii) the Operating Lease Amount:

(viii) sum of 1(a)(i) - 1(a)(iv) and 1(a)(vii):

(ix) sum of 1(a)(v)-1(a)(vi):

(x) 1(a)(viii) minus 1(a)(ix):

(b) Consolidated Net Income

(i) the net income (or loss) of the Borrower and its Subsidiaries for such period determined on a consolidated basis in accordance with GAAP:

(ii) to the extent included in determining 1(b)(i) above, any extraordinary gains or losses:

(iii) to the extent included in determining 1(b)(i) above,

4

any gains attributable to write-ups of assets:

(iv) to the extent included in determining 1(b)(i) above, any equity interest of the Borrower or any Subsidiary of the Borrower in the unremitted earnings of any Person that is not a Subsidiary, but including any such earnings of such Person that are distributed to the Borrower and its Subsidiaries:

(v) the sum of 1(b)(ii)-1(b)(iv):

(vi) 1(b)(i) minus 1(b)(v):

(c) Consolidated Interest Expense

(i) for the Borrower and its Subsidiaries, total interest expense and amortization of debt discounts in respect of any Indebtedness including without limitation the interest component of any payments in respect of Capital Lease Obligations capitalized or expensed during such period (whether or not actually paid during such period) including in respect of the ABL Facility:

(ii) the net amount payable (or minus the net amount receivable) with respect to Hedging Transactions during such period (whether or not actually paid or received during such period):

(iii) the sum of the amounts set forth in 1(c)(i) and 1(c)(ii):

(d) Consolidated EBITDA

(i) Consolidated Net Income as calculated in item (b) above for the four (4) consecutive Fiscal Quarters ending on or immediately prior to such date:

(ii) to the extent deducted in determining 1(d)(i) above, extraordinary, unusual or non-recurring non-cash losses or expenses (unless representing an accrual or reserve for potential cash items in any future period or amortization of a cash item prepaid in a prior period):

(iii) to the extent deducted in determining 1(d)(i) above, Consolidated Interest Expense as calculated in item 1(c) above:

(iv) to the extent deducted in determining 1(d)(i) above, Federal, state, local and foreign income tax or franchise tax expense (for the avoidance of doubt, specifically excluding any sales taxes or any other taxes held in trust for a Governmental Authority):

(v) to the extent deducted in determining 1(d)(i) above, depreciation and amortization (including amortization of assets recorded as capitalized leases):

(vi) to the extent deducted in determining 1(d)(i) above, all other

5

non-cash compensation expense (including deferred) or other non-cash expenses or charges arising from the sale or issuance of equity interests, granting of stock options, granting of stock appreciation rights and similar arrangements (including any non-cash repricing, amendment, modification, substitution, or change of any such equity interests, stock option, stock appreciation rights, or similar arrangements) minus the amount of any such expenses or charges when paid in cash to the extent not deducted as a result of such payment in the computation of Consolidated Net Income in item (b) above:

(vii) to the extent deducted in determining 1(d)(i) above, one-time, non-cash restructuring charges (unless representing an accrual or reserve for potential cash items in a future period or amortization of a cash item prepaid in a prior period):

(viii) to the extent deducted in determining 1(d)(i) above, non-cash exchange, translation or performance losses relating to hedging transactions or foreign currency fluctuations:

(ix) to the extent deducted in determining 1(d)(i) above, non-cash deferred debt amortization expense, early extinguishment of debt expense, original issue discount amortization or similar non-cash amounts attributable to financing:

(x) to the extent deducted in determining 1(d)(i) above, non-cash losses on Sales of fixed assets or write-downs of fixed or intangible assets:

(xi) to the extent deducted in determining 1(d)(i) above, all expenses relating to (A) the disposition of stock and certain assets associated with the business of ATS Acquisition Corporation and its Subsidiaries and the Permitted Xpress Global Sale in an aggregate amount not to exceed $1,000,000 during the term of the Agreement and (B) the financing transactions initiated in Fiscal Year 2013 in an aggregate amount not to exceed $1,000,000:

(xii) to the extent deducted in determining 1(d)(i) above, transaction costs and expenses incurred in connection with the termination of the SunTrust Facility and the closing of the transactions contemplated by the ABL Facility and the Agreement:

(xiii) to the extent deducted in determining 1(d)(i) above, other non-cash items approved by the Lead Lenders (or if no Lead Lenders, the Required Lenders) in their permitted discretion:

(xiv) to the extent deducted in determining item (b) above, all non-cash items increasing 1(b)(vi) above for such period (excluding routine accruals for future cash items of income in the ordinary course of business and any non-cash item to the extent it represents a reversal of an accrual or reserve for a potential cash item in any prior period):

(xv) to the extent deducted in determining item (b) above, Federal, state, local and foreign income tax or franchise tax credits for such period:

6

(xvi) to the extent deducted in determining item (b) above, extraordinary, unusual or non-recurring gains or items of income for such period including any gain in respect of the items in 1(d)(x):

(xvii) to the extent deducted in determining item (b) above, interest income:

(xviii) the sum of the amounts set forth in 1(d)(i)-1(d)(xiii):

(xix) the sum of the amounts set forth in 1(d)(xiv) - 1(d)(xvii):

(xx) 1(d)(xviii) minus 1(d)(xix):

(e) Consolidated EBITDAR

(i) the amount set forth in 1(d)(xi) above:

(ii) Rental Expense for such period:

(iii) the sum of the amounts set forth in 1(e)(i) and 1(e)(ii):

(f) THE RATIO OF 1(a)(x) ABOVE TO 1(e)(iii) ABOVE (THE “LEVERAGE RATIO”):

(g) IS THE BORROWER IN COMPLIANCE WITH THE APPLICABLE LEVERAGE RATIO SET FORTH IN THE CREDIT AGREEMENT? (YES OR NO)

7

2. Fixed Charge Coverage Ratio (Section 6.2)

(a) The amount set forth in 1(d)(xx) above:

(b) The amount of Consolidated Net Capital Expenditures set forth in 3(b) below, other than to the extent they (i)  are financed or (ii) are capital expenditures for lease retirement due to casualty loss to the extent included in Consolidated Net Income:

(c) 2(a) minus 2(b):

(d) Consolidated Fixed Charges

(i) the amount of Consolidated Interest Expense set forth in item 1(c)(iii) above that is required to be paid in cash:

(ii) scheduled amortization of principal payments on funded Indebtedness required to be paid in cash (other than “balloon” payments at maturity made with the proceeds of Refinancing Indebtedness or of the disposition of capital assets secured by funded Indebtedness during the period, mandatory prepayments of funded Indebtedness, optional prepayments of funded Indebtedness, or payments that reduce balances under the ABL Facility):

(iii) the aggregate amount of Federal, state, local and foreign income or franchise taxes required to be paid in cash:

(iv) Restricted Payments or payments of principal or interest previously paid-in-kind on the Management Note:

(v) sum of the amounts set forth in 2(d)(i) - 2(d)(iv):

(e) THE RATIO OF 2(c) ABOVE TO 2(d)(v) ABOVE (THE “FIXED CHARGE COVERAGE RATIO”):

(f) IS THE BORROWER IN COMPLIANCE WITH THE APPLICABLE FIXED CHARGE COVERAGE RATIO SET FORTH IN THE CREDIT AGREEMENT? (YES OR NO)

8

3. Consolidated Net Capital Expenditures (Section 6.3)

(a) Capital Expenditures

(i) the additions to property, plant and equipment and other capital assets of the Borrower and its Subsidiaries that are (or would be) set forth on a consolidated statement of cash flows of the Borrower for such period prepared in accordance with GAAP, or have a useful life of more than one year (for the avoidance of doubt, Capital Expenditures includes any capital expenditures funded with Indebtedness):

(ii) Capital Lease Obligations incurred by the Borrower and its Subsidiaries during such period (for the avoidance of doubt, Capital Expenditures includes any capital expenditures funded with Indebtedness):

(iii) the sum of the amounts set forth in 3(a)(i) and 3(a)(ii) above (“Capital Expenditures”):

(b) the net cash proceeds (including trade-in credits) received by the Borrower and its Subsidiaries from the sale or other disposition of capital assets during such period:

(c) 3(a)(iii) MINUS 3(b) (“CONSOLIDATED NET CAPITAL EXPENDITURES”):

(d) IS THE BORROWER IN COMPLIANCE WITH THE APPLICABLE LIMIT ON MAXIMUM CONSOLIDATED NET CAPITAL EXPENDITURES FOR EACH FISCAL YEAR SET FORTH IN THE CREDIT AGREEMENT? (YES OR NO)(1)

(1)  Note that (a) so long as no Default or Event of Default has occurred and is continuing or would result therefrom, to the extent the Borrower and its Subsidiaries do not expend the entire Capital Expenditure Limitation in any fiscal year, the Borrower and its Subsidiaries may carry forward such unused amount to the immediately succeeding fiscal year and the unused amount carried forward shall be deemed to be expended last and (b) the Capital Expenditure Limitation will not apply for any Fiscal Year in which the Leverage Ratio as of the end of the prior Fiscal Year for the period of four Fiscal Quarters then ending is less than 4.00:1.00.  All Consolidated Capital Expenditures shall first be applied against the applicable Capital Expenditure Limitation and then to the carry-forward from the previous fiscal year, if any.

9

4. Adjusted Operating Ratio (Section 6.4)

(a) Base Revenue

(i) total revenue of the Borrower and its Subsidiaries on a consolidated basis in accordance with GAAP:

(ii) fuel surcharge revenue of the Borrower and its Subsidiaries on a consolidated basis in accordance with GAAP:

(iii) 4(a)(i) minus 4(a)(ii):

(b) Adjusted Operating Income

(i) the amount set forth in 1(d)(xx) above:

(ii) depreciation and amortization of the Borrower and its Subsidiaries determined in accordance with GAAP (including amortization of any asset recorded as a capitalized lease):

(iii) 4(b)(i) minus 4(b)(ii):

(c) THE AMOUNT SET FORTH IN 4(a)(III) ABOVE DIVIDED BY THE AMOUNT SET FORTH IN 4(b)(III) ABOVE EXPRESSED AS A PERCENTAGE (THE “ADJUSTED OPERATING RATIO”):

(e) IS THE BORROWER IN COMPLIANCE WITH THE APPLICABLE MAXIMUM ADJUSTED OPERATING RATIO SET FORTH IN THE CREDIT AGREEMENT? (YES OR NO)

10

EXHIBIT 10.4(B)

FORM OF ASSIGNMENT AND ACCEPTANCE

[date to be supplied]

Reference is made to the Term Loan Agreement dated as of May30, 2014 (as amended and in effect on the date hereof, the “Credit Agreement”), among U.S. Xpress Enterprises, Inc., a Nevada corporation, (the “Borrower”), New Mountain Lake Holdings, LLC, a Nevada limited liability company, the lenders from time to time party thereto and Wilmington Trust, National Association, as administrative and collateral agent for such lenders (the “Agent”).  Terms defined in the Credit Agreement are used herein with the same meanings.

The [name of assignor] (the “Assignor”) hereby sells and assigns, without recourse, to [name of assignee] (the “Assignee”), and the Assignee hereby purchases and assumes, without recourse, from the Assignor, effective as of the Assignment Date set forth below, the interests set forth below (the “Assigned Interest”) in the Assignor’s rights and obligations under the Credit Agreement, including, without limitation, the interests of the Assignor in the Term Loan on the Assignment Date set forth below but excluding accrued interest and fees to and excluding the Assignment Date.  The Assignee hereby acknowledges receipt of a copy of the Credit Agreement.  From and after the Assignment Date (i) the Assignee shall be a party to and be bound by the provisions of the Credit Agreement and, to the extent of the Assigned Interest, have the rights and obligations of a Lender thereunder and (ii) the Assignor shall, to the extent of the Assigned Interest, relinquish its rights and be released from its obligations under the Credit Agreement.

This Assignment and Acceptance is being delivered to the Administrative Agent together with (i) any documentation required to be delivered by the Assignee pursuant to Section 2.14 of the Credit Agreement, duly completed and executed by the Assignee, and (ii) if the Assignee is not already a Lender under the Credit Agreement, an Administrative Questionnaire in the form supplied by the Agent, duly completed by the Assignee.  The Assignee shall pay the fee payable to the Agent pursuant to Section 10.4(b) of the Credit Agreement.

The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Acceptance and to consummate the transactions contemplated hereby, and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of the Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by the Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.

The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Acceptance and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it meets all requirements of an Assignee under the Credit Agreement (subject to receipt of such consents as may be required under the Credit Agreement), (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it has received a copy of the Credit Agreement, together with copies of the most recent financial statements delivered pursuant to Section 5.1 thereof, as applicable, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Acceptance and to purchase the Assigned Interest on the basis of which it has made such analysis and decision independently and without reliance on the Agent or any other Lender, and (v) if it is a Foreign Person, attached to the Assignment and Acceptance is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by the Assignee; and (b) agrees that (i) it will, independently and without reliance on the Agent, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.

From and after the Effective Date, the Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts which have accrued to but excluding the Effective Date and to the Assignee for amounts which have accrued from and after the Effective Date, unless otherwise agreed in writing by the Agent.

This Assignment and Acceptance shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns.  This Assignment and Acceptance may be executed in any number of counterparts, which together shall constitute one instrument.  Delivery of an executed counterpart of a signature page of this Assignment and Acceptance by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and Acceptance.  This Assignment and Acceptance shall be governed by and construed in accordance with the laws of the State of New York.

Assignment Date:

Legal Name of Assignor:

Legal Name of Assignee:

Assignee’s Address for Notices:

Effective Date of Assignment:

(“Effective Date”):

Assigned Interest:

Facility	Principal Amount Assigned	Percentage Assigned of Term Loan Facility (set forth, to at least 8 decimals, as a percentage of the aggregate Term Loans of all Lenders thereunder)
Term Loan:	$	%

The terms set forth above are hereby agreed to:

[Name of Assignor], as Assignor

By:
Name:
Title:

[Name of Assignee], as Assignee

By:
Name:
Title:

The undersigned hereby consents to the within assignment(1):

U.S. Xpress Enterprises, Inc., as Borrower		[ ], as Lead Lender

By:		By:
	Name:		Name:
	Title:		Title:

[ ], as Lead Lender

By:
Name:
Title:

WILMINGTON TRUST, National Association, as Agent

By:
Name:
Title:

(1)   Consents to be included to the extent required by Section 10.4(b) of the Credit Agreement.